Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JAZZ TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)
(See table of additional registrants on following page)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3674 (Primary Standard Industrial Classification Code Number)	20-3320580 (I.R.S. Employer Identification Number)

4321 Jamboree Road Newport Beach, California 92660 (949) 435-8000
(Address, including Zip Code and Telephone Number, including Area Code of Registrant’s Principal Executive Offices)

Susanna H. Bennett, Chief Financial Officer
Jazz Technologies, Inc.
4321 Jamboree Road
Newport Beach, California  92660
(949) 435-8000

(Name, Address, including Zip Code and Telephone Number, including Area Code, of Agent for Service)

Copies to

Allen R. Grogan, Esq. Jazz Technologies, Inc. 4321 Jamboree Road Newport Beach, California 92660 (949) 435-8000	Sheldon Krause, Esq. Eilenberg & Krause LLP 11 East 44th Street New York, New York 10017 (212) 986-9700

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable following the effective date of this Registration Statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

    Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)             ☐
    Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit (1)	Offering Price (1)	Fee (1)
8% Senior Notes due 2015	$93,556,000	100%	$93,556,000	$6,671
Guarantees of 8% Senior Notes due 2015 (2)	—	—	—	—	(3)
Total	$93,556,000	100%	$93,556,000	$6,671

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended. The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

(2)	See the following page for a table of guarantor registrants.

(3)	Pursuant to Rule 457(n), no additional registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Table of Guarantor Registrants

	State or Other	Primary Standard
	Jurisdiction of	Industrial	I.R.S. Employer
	Incorporation or	Classification	Identification
Exact Name of Additional Registrant as Specified in the Charter	Organization	Code	Number

Jazz Semiconductor, Inc.	Delaware	3674	75-3005127
Newport Fab, LLC	Delaware	3674	02-0541231

    The address for each of the additional registrants is c/o Jazz Technologies, Inc., 4321 Jamboree Road, Newport Beach, California  92660, telephone: (949) 435-8000.  The name and address, including zip code, of the agent for service of process for each additional registrant is Susanna H. Bennett, Chief Financial Officer, Jazz Technologies, Inc., 4321 Jamboree Road, Newport Beach, California  92660.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2010

PROSPECTUS

JAZZ TECHNOLOGIES, INC.
Offer to Exchange up to

$93,556,000

8% Senior Notes due 2015
which have been registered under the Securities Act of 1933

For Any and All Outstanding Unregistered

8% Senior Notes due 2015
and
Related Subsidiary Guarantees

We are offering to exchange up to $93,556,000 aggregate principal amount of registered 8% senior notes due 2015, which we refer to as the “exchange notes,” for any and all outstanding unregistered 8% senior notes due 2015, which we refer to as the “outstanding notes” and which were issued, together with warrants to purchase an aggregate of 25,254,070 ordinary shares of Tower Semiconductor Ltd., in a private offering on July 15, 2010, and which have certain transfer restrictions.  We are not offering, and will not offer, to exchange the warrants for registered warrants. In this prospectus we sometimes refer to the outstanding notes and the exchange notes collectively as the “notes”.

We will issue exchange new notes for all outstanding notes that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer. The exchange offer expires at 5:00 p.m., New York time, on January ___, 2011, unless extended. We currently do not intend to extend the expiration date. The exchange procedure is more fully described in “The Exchange Offer — Procedures for Tendering Outstanding Notes.”  If you fail to tender your outstanding notes, you will continue to hold unregistered notes that you will not be able to transfer freely.

The terms of the exchange notes are substantially identical to those of the outstanding notes, except that the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture. See “Description of the Notes” for more details on the terms of the exchange notes. We will not receive any proceeds from the exchange offer.

There is no established trading market for the exchange notes or the outstanding notes. The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.” All broker-dealers that receive exchange notes in the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of the exchange notes.  If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, the broker-dealer may use this prospectus in connection with resales of the exchange notes.  See “Plan of Distribution.”

        Please consider carefully the “Risk Factors” beginning on page 9 of this prospectus before deciding to participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is [_______________], 2010

1

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we have filed with the SEC.  We are submitting this prospectus to holders of outstanding notes so that they can consider exchanging the outstanding notes for exchange notes.

You should rely only on the information contained in this prospectus or to which we have referred you.  We have not authorized anyone to provide you with information that is different.  This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so.  The information in this prospectus may only be accurate on the date of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus may contain “forward-looking statements” within the meaning of the federal securities laws made pursuant to the safe harbor provisions of the Private Securities Litigation Report Act of 1995.  These statements, which represent our expectations or beliefs concerning various future events, may contain words such as “may,” “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or other words indicating future results.  Such statements may include but are not limited to statements concerning the following:

•	anticipated customer demand;

•	expected general economic conditions;

•	anticipated trends in capacity utilization, revenues, margins and net income;

•	customer acceptance and satisfaction with our products;

•	expected trends in operating and other expenses;

•	anticipated cash and intentions regarding use of cash;

•	changes in effective tax rates; and

•	anticipated product enhancements or releases.

These forward-looking statements are subject to risks and uncertainties, including those risks and uncertainties described in this prospectus that could cause actual results to differ materially from those anticipated as of the date of this report.  We assume no obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-4 with the SEC with respect to the exchange notes and related guarantees offered by this prospectus.  This prospectus, which is a part of the registration statement, does not contain all of the information included in that registration statement.  For further information about us and the exchange notes and related guarantees offered in this prospectus, you should refer to the registration statement and its exhibits.

Immediately prior to the effectiveness of the registration statement relating to the exchange offer, we filed annual, quarterly and current reports and other information with the SEC on a voluntary basis.  Following effectiveness of the registration statement relating to the exchange offer, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required for a period of time to file annual, quarterly and current reports and other information with the SEC.  These reports, the registration statement and its exhibits and other information are or will be available after filing at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20459.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.  Our SEC filings are also available at the SEC’s web site at http://www.sec.gov.  However, these reports and other information are not part of this prospectus and should not be relied upon by investors in making their investment decision to exchange the outstanding notes for the exchange notes.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, but is not complete and may not contain all of the information that is important to you or that you should consider in making a decision to exchange outstanding notes for exchange notes.  To understand all of the terms of this exchange offer and the exchange notes and to attain a more complete understanding of our business and financial situation, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes contained elsewhere in this prospectus.

 In this prospectus, unless the context requires otherwise, “we,” “us,” “our,” “Jazz,” the “Company” and words of similar import refer to Jazz Technologies, Inc. and “Jazz Semiconductor” refers solely to Jazz Semiconductor, Inc.

The Company

Overview

Jazz Technologies, Inc., a wholly-owned subsidiary of Tower Semiconductor Ltd., is an independent pure-play semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices.  Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers.  Our specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes.  We manufacture semiconductors for our customers primarily based on third party designs and our own process technology and engineering support. We also provide design services and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.  The Company’s principal executive offices are located at 4321 Jamboree Road, Newport Beach, California 92660, and the telephone number is (949) 435-8000.

History and Organization

Jazz Technologies, Inc., formerly known as Acquicor Technology Inc. was incorporated in Delaware in August 2005 as a blank check company for the purpose of acquiring one or more domestic and/or foreign operating businesses in the technology, multimedia or networking sectors.

On February 16, 2007, we completed the acquisition of all of the outstanding capital stock of Jazz Semiconductor. Jazz Semiconductor’s business was originally created in March 2002 by the spin-off by Conexant Systems, Inc. of its Newport Beach, California semiconductor fabrication operations. Our acquisition of Jazz Semiconductor was accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles for accounting and financial reporting purposes with Jazz Semiconductor being  treated as the “acquired” company. Our  consolidated financial statements for the year ended December 28, 2007 include the results of operations for Jazz Semiconductor for the period following the date of acquisition.

On September 19, 2008 we completed a merger under an Agreement and Plan of Merger and Reorganization (the “Merger”) with Tower and its wholly-owned subsidiary, under which such subsidiary merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Tower. Under the terms of the Merger, Tower acquired all of our outstanding shares in a stock-for-stock transaction in which each share of the Company’s common stock not held by Tower or its subsidiary was automatically converted into 1.8 ordinary shares of Tower. As a result of the Merger, Tower became the sole holder of the Company’s common stock and a change in control occurred. The Merger was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles, with Jazz being treated as the “acquired” company. In connection with this Merger, the Company adopted Tower’s fiscal year for reporting purposes.

Summary of the Exchange Offer

This exchange offer applies to any and all outstanding notes.  The terms of the exchange notes will be essentially the same as the outstanding notes, except that (1) the exchange notes will not be subject to the restrictions on transfer that apply to the outstanding notes, (2) the exchange notes will not have the registration rights relating to the outstanding notes, and (3) the exchange notes will not contain provisions for payment of additional interest in case of non-registration.  The exchange notes issued in this exchange offer will evidence the same debt as the outstanding notes and both series of notes will be entitled to the benefits of the same indenture and treated as a single class of debt securities.  In this document, we sometimes refer to the outstanding notes and the exchange notes together as the "notes".

The Exchange Offer
We are offering to exchange for any outstanding notes a like principal amount of exchange notes.  As of the date of this prospectus, outstanding notes representing $93,556,000 aggregate principal amount are outstanding.

The exchange notes will evidence the same debt as the outstanding notes, and the outstanding notes and the exchange notes will be governed by the same indenture.  The exchange notes are described in detail under the heading “Description of the Notes.”

Purpose of the Exchange Offer
On July 15, 2010, we sold the outstanding notes in a transaction that was exempt from the registration requirements of the Securities Act.  In connection with the sale, we entered into a registration rights agreement that grants the holders of the outstanding notes specified exchange and registration rights.  The exchange notes are being offered to satisfy our obligations under the registration rights agreement.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on [__________], 2011 or a later date and time if we extend it.
Conditions to the Exchange Offer
The exchange offer is not subject to material conditions such as the tender of a minimum aggregate principal amount of outstanding notes.  The exchange offer is subject to certain customary conditions, which we may waive, as described below under “The Exchange Offer — Conditions of the Exchange Offer.”

Withdrawal	You may withdraw the tender of any outstanding notes pursuant to the exchange offer at any time prior to the expiration date.

Procedures for Tendering Outstanding Notes
If you wish to accept the exchange offer, the following must be delivered to the exchange agent:

• your outstanding  notes by timely confirmation of book-entry transfer through DTC;

• an agent's message from The Depository Trust Company (the "DTC"), stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer; and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer.

You must comply with DTC's standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

All broker-dealers that receive exchange notes in the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of the exchange notes.  If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, the broker-dealer may use this prospectus in connection with resales of the exchange notes.  See “Plan of Distribution.”

If You Fail to Exchange Your Outstanding Notes
If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the outstanding notes.  In general, you may not offer or sell your outstanding notes without registration under the federal securities laws or an exemption from the registration requirements of the federal securities laws and applicable state securities laws.  You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

U.S. Federal Income Tax Considerations
We believe the exchange of outstanding notes for exchange notes pursuant to the exchange offer will not constitute a sale or an exchange for federal income tax purposes.  See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds
We will not receive any proceeds from the exchange of notes pursuant to the exchange offer. Outstanding notes that are validly tendered and exchanged will be retired and cancelled. We will pay all expenses incident to the exchange offer.

Exchange Agent
We have appointed U.S. Bank National Association as the exchange agent for the exchange offer.  U.S. Bank National Association also serves as the trustee under the indenture.  The mailing address and telephone number of the exchange agent are: U.S. Bank National Association, 60 Livingston Avenue, EP-MN-WS2N, St. Paul, MN  55107, Attention: Specialized Finance. Telephone: (800) 934-6802, Facsimile: (651) 495-8158.  See “The Exchange Offer — Exchange Agent.”

Resale
Under existing SEC staff interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company as defined in Rule 405 under the Securities Act.  All broker-dealers that receive exchange notes in the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of the exchange notes.  If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, the broker-dealer may use this prospectus in connection with resales of the exchange notes.

Summary of the Terms of the Exchange Notes
Issuer	Jazz Technologies, Inc., a Delaware corporation.
Notes Offered	$93,556,000 aggregate principal amount of 8% senior notes due 2015.
Maturity Date	June 30, 2015.
Interest	8% per year, payable semiannually in arrears in cash on June 30 and December 31, commencing on December 31, 2010.
Guarantees
The exchange notes will be fully and unconditionally, and jointly and severally, guaranteed on an unsecured senior basis by our current domestic subsidiaries and certain of our future subsidiaries, subject to limited exceptions.

Ranking
The notes are unsecured senior obligations of Jazz and rank equally with all of Jazz's existing and future unsecured senior debt and senior to all of Jazz's existing and future subordinated debt.  The notes effectively rank junior to any of Jazz's existing and future secured debt to the extent of the value of the assets securing such debt.  As of June 30, 2010, the notes rank (1) equally with approximately $43.7 million of other unsecured senior obligations of Jazz and the guarantors and (2) effectively junior to $23.8  million (including $1.8 million in the form of letters of credit) out of up to $45 million available under Jazz’s secured bank credit facility.

Optional Redemption
We may redeem some or all of the notes, at our option, at any time on or after July 1, 2013, at the redemption prices listed under the section titled "Description of the Notes—Optional Redemption," plus accrued and unpaid interest, if any, to the redemption date.

Change of Control
If we experience specific kinds of change of control events, we must offer to repurchase the notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. See "Description of the Notes—Change of Control."

Certain Covenants
The indenture governing the notes contains certain covenants applicable to Jazz and its restricted subsidiaries, including limitations on: (1) restricted payments; (2) dividend and other payment restrictions affecting restricted subsidiaries; (3) indebtedness; (4) asset sales and the application of proceeds therefrom; (5) transactions with affiliates; (6) liens; (7) additional subsidiary guarantees; (8) repayment and exchanges of certain convertible debt; (9) designations of unrestricted subsidiaries; and (10) mergers, consolidations or sales of substantially all our assets. Each of these covenants is subject to important exceptions and qualifications. See "Description of the Notes—Certain Covenants" and "—Consolidation, Merger, Sale of Assets."

Absence of Trading Market for Exchange Notes
We do not intend to apply for a listing of the exchange notes on any securities exchange, quotation system or on PORTAL.  Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

Trustee	U.S. Bank National Association
Risk Factors	See "Risk Factors" beginning on page 9 for a discussion of certain factors you should carefully consider in connection with this exchange offer and an investment in the exchange notes.
Governing Law	The indenture, notes and guarantees are governed by the laws of the State of New York.

RISK FACTORS

In considering whether to exchange your outstanding notes for exchange notes, you should carefully consider the following risk factors, in addition to the other information included in this prospectus.  The risks described below are not the only risks we face.  Any of the following risks could materially and adversely affect our business, financial condition, results of operations and our ability to meet our financial obligations.  In such case, you could lose all or part of your investment.

Risks Related to the Exchange Notes and the Exchange Offer

If you fail to properly exchange your outstanding notes for exchange notes, you will continue to hold outstanding notes which are subject to transfer restrictions, and the liquidity of the trading market, if any, for any untendered outstanding notes may be substantially limited.

We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. You should allow sufficient time to ensure timely delivery of the outstanding notes, and you should carefully follow the instructions on how to tender your outstanding notes set forth under “The Exchange Offer—Procedures for Tendering Outstanding Notes” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of outstanding notes.

If you do not exchange your outstanding notes for exchange notes in this exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act. If you continue to hold any outstanding notes after this exchange offer is completed, you may be limited in your ability to trade them because of the restrictions on transfer.

Any outstanding notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the outstanding notes not exchanged. Because we anticipate that most holders of outstanding notes will elect to participate in this exchange offer, we expect that the liquidity of the market for the outstanding notes after completion of this exchange offer may be substantially limited.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

There is no established public market for the exchange notes, and we cannot assure you that an active trading market for the exchange notes will develop. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. We do not intend to apply for listing the exchange notes on any securities exchange. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or the price that you receive when you sell will be favorable.

If you hold the exchange notes in book-entry form, you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive notes are issued in exchange for book-entry interests in the exchange notes, owners of the book-entry interests will not be considered owners or holders of exchange notes. Instead, the common depositary, or its nominee, will be the sole holder of the exchange notes. Payments of principal and interest and any other amounts owing on or in respect of the exchange notes in global form will be made to U.S. Bank National Association, as paying agent, which will make payments to DTC. Thereafter, these payments will be credited to DTC participants’ accounts that hold book-entry interests in the exchange notes in global form and credited by such participants to indirect participants. After payment to DTC or the common depository, none of us, any of our affiliates, the trustee or any payment agent will have any responsibility or liability for any aspect of the records relating to or payments of interest, principal or other amounts to DTC or to owners of book-entry interests. Unlike holders of the exchange notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the exchange notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

•	result in payment delays on your exchange notes because the trustee will be sending distributions on the exchange notes to DTC instead of directly to you;

•	make it difficult for you to pledge your exchange notes if physical certificates are required by the party demanding the pledge; and

•	hinder your ability to resell your exchange notes because some investors may be unwilling to buy securities that are not in physical form.

Risks Related to Our Company

We have a large amount of debt which could have significant negative consequences.

Our indebtedness as of August 31, 2010, is comprised of approximately $43.7 million par value of convertible notes due 2011, $93.6 million principal amount of outstanding notes and $15 million of borrowing under the Wachovia line of credit.  Our indebtedness could have significant negative consequences, including:

•	requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	limiting our flexibility in planning for, or reacting to, changes in its business and the industry in which we compete;

•	placing us at a competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources;

•	affecting our ability to make interest payments and other required debt service on our indebtedness;

•	enforcement by the lenders under the Wachovia line of credit of their liens against our assets in the event of default; and/or

•	our ability to fulfill our debt obligations and other liabilities.

To service our indebtedness and meet our other cash needs, we will require a significant amount of cash, which may not be available to us.  We will need to refinance or repay amounts outstanding under our convertible notes at or before maturity on December 31, 2011.  Our ability to make payments on, or repay or refinance, our indebtedness and to fund capital expenditures, working capital and other cash needs will depend largely upon our future operating performance. Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.  We cannot assure you that our business will generate sufficient cash flow from operations, that future borrowings will be available to us under the credit facilities or from other sources in an amount and on terms and conditions sufficient to enable us to make payments on our indebtedness or to fund our other liquidity needs.  In order to finance our long-term debt and other liabilities and obligations, we continue to explore measures to obtain funds from sources in addition to cash on hand and expected cash flow from our ongoing operations, including sales of assets, including our holdings in HHNEC; issuance of new securities; intellectual property licensing; strategic acquisitions, investments and alliances; improving operational efficiencies and sales; and exploring other alternatives to reduce our debt, including debt refinancing or restructuring.  The Wachovia line of credit imposes certain limitations on our ability to repay the convertible and non-convertible notes and/or to incur additional indebtedness without Wachovia’s consent.  If we default on payment of the convertible and non-convertible notes at maturity, such default would trigger a cross default under the Wachovia line of credit, which would permit the lenders to accelerate the obligations thereunder, potentially requiring us to repay or refinance the Wachovia credit line.   There is no assurance that we will be able to obtain sufficient funding from the financing sources detailed above or other sources in a timely manner to allow us to fully or partially repay our indebtedness.

A default by us on any of our indebtedness could have a material adverse effect on our operations and the interests of our creditors, and may affect our ability to fulfill our debt obligations and other liabilities.

If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected.

    Our working capital requirements and cash flows are subject to quarterly and yearly fluctuations, depending on a number of factors. If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected. Factors which could lead us to suffer cash flow fluctuations include:

•	the level of revenues from our operating activities;

•	the collection of receivables;

•	the timing and size of capital expenditures; and

•	the debt service obligations under our short-term and long-term liabilities.

In addition, we may need to devote a significant portion of our operating cash flow to pay principal and interest on our indebtedness. The use of cash to finance our indebtedness could leave us with insufficient funds to adequately finance our operating activities and capital expenditures, which could adversely affect our business.

The cyclical nature of the semiconductor industry and resulting periodic overcapacity may lead to erosion of sale prices; downward price pressure may seriously harm our business.

The semiconductor industry has historically been highly cyclical. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand. This expansion has frequently resulted in overcapacity and excess inventories when demand decreases during a downturn, leading to rapid erosion of average sale prices. We expect this pattern to repeat itself in the future. The overcapacity and downward price pressure characteristic of a prolonged downturn in the semiconductor market may not allow us to operate at a profit, even at full utilization, and could seriously harm our financial results and business.

The lack of a significant backlog resulting from our customers not placing purchase orders far in advance makes it difficult for us to forecast our revenues in future periods.

Our customers generally do not place purchase orders far in advance, partly due to the cyclical nature of the semiconductor industry. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our revenues in future periods. Moreover, since our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. We expect that in the future our revenues in any quarter will continue to be substantially dependent upon purchase orders received in that quarter and in the immediately preceding quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods. If orders received from our customers differ adversely from our expectations with respect to the product, volume, price or other items, our operating results and financial condition may be adversely affected.

We occasionally manufacture wafers based on forecasted demand, rather than actual orders from customers. If our forecasted demand exceeds actual demand, we may have obsolete inventory, which could have a negative impact on our results of operations.

We generally do not manufacture wafers unless we receive a customer purchase order. On occasion, we may produce wafers in excess of customer orders based on forecasted customer demand, because we may forecast future excess demand or because of future capacity constraints. If we manufacture more wafers than are actually ordered by customers, we may be left with excess inventory that may ultimately become obsolete and must be scrapped when it cannot be sold. Significant amounts of obsolete inventory could have a negative impact on our results of operations.

We have a history of operating losses and may not be able to achieve or maintain profitability on a consistent basis.

While we have achieved net income for some quarters, including some recent quarters, we have predominantly incurred net losses in our reported results of operations and may continue to do so in the future. We cannot assure you that we will be profitable on a quarterly or annual basis in the future.

Our sales cycles are typically long and orders received may not meet our expectations, which may adversely affect our operating results.

Our sales cycles, which we measure from first contact with a customer to first shipment of a product ordered by the customer, vary substantially and may last as long as two years or more, particularly for new technologies. In addition, even after we make initial shipments of prototype products, it may take several more months to reach full production of the product. As a result of these long sales cycles, we may be required to invest substantial time and incur significant expenses in advance of the receipt of any product order and related revenue. If orders ultimately received differ from our expectations with respect to the product, volume, price or other items, our operating results and financial condition may be adversely affected.

Demand for our foundry services is dependent on the demand in our customers’ end markets.

In order for demand for our wafer fabrication services to increase, the markets for the end products using these services must develop and expand.  Because our services may be used in many new applications, it is difficult to forecast demand. If demand is lower than expected, we may have excess capacity, which may adversely affect our financial results. If demand is higher than expected, we may be unable to fill all of the orders we receive, which may result in the loss of customers and revenue.

If we do not maintain our current customers and attract additional customers, our business may be adversely affected.

Collectively, our top two customers accounted for 46% of our revenues for the six months ended June 30, 2010.  We expect to continue to receive a significant portion of our revenue from a limited number of customers for the foreseeable future. Loss or cancellation of business from, or decreases in the sales volume or sales prices to, our significant customers, or our failure to replace them with other customers, could seriously harm our financial results, revenue and business. Since the sales cycle for our services typically exceeds one year, if our customers order significantly fewer wafers than forecasted, we will have excess capacity that we may not be able to fill within a short period of time, resulting in lower utilization of our facilities. We may have to reduce prices in order to try to sell more wafers in order to utilize the excess capacity. In addition to the revenue loss that could result from unused capacity or lower sales prices, we might have difficulty adjusting our costs to reflect the lower revenue in a timely manner, which could harm our financial results.

If we do not maintain and develop our technology processes and services, we will lose customers and may be unable to attract new ones.

The semiconductor market is characterized by rapid change, including the following:

•	rapid technological developments;

•	evolving industry standards;

•	changes in customer and product end user requirements;

•	frequent new product introductions and enhancements; and

•	short product life cycles with declining prices as products mature.

Our ability to maintain our current customer base and attract new customers is dependent in part on our ability to continuously develop and introduce to production advanced specialized manufacturing process technologies and purchase the appropriate equipment. If we are unable to successfully develop and introduce these processes to production in a timely manner or at all, or if we are unable to purchase the appropriate equipment required for such processes, we may be unable to maintain our current customer base and may be unable to attract new customers.

The semiconductor foundry business is highly competitive; our competitors may have competitive advantages over us.

The semiconductor foundry industry is highly competitive. We compete with more than ten independent dedicated foundries, the majority of which are located in Asia-Pacific, including foundries based in Taiwan, China, Korea and Malaysia, and with over 20 integrated semiconductor and end-product manufacturers that allocate a portion of their manufacturing capacity to foundry operations. The foundries with which we compete benefit from their close proximity to other companies involved in the design and manufacture of integrated circuits, or ICs.

As our competitors continue to increase their manufacturing capacity, there could be an increase in specialty semiconductor capacity during the next several years. As specialty capacity increases there may be more competition and pricing pressure on our services, and underutilization of our capacity may result. Any significant increase in competition or pricing pressure may erode our profit margins, weaken our earnings or increase our losses.

In addition, some semiconductor companies have advanced their CMOS designs to 90 nanometer, 65 nanometer or smaller geometries. These smaller geometries may provide the customer with performance and integration features that may be comparable to, or exceed, features offered by our specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. Our specialty processes will therefore compete with these processes for customers and some of our potential and existing customers could elect to design these advanced CMOS processes into their next generation products. We are not currently capable, and do not currently plan to become capable, of providing CMOS processes at these smaller geometries. If our potential or existing customers choose to design their products using these advanced CMOS processes, our business may suffer.

In addition, many of our competitors may have one or more of the following competitive advantages over us:

•	greater manufacturing capacity;

•	multiple and more advanced manufacturing facilities;

•	more advanced technological capabilities;

•	a more diverse and established customer base;

•	greater financial, marketing, distribution and other resources;

•	a better cost structure; and/or

•	better operational performance in cycle time and yields.

If we do not compete effectively, our business and results of operations may be adversely affected.

If we experience difficulty in achieving acceptable device yields, product performance and delivery times as a result of manufacturing problems, our business could be seriously harmed.

The process technology for the manufacture of semiconductor wafers is highly complex, requires advanced and costly equipment and is constantly being modified in an effort to improve device yields, product performance and delivery times. Microscopic impurities such as dust and other contaminants, difficulties in the production process, defects in the key materials and tools used to manufacture a wafer and other factors can cause wafers to be rejected or individual semiconductors on specific wafers to be non-functional. We may experience difficulty achieving acceptable device yields, product performance and product delivery times in the future as a result of manufacturing problems. Any of these problems could seriously harm our operating results, financial condition and ability to maintain our operations.

If we are unable to purchase equipment and raw materials, we may not be able to manufacture our products in a timely fashion, which may result in a loss of existing and potential new customers.

To increase the production capability of our facility and to maintain the quality of production in our facility, we must procure additional equipment. In periods of high market demand, the lead times from order to delivery of manufacturing equipment could be as long as 12 to 18 months. In addition, our manufacturing processes use many raw materials, including silicon wafers, chemicals, gases and various metals, and require large amounts of fresh water and electricity. Manufacturing equipment and raw materials generally are available from several suppliers. In many instances, however, we purchase equipment and raw materials from a single source. Shortages in supplies of manufacturing equipment and raw materials could occur due to an interruption of supply or increased industry demand. Any such shortages could result in production delays that could result in a loss of existing and potential new customers. This may have a material adverse effect on our business and financial condition.

We depend on intellectual property rights of third parties and failure to maintain or acquire licenses could harm our business.

We depend on third party intellectual property in order for us to provide certain foundry and design services to our clients. If problems or delays arise with respect to the timely development, quality and provision of such intellectual property to us, the design and production of our customers’ products could be delayed, resulting in underutilization of our capacity. If any of our third party intellectual property vendors goes out of business, liquidates, merges with, or is acquired by, another company that discontinues the vendor’s previous line of business, or if we fail to maintain or acquire licenses to such intellectual property for any other reason, our business may be adversely affected. In addition, license fees and royalties payable under these agreements may impact our margins and operating results.

Failure to comply with the intellectual property rights of third parties or to defend our intellectual property rights could harm our business.

Our ability to compete successfully depends on our ability to operate without infringing on the proprietary rights of others and defending our intellectual property rights. Because of the complexity of the technologies used and the multitude of patents, copyrights and other overlapping intellectual property rights, it is often difficult for semiconductor companies to determine infringement. Therefore, the semiconductor industry is characterized by frequent litigation regarding patents, trade secrets and other intellectual property rights. We have been subject to intellectual property claims from time to time, some of which have been resolved through license agreements, the terms of which have not had a material effect on our business.

Because of the nature of the industry, we may continue to be a party to infringement claims in the future. In the event any third party were to assert infringement claims against us or our customers, we may have to consider alternatives including, but not limited to:

•	negotiating cross-license agreements;

•	seeking to acquire licenses to the allegedly infringed patents, which may not be available on commercially reasonable terms, if at all;

•
discontinuing use of certain process technologies, architectures, or designs, which could cause us to stop manufacturing certain integrated circuits if we were unable to design around the allegedly infringed patents;

•	fighting the matter in court and paying substantial monetary damages in the event we lose; or

•	seeking to develop non-infringing technologies, which may not be feasible.

Any one or several of these alternatives could place substantial financial and administrative burdens on us and hinder our business. Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us or our customers against claimed infringement of the rights of others. If we fail to obtain certain licenses or if litigation relating to alleged patent infringement or other intellectual property matters occurs, it could prevent us from manufacturing particular products or applying particular technologies, which could reduce our opportunities to generate revenues.

As of June 30, 2010, we had 148 patents in force in the United States and 33 patents in force in foreign countries. We also had 16 pending patent applications in the United States, 4 pending patent applications in foreign countries and no patent pending applications under the Patent Cooperation Treaty. We intend to continue to file patent applications when appropriate. The process of seeking patent protection may take a long time and be expensive. We cannot assure you that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that other countries in which we market our services and products will protect our intellectual property rights to the same extent as the United States. Further, we cannot assure you that we will at all times enforce our patents or other intellectual property rights or that courts will uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology, which could reduce our opportunities to generate revenues.

A portion of our intellectual property is also used by our manufacturing suppliers in China, a country in which we currently have no issued patents. In addition, effective intellectual property enforcement may be unavailable or limited in some foreign countries. It may be difficult for us to protect our intellectual property from misuse or infringement by other companies in these countries. We expect this to become a greater risk for us as we seek to increase our use of manufacturing capacity in China, which provides less protection for intellectual property than does the United States. Our inability to enforce our intellectual property rights, and the inability of our manufacturing suppliers to enforce their intellectual property rights in some countries, especially China, may harm our business and results of operations.

We could be seriously harmed by failure to comply with environmental regulations.

Our business is subject to a variety of federal, state and local laws and governmental regulations relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production processes. If we fail to use, discharge or dispose of hazardous materials appropriately, or if applicable environmental laws or regulations change in the future, we could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations.

We are subject to the risk of loss due to fire because the materials we use in our manufacturing processes are highly flammable.

We use highly flammable materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of loss arising from fires. The risk of fire associated with these materials cannot be completely eliminated. We maintain insurance policies to reduce potential losses that may be caused by fire, including business interruption insurance. If any of our fabs were to be damaged or cease operations as a result of a fire, and if our insurance proves to be inadequate, it may reduce our manufacturing capacity and revenues.

Possible product returns could harm our business.

Products manufactured by us may be returned within specified periods if they are defective or otherwise fail to meet customers’ prior agreed upon specifications. Product returns in excess of established provisions, if any, may have an adverse effect on our business and financial condition.

We are subject to risks related to our international operations.

We have made substantial revenue from customers located in Asia-Pacific and in Europe. Because of our international operations, we are vulnerable to the following risks:

•
we price our products primarily in US dollars; if the Euro, Yen or other currencies weaken relative to the US dollar, our products may be relatively more expensive in these regions, which could result in a decrease in our revenue;

•	the burdens and costs of compliance with foreign government regulation, as well as compliance with a variety of foreign laws;

•	general geopolitical risks such as political and economic instability, international terrorism, potential hostilities and changes in diplomatic and trade relationships;

•	natural disasters affecting the countries in which we conduct our business;

•	imposition of regulatory requirements, tariffs, import and export restrictions and other trade barriers and restrictions including the timing and availability of export licenses and permits;

•	adverse tax rules and regulations;

•	weak protection of our intellectual property rights;

•	delays in product shipments due to local customs restrictions;

•	laws and business practices favoring local companies;

•	difficulties in collecting accounts receivable; and

•	difficulties and costs of staffing and managing foreign operations.

In addition, the United States and foreign countries may implement quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products, leading to a reduction in sales and profitability in that country. The geographical distance between the United States, Asia and Europe also creates a number of logistical and communication challenges. We cannot assure you that we will not experience any serious harm in connection with our international operations.

Our business could suffer if we are unable to retain and recruit qualified personnel.

We depend on the continued services of our executive officers, senior managers and skilled technical and other personnel. Our business could suffer if we lose the services of some of these personnel because we may not be able to find and adequately integrate replacement personnel into our operations in a timely manner. We seek to recruit highly qualified personnel and there is intense competition for the services of these personnel in the semiconductor industry. Competition for personnel may increase significantly in the future as new fabless semiconductor companies as well as new semiconductor manufacturing facilities are established. Our ability to retain existing personnel and attract new personnel is in part dependent on the compensation packages we offer. As demand for qualified personnel increases, we may be forced to increase the compensation levels and to adjust the cash, equity and other components of compensation we offer our personnel.

Economic conditions may adversely affect the Company’s results.

The global economic downturn that commenced in 2008 and its effect on the semiconductor industry resulted in global decreased demand, downward price pressure, excess inventory and unutilized capacity worldwide which, in turn, impacted consumer and customer demand for our products and our customers’ end products, as well as our commercial relationships with our customers, suppliers, and creditors, including our lenders.  Although the market and we experienced some level of economic recovery, as evidenced by the improvement in our revenue, gross profit and operating profit, there can be no assurance that markets will recover sufficiently from the effect of the downturn to allow profitable operations for a sustained period of time and there is no assurance that another downturn in the industry will not occur.  A weak market recovery or another downturn may adversely affect our future financial results and position, including our ability to fulfill our debt obligations and other liabilities, comprised mainly of banks’ loans and debentures.  We are working in various ways to fulfill our debt obligations and other liabilities, including, among others, sales of assets, liquidation of our holdings in HHNEC; intellectual property licensing; and improving operational efficiencies and sales.  There is no assurance that we will be able to obtain sufficient funding from these or other sources to allow us to meet all of our debt obligations and other liabilities.

Our business plan is premised on the increasing use of outsourced foundry services by both fabless semiconductor companies and integrated device manufacturers for the production of semiconductors using specialty process technologies.  Our business may not be successful if this trend does not continue to develop in the manner we expect.

We operate as an independent semiconductor foundry focused primarily on specialty process technologies. Our business model assumes that demand for these processes within the semiconductor industry will grow and will follow the broader trend towards outsourcing foundry operations. Although the use of foundries is established and growing for standard CMOS processes, the use of outsourced foundry services for specialty process technologies is less common and may never develop into a significant part of the semiconductor industry. If fabless companies and vertically integrated device manufacturers opt not to, or determine that they cannot, reduce their costs or allocate resources and capital more efficiently by accessing independent specialty foundry capacity, the manufacture of specialty process technologies may not follow the trend of standard CMOS processes. If the broader trend to outsourced foundry services does not prove applicable to the specialty process technologies that we are focused on, our business, results of operations and cash flow may be harmed.

If we are not able to continue transitioning our product mix from standard CMOS process technologies to specialty process technologies, our business and results of operations may be harmed.

Since Jazz Semiconductor’s separation from Conexant, it has focused its research and development and marketing efforts primarily on specialty process technologies and adding new customers in the specialty field. These specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar CMOS processes and double-diffused metal oxide semiconductor processes. To be competitive, reduce our dependence on standard process technologies and successfully implement our business plan, we will need to continue to derive a significant percentage of our revenues from specialty process technologies. In order to expand and diversify our customer base, we need to identify and attract customers who will use the specialty process technologies we provide. We cannot assure you that demand for our specialty process technologies will increase or that we will be able to attract customers who use them.

In addition, because we intend to continue to focus on specialty process technologies, we do not plan to invest in the research and development of more advanced standard CMOS processes. As standard CMOS process technologies continue to advance, we will not remain competitive in these process technologies. If our current customers switch to another foundry for standard CMOS process technologies and we are unable to increase our revenues from our specialty process technologies, our business, results of operations and cash flows may be harmed.

Our historical financial performance may not be indicative of our future results.

Since Jazz Semiconductor’s inception, a large percentage of its revenues have primarily been derived from products manufactured using standard CMOS processes that are no longer the focus of its business. As customers design their next generation products for smaller geometry CMOS processes, they may look to other foundries to provide their requisite manufacturing capacity. As a result, we may not continue to generate the same level of revenues from our standard CMOS processes in the future as we shift our focus and operations to our more specialized processes: advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar CMOS processes and double-diffused metal oxide semiconductor processes. If our potential or existing customers design their products using smaller geometry CMOS processes at other foundries and we are unable to increase the revenues we derive from our specialty process technologies, our business, results of operations and cash flows may be harmed.

Failure to comply with governmental regulations by us, our manufacturing suppliers or our customers could reduce our sales or require design modifications.

The semiconductors we produce and the export of technologies used in our manufacturing processes may be subject to U.S. export control and other regulations as well as various standards established by authorities in other countries. Failure to comply with existing or evolving U.S. or foreign governmental regulation or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business by reducing our sales, requiring modifications to our processes that we license to our foreign manufacturing suppliers, or requiring too extensive modifications to our customers’ products. Neither we nor our customers may export products using or incorporating controlled technology without obtaining an export license. In addition, when we face excess demand, we may be dependent on our manufacturing suppliers in China for a significant portion of our planned manufacturing capacity, and export licenses may be required in order for us to transfer technology related to our manufacturing processes to our foreign manufacturing suppliers. These restrictions may make foreign competitors facing less stringent controls on their processes and their customers’ products more competitive in the global market than us or our customers. The U.S. government may not approve any pending or future export license requests. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised from time to time.

A significant portion of our workforce is unionized, and our operations may be adversely affected by work stoppages, strikes or other collective actions which may disrupt our production and adversely affect the yield of our fab.

A significant portion of our employees at our Newport Beach, California fab are represented by a union and covered by a collective bargaining agreement that is scheduled to expire in 2012.  We cannot predict the effect that continued union representation or future organizational activities will have on our business. We cannot assure you that we will not experience a material work stoppage, strike or other collective action in the future, which may disrupt our production and adversely affect our customer relations and operational results.

If we are unable to collaborate successfully with electronic design automation vendors and third-party design service companies to meet our customers’ design needs, our business could be harmed.

We have established relationships with electronic design automation vendors and third-party design service companies. We work together with these vendors to develop complete design kits that our customers can use to meet their design needs using our process technologies. Our ability to meet our customers’ design needs successfully depends on the availability and quality of the relevant services, tools and technologies provided by electronic design automation vendors and design service providers, and on whether we, together with these providers, are able to meet customers’ schedule and budget requirements. Difficulties or delays in these areas may adversely affect our ability to meet our customers’ needs, and thereby may harm our business.

If the semiconductor wafers we manufacture are used in defective products, we may be subject to product liability or other claims and our reputation could be harmed.

We provide custom manufacturing to our customers who use the semiconductor wafers we manufacture as components in their products sold to end users. If these products are used in defective or malfunctioning products, we could be sued for damages, especially if the defect or malfunction causes physical harm to people. The occurrence of a problem could result in product liability claims as well as a recall of, or safety alert or advisory notice relating to, the product. We cannot assure you that our insurance policies will cover specific product liability issues or that they will be adequate to satisfy claims made against us in the future. Also, we may be unable to obtain insurance in the future at satisfactory rates, in adequate amounts, or at all. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could have a material adverse effect on our business, reputation, financial condition and on our ability to attract and retain customers.

Our production yields and business could be significantly harmed by natural disasters, particularly earthquakes.

Our Newport Beach, California fab is located in southern California, a region known for seismic activity. Due to the complex and delicate nature of our manufacturing processes,  our facilities are particularly sensitive to the effects of vibrations associated with even minor earthquakes. Our business operations depend on our ability to maintain and protect our facilities, computer systems and personnel. We cannot be certain that precautions we have taken to seismically upgrade our fab will be adequate to protect our facilities in the event of a major earthquake, and any resulting damage could seriously disrupt our production and result in reduced revenues.

Our production may be interrupted if we cannot maintain sufficient sources of fresh water and electricity.

The semiconductor manufacturing process requires extensive amounts of fresh water and a stable source of electricity. Droughts, pipeline interruptions, power interruptions, electricity shortages or government intervention, particularly in the form of rationing, are factors that could restrict our access to these utilities in the area in which our fab is located. In particular, our Newport Beach, California fab is located in an area that is susceptible to water and electricity shortages. If there is an insufficient supply of fresh water or electricity to satisfy our requirements, we may need to limit or delay its production, which could adversely affect our business and operating results. Increases in utility costs would also increase our operating expenses. In addition, a power outage, even of very limited duration, could result in a loss of wafers in production, deterioration in our fab yield and substantial downtime to reset equipment before resuming production.

We and Tower expect to enter into a Special Security Agreement with the United States Department of Defense which may limit the synergies and other expected benefits of the Merger.

In connection with our aerospace and defense business, our facility security clearance and trusted foundry status, we and Tower are working with the Defense Security Service of the United States Department of Defense ("DSS") to develop an appropriate structure to mitigate any concern of foreign ownership, control or influence over our operations, specifically relating to protection of classified information and prevention of potential unauthorized access thereto. In order to safeguard classified information, it is expected that the DSS will require adoption of a Special Security Agreement ("SSA"). The SSA may include certain security related restrictions, including restrictions on the composition of the board of directors, the separation of certain employees and operations, as well as restrictions on disclosure of classified information to Tower. The provisions contained in the SSA may also limit the projected synergies and other benefits to be realized from Tower’s merger with us. There is no assurance when, if at all, an SSA will be reached.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement.  We will not receive any cash proceeds from the issuance of the exchange notes.  In consideration for issuing the exchange notes, we will receive in exchange a like principal amount of outstanding notes.  The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued.  Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges in accordance with US GAAP for the periods presented are as follows:

	Six Months Ended June 30, 2010	Year Ended December 31, 2009		Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008		Year Ended December 28, 2007
Ratio of earnings to fixed charges	2.40	– –	(1)	0.39	– –	(2)	– –	(3)

(1)	Earnings as adjusted were inadequate to cover fixed charges by $4.4 million in 2009.
(2)	Earnings as adjusted were inadequate to cover fixed charges by $23.1 million in the period from December 29, 2007 through September 18, 2008.
(3)	Earnings as adjusted were inadequate to cover fixed charges by $47.2 million in 2007.

For the purpose of these computations, earnings have been calculated as the sum of (i) pretax income from continuing operations and (ii) amortization of capitalized interest offset by interest capitalized.  Fixed charges consist of the sum of (i) interest expensed and capitalized, amortized premiums, discounts, accretion and capitalized expenses related to indebtedness; and (ii) an estimate of the interest within rental expense (calculated based on a reasonable approximation of the interest factor).

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The selected consolidated financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and accompanying notes contained herein. We derived the selected consolidated financial data for the year ended December 28, 2007, the periods from December 29, 2007 to September 18, 2008 and September 19, 2008 to December 31, 2008 and the year ended December 31, 2009 and as of December 31, 2008 and 2009 from our consolidated financial statements, which have been audited and are included in this prospectus.  References to “Successor” are to the Company following the merger with Tower on September 19, 2008, and references to “Predecessor” are to the Company prior to the merger.  The amounts included in the year ended December 31, 2007 reflect the acquisition of Jazz Semiconductor on February 16, 2007 and include the results of operations for Jazz Semiconductor following the date of acquisition.  We derived the selected financial data for the years ended December 31, 2005 and 2006 from the consolidated financial statements of Jazz Semiconductor for such periods that have been audited and are not included in this prospectus. The historical results presented are not necessarily indicative of future results.

Our selected historical condensed consolidated financial data for the six months ended June 30, 2009 and for the six months ended June 30, 2010 and as of June 30, 2010 have been derived from our condensed consolidated financial statements, which are included in this prospectus. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements. In our opinion, the unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of those statements. Our results for the six months ended June 30, 2010 should not be considered indicative of the results for the full fiscal year ending December 31, 2010.

 (in thousands, except per share amounts)

	Jazz Semiconductor Inc.		Jazz Technologies Inc.
	Predecessor of Jazz Technologies Inc,		Predecessor				Successor
	Year ended December 30, 2005	Year ended December 29, 2006	August 12, 2005 (date of inception) Through December 31, 2005 (*)	Year Ended December 31, 2006(*)	Year Ended December 28, 2007	Period from December 29, 2007 through September 18, 2008	Period from September 19, 2008 through December 31, 2008	Year Ended December 31, 2009
Net revenues	$199,030	$212,526	--	--	$182,075	$132,385	$56,255	$159,209
Cost of revenues	174,294	187,955	--	--	166,654	114,491	38,516	119,386
Gross profit	24,736	24,571	--	--	15,421	17,894	17,739	39,823
Operating expenses:
Research and development	19,707	20,087	--	--	14,116	9,773	3,004	14,626
Selling, general and administrative	14,956	18,342	3	669	20,053	12,734	6,456	14,911
Amortization of intangible assets	836	996	--	--	1,198	1,008	211	790
Impairment of intangible assets	1,642	551	--	--	--	--	--	--
Write off of in-process research and development	--	--	--	--	5,100	--	1,800	--
Merger related costs	--	--	--	--	--	4,069	--	--
Total operating expenses	37,141	39,976	3	669	40,467	27,584	11,471	30,327
Operating income (loss)	(12,405)	(15,405)	(3)	(669)	(25,046)	(9,690)	6,268	9,496
Financing income (expense) and other income, net (**)	938	262	(3)	4,251	(22,537)	(13,915)	(4,664)	(13,974)
Net income (loss) before income taxes	(11,467)	(15,143)	(6)	3,582	(47,583)	(23,605)	1,604	(4,478)
Income tax benefit (expense)	(46)	(58)	--	(485)	(43)	33	(1,455)	5,022
Net income (loss)	$(11,513)	$(15,201)	$(6)	$3,097	$(47,626)	$(23,572)	$149	$544
Preferred stock dividends	(14,210)	(15,631)	--	--	--	--	--	--
Accretion of trust account relating to common stock subject to possible conversion	--	--	--	(649)	--	--	--	--
Net income attributable to other common stockholders	$(25,723)	$(30,832)	$(6)	$2,448	$(47,626)	$(23,572)	$149	$544
Net income per share subject to possible conversion-basic and diluted	--	--	--	$0.11	$(1.97)	$(1.24)	--	--
Weighted average common shares outstanding subject to possible conversion-basic and diluted	--	--	--	5,740	24,198	19,015	--	--
Net (loss) income per share-basic and diluted	--	--	$0.00	$0.11	--	--	--	--
Weighted average common shares outstanding-basic and diluted	--	--	5,374	22,704	--	--	--	--

(*)    a development stage company

(**)  Amounts presented for the Predecessor have been adjusted for the retrospective application required by ASC 470-20-15 (FSP APB 14-1).

	Jazz Technologies Inc.
	Six months ended
	June 30, 2009	June 30, 2010
	(unaudited)
Net revenues	$60,271	$114,056
Cost of revenues	51,797	69,780
Gross profit	8,474	44,276
Operating expenses:
Research and development	5,898	6,596
Selling, general and administrative	7,576	10,202
Amortization of intangible assets	393	394
Total operating expenses	13,867	17,192
Operating income (loss)	(5,393)	27,084
Financing expense and other income, net	(7,225)	(7,976)
Net income (loss) before income taxes	(12,618)	19,108
Income tax benefit (expense)	2,910	(6,193)
Net income (loss)	$(9,708)	$12,915

	Jazz Semiconductor Inc.		Jazz Technologies Inc.
	Predecessor of Jazz Technologies, Inc.		Predecessor			Successor
	December 30, 2005	December 29, 2006	December 31, 2005	December 31, 2006	December 28, 2007	December 31, 2008	December 31, 2009	June 30, 2010
								(unaudited)
Total assets	$168,757	$187,627	$493	$344,106	$265,898	$242,698	$247,760	$265,977
Short-term debt from banks	--	--	--	--	8,000	7,000	7,000	12,000
Long-term debt from banks	--	--	--	--	--	20,000	20,000	10,000
Convertible notes	--	--	--	166,750	133,200	110,052	110,971	113,722
Total stockholders’ equity	$108,105	$104,798	$19	$192,035	$95,061	$47,948	$49,846	$63,112

(*)  Amounts presented for the Predecessor have been adjusted for the retrospective application required by ASC 470-20-15 (FSP APB 14-1).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Jazz Technologies, Inc. should be read in conjunction with the consolidated financial statements and related notes as well as other information contained in this prospectus, including the information in the section entitled “Risk Factors.”

History and Organization

Jazz Technologies, Inc., formerly known as Acquicor Technology Inc. was incorporated in Delaware in August 2005 as a blank check company for the purpose of acquiring one or more domestic and/or foreign operating businesses in the technology, multimedia or networking sectors.

On February 16, 2007, we completed the acquisition of all of the outstanding capital stock of Jazz Semiconductor. Jazz Semiconductor’s business was originally created in March 2002 by the spin-off  by Conexant Systems, Inc. of its Newport Beach, California semiconductor fabrication operations. Our acquisition of Jazz Semiconductor was accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles for accounting and financial reporting purposes with Jazz Semiconductor being treated as the “acquired” company. Our consolidated financial statements for the year ended December 28, 2007 include the results of operations for Jazz Semiconductor for the period following the date of acquisition.

On September 19, 2008 we completed a merger under an Agreement and Plan of Merger and Reorganization (the “Merger”) with Tower and its wholly-owned subsidiary, under which such subsidiary merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Tower. Under the terms of the Merger, Tower acquired all of our outstanding shares in a stock-for-stock transaction in which each share of the Company’s common stock was automatically converted into 1.8 ordinary shares of Tower. As a result of the Merger, Tower became the sole holder of the Company’s common stock and a change in control occurred. The Merger was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles, with Jazz being treated as the “acquired” company. In connection with this Merger, the Company adopted Tower’s fiscal year for reporting purposes.

As used in this prospectus, “we,” “us,” “our,” “Jazz,” the “Company” and words of similar import refer to Jazz Technologies, Inc. and “Jazz Semiconductor” refers solely to Jazz Semiconductor, Inc.  The term “Successor” refers to the Company following the Merger and the term “Predecessor” refers to the Company prior to the Merger.

Results of Operations

Six Months ended June 30, 2010 Compared to Six Months Ended June 30, 2009

The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated.

	June 30, 2010	June 30, 2009
Net revenues	100%	100%
Cost of revenues	61.2	85.9
Gross profit	38.8	14.1
Operating expenses:
Research and development	5.8	9.8
Selling, general and administrative	8.9	12.6
Amortization of intangible assets	0.3	0.7
Total operating expenses	15.1	23.0
Operating income (loss)	23.7	(8.9)
Financing expense and other income, net	7.0	12.0
Income tax benefit (expense)	(5.4)	4.8
Net income (loss)	11.3%	(16.1)%

Revenues. Our net revenues for the six months ended June 30, 2010 increased by $53.8 million, or 89%, to $114.1 million from $60.3 million in the corresponding period in 2009. This increase is mainly due to higher shipments following the worldwide increase in demand in the semiconductor industry and specialty foundry business in the six months ended June 30, 2010 as compared to the same period in 2009 which was influenced by the worldwide economic downturn and due to our focus in specialty products and our specific product offering.

Cost of Revenues. Our cost of revenues increased to $69.8 million for the six months ended June 30, 2010 from $51.8 million for the corresponding period in 2009. The 35% increase in cost of revenues as compared to the 89% increase in revenue  is mainly due to the higher utilization of the manufacturing facilities and continuing efforts of cost reduction and due to the fact that a significant portion of our costs of revenue are fixed.

Gross Profit. Gross profit increased to $44.3 million in the six months ended June 30, 2010 as compared to $8.5 million in the corresponding period in 2009 reflecting the increased sales and improved margins. Gross profit margin increased to 39% for the six months ended June 30, 2010 as compared to 14% in the corresponding period in 2009

Operating Expenses. Operating expenses for the six months ended June 30, 2010 increased by $3.3 million to $17.2 million, as compared to $13.9 million in the six months ended June 30, 2009. The increase in operating expenses include expenses resulted directly from the increase in revenues. Operating expenses as a percentage of revenue for the six months ended June 30, 2010 were 15% as compared to 23% in the six months ended June 30, 2009.

Financing Expense and Other Income, net. Financing expense and other income, net for the six months ended June 30, 2010 amounted to $8.0 million, as compared to $7.2 million for the six months ended June 30, 2009. Financing expense, net are mainly relating to our convertible notes.

Income Tax Benefit (Expense). Income tax expense amounted to $6.2 million in the six months ended June 30, 2010, as compared to income tax benefit of $2.9 million in the six months ended June 30, 2009, due to the operating income in the six months ended June 30, 2010 as compared to the operating loss in the six months ended June 30, 2009. The Company’s effective tax rate for the six months ended June 30, 2010 differs from the statutory rate primarily due to the federal Domestic Production Activities Deduction.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008 - Pro Forma Financial Information

We merged with Tower on September 19, 2008. Accordingly, we do not believe that a comparison of the historical results of operations for the year ended December 31, 2009 versus the year ended December 31, 2008 is very meaningful.  In order to assist users in better understanding the changes in our business between the year ended December 31, 2009 and December 31, 2008, we are presenting in the discussion below, the results for the year ended December 31, 2009 and pro forma results for the year ended December 31, 2008 as if our merger with Tower occurred on January 1, 2008. The pro forma is based on the results of our consolidated financial statements for the period from December 29, 2007 through September 18, 2008 (Predecessor) and for the period from September 19, 2008 through December 31, 2008, (Successor).

The pro forma results are not necessarily indicative of the results that may have actually occurred had the merger taken place on January 1, 2008, or our future financial position or operating results. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments include adjustments for depreciation and amortization expense as a result of the application of the purchase method of accounting. The pro forma results also exclude the write-off of in-process research and development and the merger costs that were expensed during the years ended December 31, 2008. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets and liabilities, based on various estimates of their respective fair values. We performed the valuation of all the assets and liabilities in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”). The depreciation and amortization expense adjustments reflected in the pro forma results of operations are based on the valuation of our tangible and intangible assets.

	Statements of Operations (in thousands)
	Year Ended December 31, 2009	Year Ended December 31, 2008
	Actual (audited)	Pro forma (unaudited)
Net revenues	$159,209	$188,640
Cost of revenues(*) (**)	119,386	144,171
Gross profit	39,823	44,469
Operating expenses:
Research and development	14,626	11,575
Selling, general and administrative	14,911	18,947
Amortization of intangible assets	790	611
Total operating expenses	30,327	31,133
Income from operations	9,496	13,336
Financing expense and other expense, net(***)	(13,974)	(15,212)
Loss before income tax	(4,478)	(1,876)
Income tax benefit	5,022	529
Net income (loss)	$544	$(1,347)

(*)           The pro forma results for year ended December 31, 2008 were adjusted by $21.6 million, related to depreciation and amortization derived from the fair value changes in the plant, property and equipments and intangible assets, Merger related costs and write off of in process research and development.

(**)         The pro forma results for the year ended December 31, 2008 were adjusted by $1.6 million, net of tax provision, related to the application of the change in method of accounting for inventory valuation.

(***)       The pro forma financing expense and other income, net for the year ended December 31, 2008 include $5.2 million related to interest accretion derived from the fair value changes in the Convertible Notes following the Merger. Such impact was partially offset by the effect of ASC 470-20 (FSP APB 14-1).

The amount written off for in-process research and development during the year ended December 31, 2008 was $1.8 million. In connection with the merger between the Company and Tower on September 19, 2008, the Company acquired intangible assets of $59.5 million, recorded at fair value.  Of this amount, $1.8 million assigned to in-process research and development, was written off during the year ended December 31, 2008, because, in management's opinion, technological feasibility had not been established and the technology had no alternative future uses. The write-off is included within operating expenses in the statement of operations.

The merger related costs were $4.1 million during the year ended December 31, 2008.  The merger costs were included within operating expenses in the statement of operations and consisted primarily of transaction, legal, accounting, and other professional services fees in connection with the merger. For pro forma presentation such merger related costs were excluded

Net Revenues

The following table presents net revenues for the years ended December 31, 2009 and December 31, 2008:

	Net Revenues (in thousands, except percentages)
	Year Ended December 31, 2009 (actual, audited)		Year Ended December 31, 2008 (pro forma, unaudited)
	Amount	% Net Revenues	Amount	% of Pro forma Net Revenues	Increase (Decrease)	% Change
Net Revenues	$159,209	100	$188,640	100	$(20,431)	(16)

On a pro forma basis, our net revenues decreased to $159.2 million for the year ended December 31, 2009 comparing to $188.6 million for the year ended December 31, 2008. Such $29.4 million or 16% decrease is mainly due to the worldwide economic downturn and the adverse market conditions in the semiconductor industry that commenced in 2008, and is comparable to the  decrease in the revenues in the industry generally.

Cost of Revenues

The following table presents cost of revenues for the years ended December 31, 2009 and December 31, 2008:

	Cost of Revenues (in thousands, except percentages)
	Year Ended December 31, 2009 (actual, audited)		Year Ended December 31, 2008 (pro forma, unaudited)
	Amount	% Net Revenues	Amount	% of Pro forma Net Revenues	Increase (Decrease)	% Change
Cost of revenues (not including depreciation & amortization of intangible assets)	$98,114	62	$27,134	67	$(29,020)	(23)
Cost of revenues – depreciation & amortization of intangible assets	21,272	13	17,037	9	4,235	25
Total cost of revenues	$19,386	75	$144,171	76	$(24,785)	(17)

On a pro forma basis, our cost of revenues decreased by $24.8 million or 17% to $119.4 million in 2009 as compared to $144.2 million in 2008. The decrease in cost of revenue is mainly due to cost reduction efforts which have resulted in lower labor and overhead cost for the year ended December 31, 2009 as well as the effect of the revenue decrease.  We achieved such 17% decrease in cost of revenues as compared to 16% decrease in revenues, despite the high portion of fixed costs associated in operating a foundry, due to such cost reduction efforts. Cost reduction efforts included scaling the labor force to meet production demand and negotiating more favorable pricing for materials and supplies.

Gross Profit

The following table presents gross profit for the years ended December 31, 2009 and December 31, 2008:

	Gross Profit (in thousands, except percentages)
	Year Ended December 31, 2009 (actual, audited)		Year Ended December 31, 2008 (pro forma, unaudited)
	Amount	% Net Revenues	Amount	% of Pro forma Net Revenues	Increase (Decrease)	% Change
Gross profit	$39,823	25	$44,469	24	$(4,646)	(10)

On a pro forma basis, the decrease in gross profit was primarily attributed to the above mentioned $29.4 million decrease in revenues which was partially offset by $24.8 million lower cost of revenues mainly due to the cost reduction actions resulting in lower labor, overhead, material and supplies costs and due to the revenue decrease as described in the cost of revenues section above.

Operating Expenses

The following table presents operating expenses for the years ended December 31, 2009 and December 31, 2008:

	Operating Expense (in thousands, except percentages)
	Year Ended December 31, 2009 (actual, audited)		Year Ended December 31, 2008 (pro forma, unaudited)
	Amount	% Net Revenues	Amount	% of Pro forma Net Revenues	Increase (Decrease)	% Change
Research and development	$14,626	9	$11,575	6	$3,051	26
Selling, general and administrative	14,911	9	18,947	10	(4,036)	(21)
Amortization of intangible assets	790	0	611	0	179	29
Total operating expenses	$30,327	19	$31,133	16	$(806)	(3)

On a pro forma basis, operating expenses for the year ended December 31, 2009 decreased by $0.8 million compared to the year ended December 31, 2008. The decrease in operating expenses was mainly due to lower selling, general and administrative expenses mainly due to the continued efforts of reducing the overhead costs offset by increase in research and development expenses compared to the corresponding period in 2008.

Financing expense and Other Expense, Net

The following table presents financing expense and other expense, net for the years ended December 31, 2009 and December 31, 2008:

	Financing Expense and other Expense, Net (in thousands, except percentages)
	Year Ended December 31, 2009 (actual, audited)		Year Ended December 31, 2008 (pro forma, unaudited)
	Amount	% Net Revenues	Amount	% of Pro forma Net Revenues	Decrease	% Change
Financing expense, net	$16,039	10	$16,821	9	$(782)	5
Other income, net	(2,065)	(1)	(1,609)	(1)	(456)	(28)
Financing expense and other expense, net	$13,974	9	$15,212	8	$(1,238)	8

Other income, net for the periods presented represents mainly net gain realized from debt repayments.

Year Ended December 31, 2008 Compared to Year Ended December 28, 2007 – Pro Forma Financial Information

We acquired Jazz Semiconductor on February 16, 2007 and subsequently we were acquired by Tower on September 19, 2008. Accordingly, we do not believe that a comparison of the historical results of operations for the year ended December 31, 2008 versus the year ended December 28, 2007 is very meaningful. In order to assist users in better understanding the changes in our business between the year ended December 31, 2008 and December 28, 2007, we are presenting in the discussion below, pro forma results for us and Jazz Semiconductor for the years ended December 31, 2008 and December 28, 2007 as if our acquisition of Jazz Semiconductor occurred on January 1, 2007 and as if the merger with Tower occurred on January 1, 2007.  The pro forma results are based on (i) our consolidated financial statements for the period from December 29, 2007 through September 18, 2008 (Predecessor) and for the period from September 19, 2008 through December 31, 2008, (Successor) with no pro forma affect and (ii) our consolidated financial statements for the year ended December 28, 2007 (Predecessor) and of Jazz Semiconductor for the period from January 1, 2007 to the date of the acquisition on February 16, 2007.

The pro forma results are not necessarily indicative of the results that may have actually occurred had the acquisitions taken place on January 1, 2007, or our future financial position or operating results. The pro forma results exclude the write-off of in-process research and development and the merger costs that were expensed during the years ended December 31, 2008 and December 28, 2007. The pro forma adjustments are based upon available information and assumptions that we believe are reasonable. The pro forma adjustments include adjustments for depreciation and amortization expense as a result of the application of the purchase method of accounting. Under the purchase method of accounting, the total purchase price is allocated to the net tangible and intangible assets and liabilities, based on various estimates of their respective fair values. We performed the valuation of all the assets and liabilities in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141, “Business Combinations” (“SFAS No. 141”). The depreciation and amortization expense adjustments reflected in the pro forma results of operations are based on the valuation of our tangible and intangible assets.

	Pro Forma Statements of Operations (in thousands)
	Year Ended December 31, 2008	Year Ended December 28, 2007	Increase (Decrease)	% Change
	(unaudited)	(unaudited)
Net revenues	$188,640	$207,649	$(19,009)	(9.2)
Cost of revenues	144,171	176,389	(32,218)	(18.3)
Gross profit	44,469	31,260	13,209	42.3
Operating expenses:
Research and development	11,575	16,166	(4,591)	(28.4)
Selling, general and administrative	18,947	20,915	(1,968)	(9.4)
Amortization of intangible assets	611	750	(139)	18.5
Total operating expenses	31,133	37,831	(6,698)	(17.7)
Income (loss) from operations	13,336	(6,571)	19,907	(303.0)
Financing expense and other expense, net	15,212	6,577	8,635	131.3
Net income (loss) before income tax	(1,876)	(13,148)	11,272	(85.7)
Income tax benefit (provision)	529	(52)	581	1,117.3
Net loss	$(1,347)	$(13,200)	$11,853	(89.8)

Pro Forma Net Revenues

The following table presents pro forma net revenues for the years ended December 31, 2008 and December 28, 2007:

	Pro Forma Net Revenues (in thousands, except percentages)
	Year Ended December 31, 2008		Year Ended December 28, 2007
	Amount	% of Pro forma Net Revenues	Amount	% of Pro forma Net Revenues	Decrease	% Change
Net Revenues	$88,640	100	$207,649	100	$(19,009)	(9)

On a pro forma basis, our net revenues decreased as a result of a $14.5 million or 8.9% decrease in specialty process net revenues to $147.4 million for the year ended December 31, 2008 from $161.9 million for the corresponding period in 2007 and a decrease in standard process revenues of $4.5 million or 9.9% to $41.2 million for the year ended December 31, 2008 from $45.7 million for the corresponding period in 2007.

The decrease in both specialty and standard process net revenues can be attributed to a change in customer mix and lower overall demand related to the weaker economy. Continued growth of demand from smaller customers help to offset weaker demand from larger customers.

Pro forma revenue mix remained relatively unchanged at 78.2% specialty process revenues and 21.8% standard process revenues for the year ended December 31, 2008 compared to 78.0% specialty process revenues and 22.0% standard process revenues for the corresponding period in 2007.

Pro Forma Cost of Revenues

The following table presents pro forma cost of revenues for the years ended December 31, 2008 and December 28, 2007:

	Pro Forma Cost of Revenues (in thousands, except percentages)
	Year Ended December 31, 2008		Year Ended December 28, 2007
	Amount	% of Pro forma Net Revenues	Amount	% of Pro forma Net Revenues	Increase (Decrease)	% Change
Cost of revenues (not including depreciation & amortization of intangible assets)	$27,134	67	$159,559	77	$(32,425)	(20)
Cost of revenues – depreciation & amortization of intangible assets	17,037	9	16,830	8	207	1
Total cost of revenues	$144,171	76	$176,389	85	$(32,218)	(18)

On a pro forma basis, our cost of revenues decreased as a percentage of revenue mainly due to cost reduction efforts which have resulted in lower labor and overhead cost for the year ended December 31, 2008 compared to the corresponding period in 2007.  Cost reduction efforts included scaling the labor force to meet production demand and negotiating more favorable pricing for materials and supplies.

The amortization of acquired developed technology is allocated to cost of revenues and based on its valuation on the date of our merger with Tower.

Pro Forma Gross Profit

The following table presents pro forma gross profit for the years ended December 31, 2008 and December 28, 2007:

	Pro Forma Gross Profit (in thousands, except percentages)
	Year Ended December 31, 2008		Year Ended December 28, 2007
	Amount	% of Pro forma Net Revenues	Amount	% of Pro forma Net Revenues	Increase	% Change
Gross profit	$44,469	24	$31,260	15	$13,209	42

On a pro forma basis, the increase in amount and margin of gross profit was primarily attributed to lower labor, overhead and material and supplies costs.

Pro forma Operating Expenses

The following table presents pro forma operating expenses for the years ended December 31, 2008 and December 28, 2007:

	Pro Forma Operating Expense (in thousands, except percentages)
	Year Ended December 31, 2008		Year Ended December 28, 2007
	Amount	% of Pro forma Net Revenues	Amount	% of Pro forma Net Revenues	Decrease	% Change
Research and development	$11,575	6	$16,166	8	$(4,591)	(28)
Selling, general and administrative	18,947	10	20,915	10	(1,968)	(9)
Amortization of intangible assets	611	--	750	--	(139)	(19)
Total operating expenses	$31,133	17	$37,831	18	$(6,698)	(18)

On a pro forma basis, the decrease in operating expenses for the year ended December 31, 2008 was mainly attributed to lower research and development expenses and continued efforts for reducing the overhead costs compared to the corresponding period in 2007.

The decrease in research and development expenses are mainly attributed to reduction in labor and benefit costs, higher non-recurring engineering charges to cost of revenue and lower spending on engineering photomasks for the year ended December 31, 2008, compared to the corresponding period in 2007.

The decrease in selling, general and administrative expense is mainly attributed to lower labor and benefits costs, lower contract labor, travel and other miscellaneous expenses for the year ended December 31, 2008, compared to the corresponding period in 2007.

Interest and Other (Expense) Income, Net

The following table presents interest and other income for the years ended December 31, 2008 and December 28, 2007:

	Interest and Other Income (Expense), Net (in thousands, except percentages)
	Year Ended December 31, 2008		Year Ended December 28, 2007
	Amount	% of Pro forma Net Revenues	Amount	% of Pro forma Net Revenues	Decrease	% Change
Interest expense, net	$16,821	9	$(11,269)	5	$(5,552)	(49)
Other income, net	1,609	(1)	4,692	(2)	(3,083)	(66)
Interest and other expense, net	$15,212	8	$(6,577)	3	$(8,635)	(131)

Other income of $1.6 million for the year ended December 31, 2008 represents $0.8 million of net gain realized from the purchase of 5.0 million in principal amount of our Convertible Notes at a discount and $0.9 million of other non-operating income.  Interest expense of $16.8 million for the year ended December 31, 2008 represents interest and expenses incurred on our Convertible Notes and our line of credit with Wachovia.  Other income for the year ended December 28, 2007 represents $4.6 million of net gain realized from the purchase of $33.6 million in principal amount of our Convertible Notes at a discount. Interest expense, net for the year ended December 28, 2007 mainly represents interest on our Convertible Notes which was partially offset by $3.3 million interest income earned on the net proceeds of our initial public offering and the private placement of our Convertible Notes for the period from January 1, 2007 until the consummation of Jazz Semiconductor’s acquisition in February 2007.

Changes in Financial Condition

Liquidity and Capital Resources

As of June 30, 2010 we had cash and cash equivalents of $40.1 million compared to 28.6 million as of December 31, 2009. We had borrowings of $22 million under our line of credit with Wachovia and had $11.3 million of additional availability under this credit line. Of the borrowings of $22 million, we consider $10 million to be long-term as the repayment of that sum will be made beyond the one year period.

As of December 31, 2009, we had cash and cash equivalents of $28.6 million compared to 27.6 million as of December 31, 2008. We had borrowings of $27.0 million under our line of credit with Wachovia and had $0.1 million of additional availability under this credit line. Of the borrowings of $27.0 million, we consider $20.0 million to be long-term as the repayment of that sum will be made beyond the one year period.

As of December 31, 2008, we had cash and cash equivalents of $27.6 million, borrowings of $27.0 million under our line of credit with Wachovia and had $13.0 million of additional availability under this credit line. Of the borrowings of $27.0 million, we consider $20.0 million to be long-term as the repayment of that sum will be made beyond the one year period. As of December 28, 2007, we had cash and cash equivalents of $10.6 million, borrowings of $8.0 million under our line of credit with Wachovia and had $37.1 million of additional availability under this credit line.

We have no relationships with unconsolidated entities or financial partners, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

We believe, based on our current plans and current levels of operations, that our cash from operations,  together with cash and cash equivalents and available line of credit, will be sufficient to fund our operations for at least the next 12 months.

As of  August 31, 2010 our indebtedness comprised mainly of approximately $43.7 million principal amount of our convertible notes due December 31, 2011, approximately $93.6 million principal amount of the outstanding notes which are thee subject of this exchange offer and $15 million borrowing under the Wachovia line of credit.

We currently intend to make payments on, or repay our indebtedness and to fund capital expenditures, working capital and other cash needs will depend largely upon our future operating performance.  Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

To service our indebtedness and meet our other cash needs, we will require a significant amount of cash, which may not be available to us.  We will need to refinance or repay amounts outstanding under our convertible notes at or before maturity on December 31, 2011.  Our ability to make payments on, or repay or refinance, our indebtedness and to fund capital expenditures, working capital and other cash needs will depend largely upon our future operating performance. Our future operating performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.  We cannot assure you that our business will generate sufficient cash flow from operations, that future borrowings will be available to us under the credit facilities or from other sources in an amount and on terms and conditions sufficient to enable us to make payments on our indebtedness or to fund our other liquidity needs.  In order to finance our long-term debt and other liabilities and obligations, we continue to explore measures to obtain funds from sources in addition to cash on hand and expected cash flow from our ongoing operations, including sales of assets, including our holdings in HHNEC; issuance of new securities; intellectual property licensing; strategic acquisitions, investments and alliances; improving operational efficiencies and sales; and exploring other alternatives to reduce our debt, including debt refinancing or restructuring.  The Wachovia line of credit imposes certain limitations on our ability to repay the convertible and non-convertible notes and/or to incur additional indebtedness without Wachovia’s consent.  If we default on payment of the convertible and non-convertible notes at maturity, such default would trigger a cross default under the Wachovia line of credit, which would permit the lenders to accelerate the obligations thereunder, potentially requiring us to repay or refinance the Wachovia credit line.   There is no assurance that we will be able to obtain sufficient funding from the financing sources detailed above or other sources in a timely manner to allow us to fully or partially repay our indebtedness.

A default by us on any of our indebtedness could have a material adverse effect on our operations and the interests of our creditors, and may affect our ability to fulfill our debt obligations and other liabilities.

Critical Accounting Policies

Revenue Recognition.

Our net revenues are generated primarily from sales of semiconductor wafers.  We derive the remaining balance of net revenues from engineering services and other support services. The majority of the our revenue is achieved through the efforts of our direct sales force.

In accordance with generally accepted accounting principles, we recognize revenues from the sale of products when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable; and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. Revenues are recognized when the acceptance criteria are satisfied, based on performing electronic, functional and quality tests on the products prior to shipment. Such internal testing reliably demonstrates that the products meet all of the specified criteria prior to formal customer acceptance, hence, collection of payment for services is reasonably assured.

Revenues for engineering and other services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements. Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until services are rendered, products are shipped to the customer, or the capacity reservation period ends.

Our revenue recognition policy is significant because our revenues are a key component of our results of operations. We follow very specific and detailed guidelines in measuring revenue; however an accrual for estimated returns and allowances relating to specific yield or quality commitments, which is computed primarily on the basis of historical experience and specific identification, is recorded. Any changes in assumptions for determining the accrual for returns and other factors affecting revenue recognition may affect mainly the timing of our revenue recognition and cause our operating results to vary from quarter to quarter.  Changes in assumptions for determining the percentage toward completion for the turn-key agreement with the Asian entity, may also affect the timing of our revenue recognition.   Accordingly, our financial position and results of operations may be affected.

Impairment of Fixed Assets and Intangible Assets.

Management reviews long-lived assets and intangible assets on a periodic basis, as well as when such a review is required based upon relevant circumstances to determine whether events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. For those assets that have definite useful lives, recoverability tests are performed based on undiscounted expected cash flows. When the asset is not recoverable an impairment loss should be computed based on the difference between the carrying amount of the assets (or asset group) and the fair value. The fair value in most instances will be determined using present value techniques applied to expected cash flows. Changes in the assumptions used in forecasting future cash flows and the fair value of the assets may have significant effect on determining whether an impairment charge is required and hence may affect our results of operations.

Application of ASC Subtopic 360-10 Property, Plant, and Equipment, resulted in an impairment charge which was recorded during 2008. The fair values of machinery and equipment was determined using expected cash flows discounted at a discount rate commensurate with the risk involved in generating such cash flows.

Impairment of Goodwill.

Goodwill is subject to an impairment test on at least an annual basis or upon the occurrence of certain events or circumstances. Goodwill impairment is assessed based on a comparison of the fair value of the unit, to which the goodwill is ascribed to with the underlying carrying value of its net assets, including goodwill. If the carrying amount of the unit exceeds its fair value, the implied fair value of the goodwill is compared with its carrying amount to measure the amount of impairment loss, if any. Changes in the assumptions used in calculation of the fair value of the unit may have significant effect on determining whether an impairment charge is required and hence may affect our results of operations.

Convertible Debentures.

Effective January 1, 2009, the Company adopted the amendment to ASC 470-20-15 (formerly FSP No. APB 14-1), “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. The provision of the amendment applies to any convertible debt instrument that may be wholly or partially settled in cash and requires the separation of the debt and equity components of cash-settleable convertibles at the date of issuance.  The amendment is effective for the 8% convertible debt issued by the Company, due in 2011, which were originally recorded at face value of $166.8 million in December 2006 and requires retrospective application for all periods presented.  As the Company does not have similar debt outstanding without the equity conversion feature, the fair value of the debt component was measured using the implied rate from convertible debt pricing model that equates the fair value of the convertible debt to the issuance proceeds (such proceeds assumed to be the fair value at issuance). Other assumptions used in the model were per share price of $5.55 volatility of 49.30% and risk free interest rate of 4.82%. Applying discounted cash flows technique using the implied rate of 21.17%, to the original principal and interest payments over the estimated five-year life of the convertible notes, was then used to calculate the fair value of a similar debt instrument without an equity conversion feature. This fixed interest rate was then applied to the debt component of the notes in the form of an original issuance discount and amortized over the life of the notes as a non-cash interest charge.

The result of the analysis above, at the issuance date of the notes, the debt component determined for these notes was $103.5 million (or $99.8 million net of  related issuance cost) with discount of $63.3 million (or $61.0 million net of  related issuance cost) and the equity component, recorded as additional paid-in capital, was $ 61.0 million, which represents the difference between the net proceeds from the issuance of the notes and the fair value of the debt, net of related issuance costs.  As of January 1, 2007, the cumulative effect of the change on retained earnings was $0.2 million, representing accretion of discount and amortization of direct costs.

The Company repurchased notes with a total face value of $33.6 million during 2007 and $5 million in 2008.  FSP APB 14-1 requires consideration transferred to settle the debt to be allocated to the liability and equity components.  This was done by allocating an amount to the debt component equal to the fair value of the debt immediately before extinguishment.  The loss recognized was the difference between the fair value of the debt and the sum of the net carrying values of the debt and any unamortized debt issuance costs. Any remaining consideration was considered to be the reacquisition of the equity component. The repurchases in 2007 resulted in a recognized loss of $4.3 million and $2.2 million of reacquired equity. The repurchases in 2008 resulted in a recognized loss of $0.8 million; no reacquired equity was recognized.

The Merger on September 19, 2008 required the Company, as part of the purchase price allocation, to fair value the convertible debt instrument.  As a result, a new basis was determined to the convertibles of $108.6 million and debt discount of $19.6 million. Upon adoption of the  amendment, the Company evaluated the effects of the amendment as of the Merger date and determined that it is inapplicable, as the convertibles are only convertible to the shares of Tower.  As such, there will be no impact of the amendment in the Successor's period for the adoption of this amendment;

Our consolidated statements of operations for the year ended December 28, 2007 and the period ended September 18, 2008 was retrospectively modified compared to previously reported amounts as follows (in thousands, except per share amounts):

	Period from December 29, 2007 through September 18, 2008			Year ended December 28, 2007
	As Originally Reported	As Adjusted	Effect of Change	As Originally Reported	As Adjusted	Effect of Change
	(in thousands, except per share data)			(in thousands, except per share data)
Financing expenses and other expense net (*)	$(7,384)	$(13,915)	$(6,531)	$(6,770)	$(22,537)	$(15,767)
Net loss	$(17,041)	$(23,572)	$(6,531)	$(31,859)	$(47,626)	$(15,767)
Change to basic and diluted earnings per share	$(0.90)	$(1.24)	$(0.34)	$(1.32)	$(1.97)	$(0.65)

(*)           represents accretion of the debt discount, (loss)/gain on repurchase and amortization of debt issuance costs

Our consolidated statements of stockholders’ equity for the year ended December 28, 2007 and the period ended September 18, 2008 was retrospectively modified compared to previously reported amounts as follows (in thousands):

	Period from December 29, 2007 through September 18, 2008			Year ended December 28, 2007
	As Originally Reported	As Adjusted	Effect of Change	As Originally Reported	As Adjusted	Effect of Change
	(in thousands)			(in thousands)
Additional paid in capital	$80,576	$139,323	$58,747	$79,882	$138,629	$58,747
Accumulated deficit	$(45,612)	$(68,107)	$(22,495)	$(28,571)	$(44,535)	$(15,964)

Our consolidated statements of cash flows for the year ended December 28, 2007 and the period ended September 18, 2008 was retrospectively modified compared to previously reported amounts as follows (in thousands):

	Period from December 29, 2007 through September 18, 2008			Year ended December 28, 2007
	As Originally Reported	As Adjusted	Effect of Change	As Originally Reported	As Adjusted	Effect of Change
	(in thousands)			(in thousands)
Net loss	$(17,041)	$(23,572)	$(6,531)	$(31,859)	$(47,626)	$(15,767)
Convertible notes accretion and amortization of deferred financing costs	$1,209	$6,116	$4,907	$1,542	$8,405	$6,863
Other income, net	$(777)	$847	$1,624	$(4,553)	$4,351	$8,904

No other line items were affected by the application of FSP APB 14-1

Income Taxes.

We account for income taxes in accordance with ASC 740, “Income Taxes”. This Topic prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred taxes are computed based on the tax rates anticipated (under applicable law as of the balance sheet date) to be in effect when the deferred taxes are expected to be paid or realized.

Deferred tax assets are recognized if it is probable that such assets would be realized, for temporary differences, which will result in deductible amounts in future years and for carry forwards. An allowance against such deferred tax assets is recognized if it is probable that some portion or all of the deferred tax assets will not be realized. The future utilization of our net operating loss carry forwards to offset future taxable income is subject to an annual limitation as a result of ownership changes that have occurred.

We account for uncertain tax positions in accordance with ASC 740 sections codified from Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). We recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense.

Off-Balance Sheet Arrangements

Not applicable.

Contractual Obligations

The following table summarizes our contractual obligations and commercial commitments as of June 30, 2010:

	Payment Due
	Total	Less than 1 year	2 Years	3 Years	4 Years	5 Years	After 5 years
	(in thousands)
Contractual Obligations
Short term liabilities primarily vendors and accounts payable (1)	$36,666	$36,666	$--	$--	$--	$--	$--
Loans from banks (2)	25,156	789	789	789	22,789	--	--
Debentures (3)	138,134	9,867	128,267	--	--	--	--
Fabrication facilities, land and headquarters lease	15,403	2,300	2,300	2,300	2,300	2,300	3,903
Construction & equipment purchase agreements (4)	1,945	1,945	--	--	--	--	--
Other long-term liabilities	11,426	--	625	705	787	913	8,396
Purchase obligations	7,395	2,113	2,113	2,113	1,056	--	--
Total contractual obligations	$236,125	$53,680	$134,094	$5,907	$26,932	$3,213	$12,299

(1)           Short-term liabilities include primarily our trade accounts payable for equipment and services as well as payroll related commitments.
(2)           Loans from banks include principal and interest payments.
(3)           Debentures include total amount of principal and interest payments for the presented periods.
(4)           Construction & equipment purchase agreements include amounts related to ordered equipment that has not yet been received.

 In addition to these contractual obligations, we have committed approximately $1.8 million in standby letters of credit and guarantees to secure our equipment obligations.

The above table does not include other contractual obligations or commitments we have, such as undertakings pursuant to royalty agreements, commissions and service agreements.  We are unable to reasonably estimate the total amounts or the time table for such payments to be paid under the terms of these agreements, as the royalties, commissions and required services are a function of future revenues, the volume of business and hourly-based fees.

Quantitative and Qulalitative Disclosure About Market Risk

In the normal course of business, we are exposed to market risk from changes in interest rates, certain foreign currency exchange rate fluctuations, and certain commodity prices.  Our exposure to market risk results primarily from fluctuations in interest rates that affect our variable-rate borrowings. Although we have international operating entities, our sales are primarily denominated in U.S. dollars, and our exposure to foreign currency rate fluctuations is not significant to our financial condition and results of operations. We have not used derivative financial instruments to manage foreign currency exchange risk exposure, to hedge credit/market risks or for speculative purposes.

We estimate that a 1.0% increase in interest rates would have an insignificant impact on our financial statements due to the structure of our investment portfolio.

BUSINESS

Overview

Jazz Technologies, Inc. is an independent pure-play semiconductor foundry focused on specialty process technologies for the manufacture of analog and mixed-signal semiconductor devices.  Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors for our customers primarily based on third party designs and our own process technology and engineering support. We also provide design services and complementary technical services. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.

History and Organization

Jazz Technologies, Inc., formerly known as Acquicor Technology Inc. was incorporated in Delaware in August 2005 as a blank check company for the purpose of acquiring one or more domestic and/or foreign operating businesses in the technology, multimedia or networking sectors.

On February 16, 2007, we completed the acquisition of all of the outstanding capital stock of Jazz Semiconductor. Jazz Semiconductor’s business was originally created in March 2002 by the spin-off  by Conexant Systems, Inc. of its Newport Beach, California semiconductor fabrication operations. Our acquisition of Jazz Semiconductor was accounted for under the purchase method of accounting in accordance with United States generally accepted accounting principles for accounting and financial reporting purposes with Jazz Semiconductor being  treated as the “acquired” company. Our  consolidated financial statements for the year ended December 28, 2007 include the results of operations for Jazz Semiconductor for the period following the date of acquisition.

On September 19, 2008 we completed a merger under an Agreement and Plan of Merger and Reorganization (the “Merger”) with Tower and its wholly-owned subsidiary, under which such subsidiary merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Tower. Under the terms of the Merger, Tower acquired all of our outstanding shares in a stock-for-stock transaction in which each share of the Company’s common stock not held by Tower or its subsidiary was automatically converted into 1.8 ordinary shares of Tower. As a result of the Merger, Tower became the sole holder of the Company’s common stock and a change in control occurred. The Merger was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles, with Jazz being treated as the “acquired” company. In connection with this Merger, the Company adopted Tower’s fiscal year for reporting purposes.

As used in this prospectus, “we,” “us,” “our,” “Jazz,” the “Company” and words of similar import refer to Jazz Technologies, Inc. and “Jazz Semiconductor” refers solely to Jazz Semiconductor, Inc.  The term “Successor” refers to the Company following the Merger and the term “Predecessor” refers to the Company prior to the Merger.

Jazz’s Solution

Jazz is an independent semiconductor foundry, providing specialty process technologies, design solutions and application knowledge for the manufacture of analog and mixed-signal semiconductors. Key elements of its solution are as follows:

•
Jazz offers an independent and focused source for the manufacture of semiconductors using specialty process technologies.   Most other independent foundries focus on standard process technologies, rather than specialty process technologies. Some vertically integrated semiconductor companies who internally design, fabricate, package, test and market their own semiconductors, known as integrated device manufacturers, or IDMs, offer specialty process foundry services but also manufacture their own semiconductor products, which may be competitive with the products of their potential customers who seek these services. Jazz combines the benefits of independence with a focus on specialty process technologies.

•
Jazz offers a specialized design platform for analog and mixed-signal semiconductors. Jazz’s design engineering support team assists its customers with their advanced designs by leveraging Jazz’s application knowledge and experience to help guide their technology selection and design implementation. Jazz’s sophisticated design tools and services are specifically tailored to meet analog and mixed-signal design needs, and include specialized device modeling and characterization features that allow simulation of a variety of real world situations, including different temperatures, power levels and speeds.

•
Jazz offers a broad range of specialty process technologies. Jazz’s specialty process technology portfolio includes advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS and SiGe BiCMOS processes. In addition to these specialty process technologies, Jazz has recently begun to offer BCD processes optimized for analog semiconductors such as power management, high efficiency audio amplification, and optical driver integrated circuits. The breadth of Jazz’s portfolio allows it to offer its customers a wide range of solutions to address their high-performance, high-density, low-power and low-noise requirements for analog and mixed-signal semiconductors.

•
Jazz is a leader in high-performance SiGe process technologies. Jazz offers high performance 200 GHz 0.18 micron SiGe BiCMOS technology, which Jazz believes is one of the most advanced SiGe process technologies in production today.  Analog and mixed-signal semiconductors manufactured with SiGe BiCMOS process technologies can be smaller, require less power and provide higher performance than those manufactured with standard CMOS processes. Moreover, SiGe BiCMOS process technologies allow for higher levels of integration of analog and digital functions on the same mixed-signal semiconductor device.

Jazz’s Strategy

Key elements of Jazz’s strategy are as follows:

•
Further strengthen Jazz’s position in specialty process technologies for the manufacture of analog and mixed-signal semiconductors. Jazz is continuing to invest in its portfolio of specialty process technologies to address the key product attributes that make its customers’ products more competitive.

•
Target large, growing and diversified end markets. Jazz targets end markets characterized by high growth and high performance for which it believes its specialty process technologies have a high value proposition, including the wireless and high-speed wireline communications, consumer electronics, automotive and industrial markets. For example, Jazz believes that its specialty process technologies can provide performance and cost advantages over current CMOS solutions in the integration of power amplifiers with RF transceivers for wireless local area networking applications.

•	Continue to diversify Jazz’s customer base. Jazz intends to continue to grow and diversify its business by attracting new customers and expanding its customer base.

•
Maintain capital efficiency by leveraging its capacity and manufacturing model. Jazz seeks to maximize the utilization of its Newport Beach, California manufacturing facility to maintain cost-effective manufacturing. Jazz can typically increase its specialty process technology capacity and meet its customer performance requirements using adapted semiconductor process equipment sets that are typically one or two generations behind leading-edge digital CMOS process equipment. This typically allows Jazz to acquire lower-cost semiconductor process equipment to operate its Newport Beach, California fab.

•
Leverage potential synergies from the merger with Tower.  Since the merger with Tower, we have sought to leverage potential synergies by utilizing our combined purchasing power to negotiate more favorable pricing terms for goods and services, consolidating personnel and sharing services in areas including sales, marketing, R&D, legal, human resources and utilization of key executives.

Jazz’s Specialty Process Technologies

Jazz refers to its digital CMOS and standard analog CMOS process technologies as standard process technologies, and offers these standard process technologies in 0.5 micron, 0.35 micron, 0.25 micron, 0.18 micron and 0.13 micron.

Jazz refers to its advanced analog CMOS, RF CMOS, high voltage CMOS, BiCMOS, SiGe BiCMOS and BCD process technologies, as specialty process technologies. Most of Jazz’s specialty process technologies are based on CMOS processes with added features to enable improved size, performance and cost characteristics for analog and mixed-signal semiconductors. Products made with Jazz’s specialty process technologies are typically more complex to manufacture than products made using standard process technologies employing similar line widths. Generally, customers who use Jazz’s specialty process technologies cannot easily move designs to another foundry because the analog characteristics of the design are dependent upon its implementation of the applicable process technology. The relatively small engineering community with specialty process know-how has also limited the number of foundries capable of offering specialty process technologies. In addition, the specialty process design infrastructure is complex and includes design kits and device models that are specific to the foundry in which the process is implemented and to the process technology itself.

Jazz’s advanced analog CMOS process technologies have more features than standard analog CMOS process technologies and are well suited for higher performance or more highly integrated analog and mixed-signal semiconductors, such as high-speed analog-to-digital or digital-to-analog converters and mixed-signal semiconductors with integrated data converters. These process technologies generally incorporate higher density passive components, such as capacitors and resistors, as well as improved active components, such as native or low voltage devices, and improved isolation techniques, into standard analog CMOS process technologies. Jazz currently has advanced analog CMOS process technologies in 0.5 micron, 0.35 micron, 0.25 micron, 0.18 micron and 0.13 micron. These advanced analog CMOS processes form the baseline for Jazz’s other specialty process technologies.

Jazz’s RF CMOS process technologies have more features than advanced analog CMOS process technologies and are well suited for wireless semiconductors, such as highly integrated wireless transceivers, power amplifiers, and television tuners. These process technologies generally incorporate integrated inductors, high performance variable capacitors, or varactors, and RF laterally diffused metal oxide semiconductors into an advanced analog CMOS process technology. In addition to the process features, Jazz’s RF offering includes design kits with RF models, device simulation and physical layouts tailored specifically for RF performance. Jazz currently has RF CMOS process technologies in 0.25 micron, 0.18 micron and 0.13 micron. These RF CMOS process technologies form the baseline for some of Jazz’s other specialty process technologies.

Jazz’s high voltage CMOS and BCD process technologies have more features than advanced analog CMOS processes and are well suited for power and driver semiconductors such as voltage regulators, battery chargers, power management products and audio amplifiers. These process technologies generally incorporate higher voltage CMOS devices such as 5V, 8V, 12V and 40V devices, and, in the case of BCD, bipolar devices, into an advanced analog CMOS process. Jazz currently has high voltage CMOS offerings in 0.5 micron, 0.35 micron, 0.25 micron and 0.18 micron, and BCD offerings in 0.5 micron. Jazz also offers high voltage options that include a 0.35 micron BCD process technology and 40V capabilities to enable higher levels of analog integration at voltage ranges that are suitable for automotive electronics and line power conditioning for consumer devices.

Jazz’s BiCMOS process technologies have more features than RF CMOS process technologies and are well suited for RF semiconductors such as wireless transceivers and television tuners. These process technologies generally incorporate high-speed bipolar transistors into an RF CMOS process. The equipment requirements for BiCMOS manufacturing are specialized and require enhanced tool capabilities to achieve high yield manufacturing. Jazz currently has BiCMOS process technologies in 0.35 micron.

Jazz’s SiGe BiCMOS process technologies have more features than BiCMOS processes and are well suited for more advanced RF semiconductors such as high-speed, low noise, highly integrated multi-band wireless transceivers, television tuners and power amplifiers. These process technologies generally incorporate a silicon germanium bipolar transistor, which is formed by the deposition of a thin layer of silicon germanium within a bipolar transistor  . It is also possible to achieve higher speeds using SiGe BiCMOS process technologies equivalent to those demonstrated in standard CMOS processes that are two process generations smaller in line-width. For example, a 0.18 micron SiGe BiCMOS process is able to achieve speeds comparable to a 90 nanometer RF CMOS process. As a result, SiGe BiCMOS makes it possible to create analog products using a larger geometry process technology at a lower cost while achieving similar or superior performance to that achieved using a smaller geometry standard CMOS process technology. The equipment requirements for SiGe BiCMOS manufacturing are similar to the specialized equipment requirements for BiCMOS. Jazz has developed enhanced tool capabilities in conjunction with large semiconductor tool suppliers to achieve high yield SiGe manufacturing. Jazz believes this equipment and related process expertise makes Jazz one of the few silicon manufacturers with demonstrated ability to deliver SiGe BiCMOS products. Jazz currently has SiGe BiCMOS process technologies at 0.35 micron and 0.18 micron and is developing a 0.13 micron SiGe BiCMOS process.

Jazz also has technologies that integrate micro-electro-mechanical-system (MEMS) devices with CMOS

Jazz continues to invest in technology that helps improve the performance and integration level and reduce the cost of analog and mixed-signal products. This includes improving the density of passive elements such as capacitors and inductors, improving the analog performance and voltage handling capability of active devices, and integrating advanced features in Jazz’s specialty CMOS processes that are currently not readily available. Examples of such features currently under development include adding silicon-on-insulator (SOI) substrates to enable increased integration of RF and analog functions on a single die and scaling the features Jazz offers today to the 0.13 micron process technology.

Manufacturing

Jazz has placed significant emphasis on achieving and maintaining a high standard of manufacturing quality. Jazz seeks to enhance its production capacity for its high-demand specialty process technologies and to design and implement manufacturing processes that produce consistently high manufacturing yields. Jazz’s production capacity in each of its specialty process technologies enables Jazz to provide its customers with volume production, flexibility and quick-to-market manufacturing services. All of Jazz’s process research and development is performed in its manufacturing facility in Newport Beach, California.

Capacity

Jazz currently has the capacity in its Newport Beach, California fab to commence the fabrication process for approximately 18,000 standard CMOS eight-inch equivalent wafers per month based on 27 photo masking layers, however, the capacity varies as a function of the process technology and product mix being manufactured because certain processes require more processing steps than others. Jazz has the ability to rapidly change the mix of production processes in use in order to respond to changing customer needs and maximize utilization of the fab.

Raw Materials

Jazz’s manufacturing processes use highly specialized materials, including semiconductor wafers, chemicals, gases and photomasks. These raw materials are generally available from several suppliers. However, Jazz often selects one vendor to provide it with a particular type of material in order to obtain preferred pricing. In those cases, Jazz generally also seeks to identify, and in some cases qualify, alternative sources of supply.

Jazz has agreements with several key material suppliers under which they hold similar levels of inventory at Jazz’s warehouse and fab for its use. Jazz is not under any obligation under these agreements to purchase raw material inventory that is held by its vendors at its site until Jazz actually uses it, unless Jazz holds the inventory beyond specified time limits.

Jazz’s Services

Jazz primarily manufactures semiconductor wafers for its customers.

The processes required to take raw wafers and turn them into finished semiconductor devices are generally accomplished through circuit design, mask making, wafer fabrication, probe, assembly and test.

Sales Contracts

A few of Jazz’s major customers purchase services and products from it on a contract basis. Most other customers purchase from Jazz using purchase orders. Jazz prices its products for these customers on a per wafer or per die  basis, taking into account the complexity of the technology, the prevailing market conditions, volume forecasts, the strength and history of its relationship with the customer and its current capacity utilization.

Most of its customers usually place their orders only two to four months before shipment; however a few of its major customers are obligated to provide Jazz with longer forecasts of their wafer needs.

Customers, Markets and Applications

Jazz’s customers use Jazz’s processes to design and market a broad range of digital, analog and mixed-signal semiconductors for diverse end markets including wireless and high-speed wireline communications, consumer electronics, automotive and industrial. Jazz manufactures products that are used for high-performance applications such as transceivers and power management for cellular phones; transceivers and power amplifiers for wireless local area networking products; power management, audio amplifiers and driver integrated circuits for consumer electronics; tuners for digital televisions and set-top boxes; modem chipsets for broadband access devices and gaming devices; serializer/deserializers, or SerDes, for fiber optic transceivers; focal plan arrays for imaging applications; and wireline interfaces for switches and routers.

Order Backlog

All of Jazz’s orders are subject to possible rescheduling by its customers. Rescheduling may relate to quantities or delivery dates, and sometimes relates to the specifications of the products it is shipping. Most customers do business with Jazz on a purchase order basis, and some of these orders may be cancelled by the customer without penalty. Jazz also may elect to permit cancellation of orders without penalty where management believes it is in its best interests to do so. Consequently, Jazz cannot be certain that orders on backlog will be shipped when expected or at all. For these reasons, as well as the cyclical nature of its industry, Jazz believes that its backlog at any given date is not a reliable indicator of its future revenues.

Competition

Jazz competes internationally and domestically with dedicated foundry service providers such as Taiwan Semiconductor Manufacturing Company, United Microelectronics Corporation, Semiconductor Manufacturing International Corporation and Chartered Semiconductor Manufacturing Ltd., which, in addition to providing leading edge CMOS process technologies, also have capacity for some specialty process technologies. Jazz also competes with integrated device manufacturers that have internal semiconductor manufacturing capacity or foundry operations, such as IBM. In addition, several new dedicated foundries have commenced operations and may compete directly with Jazz. Many of Jazz’s competitors have higher capacity, longer operating history, longer or more established relationships with their customers, superior research and development capability and greater financial and marketing resources than Jazz. As a result, these companies may be able to compete more aggressively over a longer period of time than Jazz.

IBM competes in both the standard CMOS segment and in specialty process technologies. In addition, there are a number of smaller participants in the specialty process arena. Jazz believes that most of the large dedicated foundry service providers compete primarily in the standard CMOS segment, but they also have capacity for specialty process technologies. Prior to Jazz’s separation from Conexant, Conexant entered into a long-term licensing agreement with Taiwan Semiconductor Manufacturing Company under which Taiwan Semiconductor Manufacturing Company licensed from Conexant the right to manufacture semiconductors using Conexant’s then existing 0.18 micron or greater SiGe BiCMOS process technologies. Taiwan Semiconductor Manufacturing Company publicly announced in 2001 that it planned to use the licensed technology to accelerate its own foundry processes for the networking and wireless communications markets. Since Jazz’s formation, Jazz has continued to make improvements in its SiGe BiCMOS process technology. Jazz has not licensed any of these improvements to Taiwan Semiconductor Manufacturing Company. In the event Taiwan Semiconductor Manufacturing Company determines to focus its business on the SiGe BiCMOS market, it may use and develop the technology licensed to it in 2001 to compete directly with Jazz in the specialty market, and such competition may harm Jazz’s business.

As Jazz’s competitors continue to increase their manufacturing capacity, there could be an increase in specialty semiconductor capacity during the next several years. As specialty capacity increases there may be more competition and pricing pressure on Jazz’s services, and underutilization of its capacity may result. Any significant increase in competition or pricing pressure may erode its profit margins, weaken Jazz’s earnings or increase its losses.

Additionally, some semiconductor companies have advanced their CMOS designs to 90 nanometers or smaller geometries. These smaller geometries may provide the customer with performance and integration features that may be comparable to, or exceed, features offered by Jazz’s specialty process technologies, and may be more cost-effective at higher production volumes for certain applications, such as when a large amount of digital content is required in a mixed-signal semiconductor and less analog content is required. Jazz’s specialty process technologies will therefore compete with these advanced CMOS processes for customers and some of its potential and existing customers could elect to design these advanced CMOS processes into their next generation products. Jazz is not currently capable, and does not currently plan to become capable, of providing CMOS processes at these smaller geometries. If Jazz’s existing customers or new customers choose to design their products using these CMOS processes, Jazz’s business may suffer.

The principal elements of competition in the semiconductor foundry industry include:

•	technical competence;

•	production speed and cycle time;

•	time-to-market;

•	research and development quality;

•	available capacity;

•	fab and manufacturing yields;

•	customer service;

•	price;

•	management expertise; and

•	strategic relationships.

There can be no assurance that Jazz will be able to compete effectively on the basis of all or any of these elements. Jazz’s ability to compete successfully may depend to some extent on factors outside of its control, including industry and general economic trends, import and export controls, exchange controls, exchange rate fluctuations, interest rate fluctuations and political developments. If Jazz cannot compete successfully in its industry, its business and results of operations will be harmed.

Research and Development

The semiconductor industry is characterized by rapid changes in technology. As a result, effective research and development is essential to Jazz’s success. Jazz plans to continue to invest significantly in research and development activities to develop advanced process technologies for new applications.

Jazz’s research and development activities seek to upgrade and integrate manufacturing technologies and processes. Jazz maintains a central research and development team primarily responsible for developing cost-effective technologies that can serve the manufacturing needs of its customers. A substantial portion of Jazz’s research and development activities are undertaken in cooperation with its customers and equipment vendors.

Intellectual Property

Jazz’s success depends in part on its ability to obtain patents, licenses and other intellectual property rights covering and relating to wafer manufacturing and production processes, semiconductor structures and other structures fabricated on wafers. To that end, Jazz has acquired certain patents and patent licenses and intends to continue to seek patents. As of December 31, 2009, Jazz had 145 patents in force in the United States and 34 patents in force in foreign countries. Jazz also had 24 pending patent applications in the United States, 12 pending patent applications in foreign countries and no patent pending applications under the Patent Cooperation Treaty.

Jazz Semiconductor entered into a technology license agreement that grants to it worldwide perpetual license rights from PolarFab regarding certain process technologies that it intends to incorporate into its BCD process technologies for the manufacture of wafers by Jazz for its customers and customers of PolarFab. Jazz also entered into an associated technology transfer agreement for such processes. Jazz is able to adapt, prepare derivatives based on, or otherwise exploit the licensed technology; however, Jazz is restricted from using certain licensed BCD process technologies with respect to motor controllers for hard disk drives. Jazz is also able to sublicense the process technologies to manufacturing suppliers to manufacture for Jazz and its customers.

During 2004, Jazz Semiconductor entered into a cross license and release agreement with an unrelated third party. The license includes technology developed by the third party related to Jazz’s manufacturing process. In exchange for the license and release, Jazz agreed to make certain payments through 2007. Jazz may choose to obtain additional patent licenses or enter into additional patent cross-licenses in the future. However, there can be no assurance as to whether future agreements will be reached or as to the terms of any agreement that is consummated.

In connection with Jazz Semiconductor’s separation from Conexant, Conexant contributed to Jazz Semiconductor a substantial portion of its intellectual property, including software licenses, patents and intellectual property rights in know-how related to its business. Jazz Semiconductor agreed to license intellectual property rights relating to the intellectual property contributed to Jazz Semiconductor by Conexant back to Conexant and its affiliates. Conexant may use this license to have Conexant products produced by third-party manufacturers and to sell such products, but must obtain Jazz Semiconductor’s prior consent to sublicense these rights.

Jazz’s ability to compete depends on its ability to operate without infringing the proprietary rights of others. The semiconductor industry is generally characterized by frequent litigation regarding patent and other intellectual property rights. As is the case with many companies in the semiconductor industry, Jazz has from time to time received communications from third parties asserting that their patents cover certain of Jazz’s technologies or alleging infringement of their other intellectual property rights. Jazz expects that it will receive similar communications in the future. Irrespective of the validity or the successful assertion of such claims, Jazz could incur significant costs and devote significant management resources to the defense of these claims, which could seriously harm the Company.

Environmental Matters

Semiconductor manufacturing processes generate solid, gaseous, liquid and other industrial wastes in various stages of the manufacturing process. Jazz has installed various types of pollution control equipment in its fab to reduce, treat and, where feasible, recycle the wastes generated in its manufacturing process. Jazz’s operations are subject to strict regulation and periodic monitoring by the United States Environmental Protection Agency along with several state and local environmental agencies.

Jazz has implemented an environmental management system that assists Jazz in identifying applicable environmental regulations, evaluating compliance status and establishing timely waste preventive measures. Jazz has also obtained certification for implementing the standard requirements of ISO 14001:2004. ISO 14001 consists of a set of standards that provide guidance to the management of organizations to achieve an effective environmental management system.

Jazz believes that it has adopted pollution measures for the effective maintenance of environmental protection standards substantially consistent with U.S. federal, state and local environmental regulations. Jazz also believes that it is currently in material compliance with applicable environmental laws and regulations.

Risk Management and Insurance

As part of its risk management program, Jazz surveyed its buildings and fab for resistance to potential earthquake damage. As a result of this survey, Jazz implemented additional measures to minimize its fab’s exposure to potential damage caused by future earthquakes and seismically qualified its fab for a high magnitude earthquake.

Jazz maintains industrial special risk insurance for its facilities, equipment and inventories that covers physical damage and consequential losses from natural disasters and certain other risks up to the policy limits and except for exclusions as defined in the policies. Jazz also maintains public liability insurance for losses to others arising from its business operations and carries insurance for business interruption resulting from such events and if its suppliers are unable to provide Jazz with supplies. While Jazz believes that its insurance coverage is adequate and consistent with industry practice, significant damage to any of its or its manufacturing suppliers’ production facilities, whether as a result of fire or other causes, could seriously harm its business and results of operations.

Properties

Jazz’s headquarters and manufacturing facilities are located in Newport Beach, California. Jazz leases the use of these facilities from Conexant under non-cancellable operating leases that expire March 12, 2017 and it has the option to extend each lease for two consecutive five-year periods after March 12, 2017. Jazz and Conexant executed amendments to the leases which provide that Jazz’s headquarters office may be relocated one time no earlier than 12 months from the completion of the acquisition in 2007 to another building within one mile of its current location at Conexant’s option and expense, subject to certain conditions.

The following table provides certain information as to Jazz’s principal general offices, manufacturing and warehouse facilities:

Property Location	Use	Floor Space
Newport Beach, California	Headquarters office	68,227 square feet
Newport Beach, California	Manufacturing facility	320,510 square feet

Jazz expects these office and warehouse facilities to be adequate for its business purposes through 2010 and expects additional space to be available to use on commercially reasonable terms as needed.

Legal Proceedings

During 2008, an International Trade Commission (“ITC”) action was filed by Agere/LSI Corporation (“LSI”), which alleged infringement by 17 corporations of LSI’s patent no. 5,227,335. Following the initial filing, in October 2008, LSI amended the ITC complaint to add the Company, Tower and three other corporations as additional respondents. In September, 2009, the administrative law judge (“Judge”) ruled against LSI and in favor of the respondents, determining that the patent claims asserted by LSI are invalid. In November 2009, in response to a Petition for Review filed by LSI, the ITC determined that it would review the Judge’s determination on patent invalidity. In March 2010, the full ITC commission determined that there is no ITC violation, found the LSI patent claims to be invalid, and terminated the ITC investigation. The Company does not know whether any further legal proceedings will be pursued by LSI and cannot predict the outcome thereof.

In connection with the Company’s aerospace and defense business, its facility security clearance and trusted foundry status, the Company and Tower are working with the Defense Security Service of the United States Department of Defense (“DSS”) to develop an appropriate structure to mitigate any concern of foreign ownership, control or influence over the operations of the Company specifically relating to protection of classified information and prevention of potential unauthorized access thereto. In order to safeguard classified information, it is expected that the DSS will require adoption of a Special Security Agreement (“SSA”). The SSA may include certain security related restrictions, including restrictions on the composition of the board of directors, the separation of certain employees and operations, as well as restrictions on disclosure of classified information to Tower. The provisions contained in the SSA may also limit the projected synergies and other benefits to be realized from the merger of Tower and Jazz. There is no assurance when, if at all, an SSA will be reached.

BOARD OF DIRECTORS AND MANAGEMENT

Name Russell C. Ellwanger Rafi Mor Susanna H. Bennett	Age 55 47 56	Title Chairman of the Board Principal Executive Officer and Director Chief Financial Officer

Russell C. Ellwanger has served as our Chairman of the Board since September 2008.  He has served as the Chief Executive Officer of Tower since May 2005. Mr. Ellwanger also serves as Chairman of the Board of Directors of Tower’s wholly-owned subsidiary, Tower Semiconductor USA, Inc.  From 1998 to 2005, Mr. Ellwanger served in various executive positions for Applied Materials Corporation, including Group Vice President, General Manager of the Applied Global Services (AGS), from 2004 to 2005, Group Vice President, General Manager of the CMP and Electroplating Business Group, from 2002 to 2004.  Mr. Ellwanger also served as Corporate Vice President, General Manager of the Metrology and Inspection Business Group, from 2000 to 2002, during which he was based in Israel.  From 1998 to 2000, Mr. Ellwanger served as Vice President of Applied Materials’ 300-mm Program Office, USA.  Mr. Ellwanger served as General Manager of Applied Materials’ Metal CVD Division from 1997 to 1998 and from 1996 to 1997, Mr. Ellwanger served as Managing Director of CVD Business Development, during which he was based in Singapore.  In addition, Mr. Ellwanger held various managerial positions in Novellus System from 1992 to 1996 and in Philips Semiconductors from 1980 to 1992.

Rafi Mor has served as our Principal Executive Officer and as a Director since September 2008.  He was appointed as Senior Vice President and General Manager of Jazz Semiconductor (Tower’s wholly-owned subsidiary) Newport Beach (California) Site in September 2008 and as Newport Beach fab and site manager since September 2010. Previously, Mr. Mor served in Tower Semiconductor Ltd. as Vice President of Business Development since April 2007, after serving as Vice President and Fab 2 Manager since August 2005, and as Fab 1 Manager since March 2003.  From November 2000 to March 2003, Mr. Mor served as Senior Director of Process Device & Yield of Fab 1. From 1998 to 2000, Mr. Mor served as Director of Equipment Reliability & Support of Fab 1. Previously, Mr. Mor was employed by National Semiconductor in various engineering and management capacities.  Mr. Mor holds master's and bachelor's degrees in chemical engineering from Ben Gurion University.

Susanna H. Bennett has served as our Chief Financial Officer since December 2008.  She was also appointed as Vice President of Human Resources since April 2009. Mrs. Bennett joined Jazz Semiconductor in January 2008 as Senior Vice President and Assistant Chief Financial Officer. She was a CFO partner at Tatum LLC in 2007 focusing on M&A and IPO assignments in China. In 2006, she was CFO of eEye Inc., a network security software company. Prior to her role as a Transition Executive at IBM Corporation, she was CFO of Viacore Inc., a supply-chain software and services provider, from start-up in 1999 to its acquisition by IBM in 2006.  In 1989, Mrs. Bennett was on the management-buy-out team that found Printrak International Inc., a NASDAQ listed fingerprint identification systems provider, where she held multiple executive roles from 1989 to 1999, including VP Finance & Admin.  Since 1987 and prior to the buy-out, she was Corporate Controller of De La Rue Printrak Inc., which was formerly a technology group of Rockwell International Inc. Mrs. Bennett earned an Executive MBA from Pepperdine University and a BA in Business Administration Accounting from CSUF.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes Jazz’s executive compensation program for 2009 and program changes for 2010. We use this program to motivate and reward those who lead our business.

This section describes how we make compensation decisions for the following named executive officers for 2009: our Chairman of the Board, Russell Ellwanger in his capacity as Chairman of the Board of Jazz; our principal executive officer, Rafi Mor; and our chief financial officer, Susanna H. Bennett.

                      Philosophy and Goals of Our Executive Compensation Program

Because we are a wholly owned subsidiary of Tower, executive compensation policies, philosophy and programs are determined by Tower.  Tower seeks to develop compensation packages for Jazz executives that will allow us to attract, retain and motivate talented employees at all levels within the organization to enhance further long-term stockholder value. The primary objectives of our executive compensation program are: establishing compensation for our executive officers that is externally competitive, aligning compensation with our short-term and long-term performance, building stockholder value by providing incentives based on achievement of corporate goals and providing differentiated compensation based on individual performance. In order to implement those objectives, we provide a total compensation package to our executive officers through a mix of salary, bonus and long-term equity-based compensation that is designed to be competitive with comparable companies within the semiconductor and other high technology industries.

                      How We Make Compensation Decisions

Processes and Procedures

Generally, Tower’s Vice President of Human Resources evaluates and makes recommendations regarding the cash compensation levels for Mr. Mor and Ms. Bennett.   In doing so, she may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, models that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Tower stock performance data, analyses of historical executive compensation levels and current Tower-wide compensation levels, and benchmarking data regarding executive compensation for similar positions in similarly ranked companies in the industry.  Tower’s Chief Executive Officer evaluates the recommendations and approves the base salaries and bonuses for Mr. Mor and Ms. Bennett.  The final approval of base salary and bonuses for Mr. Mor is given by Tower’s compensation committee.  Mr. Ellwanger’s base salary and bonuses are evaluated by Tower’s compensation committee, said committee makes its recommendations to Tower’s audit committee, said audit committee makes its recommendations to Tower’s board of directors, the board makes its recommendations to Tower’s shareholders and Tower’s shareholders approve Mr. Ellwanger’s compensation.  Mr. Ellwanger serves as Chief Executive Office of Tower, Jazz’s parent.  His salary and compensation are paid by Tower, not Jazz, and he has not received any stock or option awards relating to his service as Jazz’s Chairman of the Board.  As disclosed below in the Summary Compensation Table, Jazz reimburses Tower for a portion of Mr. Ellwanger’s cash compensation.  All option grants are established by Tower’s compensation committee.

Benchmarking Executive Compensation

Jazz subscribes to Radford Consulting Services’ published compensation surveys which are widely used in our industry and are used by our human resources department to help benchmark salaries paid throughout the Jazz organization. In 2009, our human resources department referred to survey data from the Radford High-Technology Executive Compensation Survey in considering the competitiveness of executive officer compensation levels. The compensation committee did not use a formula to set pay in relation to this market data; rather it applied its own subjective discretion to determine compensation for each executive officer relative to such data.

Elements of Total Compensation

To accomplish our executive compensation program objectives, Tower provides our executive officers with compensation packages that generally consist of the following components: base salary, cash bonus and long-term equity incentives. None of Jazz’s executive officers is entitled to payments upon termination or change of control events in connection with their roles as executive officers of Jazz.

Base Salary

Base salaries are used to attract and retain employees by providing compensation that is not considered “at risk” as compared to other performance-based and long-term incentives. The initial base salary for each executive officer is established at the time of hire taking into consideration the executive officer’s scope of responsibilities, qualifications, experience, competitive salary information and salaries of  other employees in similar positions and with similar responsibilities in the company. Base salary adjustments for ensuing years are determined based on an assessment of the executive’s job responsibilities, performance against job responsibilities, overall Company performance, competitive salary information and overall economic conditions. These factors are subjectively assessed by Tower’s Chief Financial Officer, Vice President of Human Resources and Chief Executive Officer, and no formula is used to systematically score or weight such factors in determining or adjusting base salaries. Base salaries are generally reviewed during the first quarter of each fiscal year, and therefore any change in base salary reflects the prior year’s business and individual performance achievements. For purposes of setting base salary levels, Tower considers both an executive officer’s exhibited value to the organization and its business, as well as his or her anticipated contributions to our future short-term and long-term success.

Cash Bonuses

Annual Discretionary Bonus Program. For the year 2009, the committee created a discretionary bonus program for Jazz management-level employees. The purpose of this program was to provide an additional program to recognize individual performance by key employees for their contributions to our success that year. Awards to company officers were made in accordance with the approval process described above for base salaries and bonuses. In addition to considering an individual executive’s contributions to the company’s success, Tower took into consideration management objectives established by Tower’s Board of Directors in areas such as the following, but there was no set formula or weighting of these factors in determining whether to grant a bonus or the amount of any bonus granted to an individual executive: financial performance, strategy, customer support, business unit performance, operations, human resources and general management.

The specific bonuses awarded to our named executive officers from the 2009 discretionary bonus program are set forth in the “Bonus” column in the Summary Compensation Table.

Tower believes that a discretionary bonus program helps further differentiate compensation for individuals whose performance exceeded expectations or who achieved positive results on behalf of the Company during the year. A discretionary pool provides a mechanism for recognizing individual contributions when non-discretionary payouts under the management bonus plan are deemed not to reflect the contributions to or value of the employee relative to the achievement of the Company’s short- and long-term objectives. Awards from a discretionary bonus program could also be used to help retain key employees.  Whether such a program will be adopted, the timing for such adoption, the aggregate amount that may be set aside and the criteria for making individual awards in 2010 and subsequent years will be left to the discretion of the committee and as per the approval process described above.

Long-Term Equity Incentives

Tower provides long-term incentive compensation to our named executive officers through equity awards in the form of stock-options that vest over specified periods of time and which have an exercise price equal to the closing market price of our ordinary shares on the day before the date of grant.  Mr. Ellwanger has not been granted any options or other equity awards in connection with his role as Chairman of the Board of Jazz.  Ms. Bennett  received option grants under Jazz’s 2006 Equity Incentive Plan prior to the merger with Tower; these options became convertible into Tower shares following the merger.  In addition, Ms. Bennett has received option grants under Tower’s Employee Share Option Plan 2005, as amended and restated effective May 12, 2008, and under Tower’s 2009 Share Incentive Plan, and Mr. Mor has received option grants under Tower’s 2009 Share Incentive Plan, in connection with their roles as executive officers of Jazz.   These options were granted to provide incentives to our employees to execute on our long-term objectives and strategic initiatives. We believe the use of equity-based awards as a component of our compensation package for executive officers is the best approach to motivate said officers, encourage continued dedication to the Company and to focus said officers on the achievement of corporate goals and long-term strategies.

The Company is required to record a non-cash, stock-based compensation expense for stock-based options and awards, based on the grant date fair value of such awards. This expense is amortized under a straight-line method over the vesting period of each award.

Tower has not granted options with performance-based vesting conditions to Mr. Mor or Ms. Bennett, and since the merger with Tower, there have been no grants of other types of equity awards, such as restricted stock units, to either of these Jazz executives. Tower has examined other types of long-term incentives, including other types of equity incentives. Tower has not ruled out the use of such incentives in the future; however, for the present, Tower intends to continue to grant stock options as the exclusive type of long-term equity incentive for Jazz’s executive officers. Tower believes that stock options provide an appropriate balance between expenses, dilution, compensatory value and retention value.

Tower does not have a set policy for allocating compensation between long-term incentives and annual compensation or between cash and non-cash compensation.

Stock Options. Tower’s 2009 Share Incentive Plan authorizes the grant of stock options to Jazz employees. With respect to Jazz executive officers, stock options are typically granted from time to time, but there is no fixed schedule for such grants.  All equity-based awards require the approval of Tower’s compensation committee before they are awarded.

In connection with her initial hire by Jazz, Ms. Bennett was granted on February 15, 2008 options to purchase 20,000 shares of Jazz Technologies, Inc. common stock at an exercise price of $1.10 per share and on February 19, 2008 options to purchase 20,400 shares of Jazz Technologies, Inc. common stock at an exercise price of $1.09 per share.  In connection with the merger with Tower, these options became exercisable for 36,000 and 36,720 ordinary shares of Tower, respectively, at an exercise price of $0.62 and $0.61 per Tower ordinary share, respectively.  These options vest 33.33% one year following the grant date and 8.33% at the end of each three month period thereafter, such that they will be fully vested in February 2011.

In connection with the merger with Tower, a retention bonus agreement was entered into with Ms. Bennett, pursuant to which Ms. Bennett was granted options to purchase 55,000 Tower ordinary shares at an exercise price of $0.46 per share under Tower’s Employee Share Option Plan 2005, as amended and restated effective May 12, 2008.  These options vested 100% two years following the merger with Tower, on September 19, 2010.  Tower’s principal goal in making these grants was to provide Ms. Bennett with an incentive to remain with the Company following the merger with Tower.

Options to purchase an additional 100,000 Tower ordinary shares were granted to Ms. Bennett on August 3, 2009 pursuant to Tower’s 2009 Share Incentive Plan.  These options are exercisable at an exercise price of $0.29 (but not lower than the nominal value of Tower’s ordinary shares), which was the closing price of Tower’s ordinary shares on the NASDAQ Global Market on the trading day immediately prior to the date of approval of the grant by the compensation committee. These options will vest over a three-year period as follows: 50% of the options shall vest on the second anniversary of the date of grant and an additional 50% on the third anniversary of the date of grant. The options granted are exercisable for a period of seven years from the date of grant.

On August 3, 2009, options to purchase 200,000 Tower ordinary shares were granted to Mr. Mor pursuant to Tower’s 2009 Share Incentive Plan.  These options are exercisable at an exercise price of $0.29 (but not lower than the nominal value of Tower’s ordinary shares), which was the closing price of Tower’s ordinary shares on the NASDAQ Global Market on the trading day immediately prior to the date of approval of the grant by the compensation committee. These options will vest over a three-year period as follows: 50% of the options shall vest on the second anniversary of the date of grant and an additional 50% on the third anniversary of the date of grant. The options granted are exercisable for a period of seven years from the date of grant.

In determining the size of the annual option awards granted to our existing executive officers, the criteria evaluated include consideration of the performance of the executive officer in achieving corporate goals and long term strategy growth, the overall number and exercise prices of both vested and unvested options held by the executive officer, and the number of options awarded and timing of those awards made to executive officers in comparable positions within a group of comparable companies. These factors are considered on a collective basis by Tower’s vice president of human resources, Tower’s chief executive officer and Tower’s compensation committee.  The compensation committee makes a subjective determination as to the size of option grants based on these factors taken as a whole.

Our stock options generally expire 7 or 10 years from the date of grant.

Severance and Change of Control Payments

We have not entered into agreements containing severance benefits and change of control provisions for any of the named executive officers in connection with their roles at Jazz.

Relocation Benefits

Although our principal executive officer, Rafi Mor, spends the majority of his time at Jazz’s facility in Newport Beach, California, he is a citizen of Israel and maintains his principal residence there.    The Company pays Mr. Mor a per diem allowance for expenses while he is in California, pays for his housing and automobile expenses in California, and makes gross-up payments to Mr. Mor to account for the tax assessed against him with respect to these amounts.

Retention Agreement

In May 2008, after we had signed a merger agreement with Tower but before the merger closed, we entered into a retention agreement with Ms. Bennett, our chief financial officer, to help ensure that we continue to retain her services. Such retention agreement was intended to give Ms. Bennett incentives to remain with the Company through and following the merger with Tower.  The terms of Ms. Bennett’s retention agreement are described above under “Long-Term Equity Incentives.”

Other Compensation

In order to remain competitive and recruit and retain highly talented individuals, we provide other forms of compensation from time to time, such as a section 401(k) savings/retirement plan with matching contributions and health care plans partially funded by the Company. We also provide personal paid time off and paid holidays to all employees, including our executive officers, which are comparable to those provided at comparable companies.

Option Grant Timing and Pricing Disclosure

Tower’s Vice President of Human Resources from time to time makes recommendations to Tower’s Chief Executive Officer as to timing of option grants.  After distribution of option grants is approved by Tower’s Chief Executive Officer, Tower’s Vice President of Human Resources makes her recommendation to Tower’s Chief Executive Officer with respect to the employees to be granted options and the number of options to be granted to each employee.  All said option grants must be approved by Tower’s compensation committee.

Exercise price

The option exercise price will be the closing market price of Tower’s ordinary shares on the date prior to the date of approval by Tower’s compensation committee, or if the date prior to approval occurs on a weekend or holiday when NASDAQ is closed, then the exercise price is the closing price of the last trading day before the compensation committee approval.

SUMMARY COMPENSATION TABLE FOR FISCAL 2009, 2008 and 2007

The following table sets forth summary information for the fiscal years 2009, 2008 and 2007 of our current principal executive officer, our current chief financial officer, our former chief executive officer and our former chief financial officer.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)	Stock awards ($)(2)		Option awards ($)(2)	Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)

Russell Ellwanger, Chairman of the Board	2009	0	(3)	0	0		0	0		0		0

Rafi Mor Principal Executive Officer	2009	179,262	(4)				10,192			71,400	(12)	260,854

Susanna H. Bennett Chief Financial Officer	2009	200,000		55,000			12,892			5,875	(13)	273,767
	2008	184,615	(5)	10,000			1,669			4,329	(14)	200,613

Gilbert F. Amelio Chief Executive Officer	2008	426,923	(6)							1,839,758	(15)	2,266,681
	2007	507,692	(7)	– –	453,334		132,780	– –		4,595	(16)	1,098,401

Paul Pittman Chief Financial and Administrative Officer	2008	328,846	(8)		56,672					1,018,874	(17)	1,404,392
	2007	380,769	(9)	– –	573,618	(10)	119,406	1,000,000	(11)	86,053	(18)	2,159,846

(1)	Base salary for Ms. Bennett includes compensation deferred under our 401(k) employee savings plan.

(2)
The amounts shown are the compensation costs recognized in our financial statements related to equity awards granted to the named executive officer in the applicable fiscal year, to the extent we recognized compensation cost for such awards in accordance with the provisions of SFAS 123R.  Stock awards for Messrs. Amelio and Pittman relate to stock and option awards of Jazz Technologies, Inc. prior to the merger.

(3)
Mr. Ellwanger serves as Chief Executive Office of Tower, Jazz’s parent.  His salary and compensation are paid by Tower, not Jazz, and he has not received any stock or option awards relating to his service as Jazz’s Chairman of the Board. Jazz reimburses Tower for a portion of Mr. Ellwanger’s cash compensation.  In 2009, the amount reimbursed by Jazz to Tower for Mr. Ellwanger’s base salary, bonus and benefits was $ 766,000.

(4)
The 2009 salary of Mr. Mor reflects only the period of April 24, 2009 to December 31, 2009.  Mr. Mor joined as an officer on April 24, 2009.  Mr. Mor’s salary reflects $116,667 paid by Tower and a tax gross up of $62,595.

(5)	The 2008 salary of Ms. Bennett reflects only the period of January 7, 2008 to December 31, 2008. Ms. Bennett joined as an officer on January 7, 2008.

(6)	The 2008 salary of Dr. Amelio reflects only the period from January 1, 2008 to September 19, 2008. Dr. Amelio left the Company’s employ on September 19, 2008.

(7)
The 2007 salary of Dr. Amelio reflects only the period of February 16, 2007 to December 28, 2007.  Dr. Amelio received no compensation in his capacity as an officer or director until February 16, 2007, the date following the consummation of the acquisition of Jazz Semiconductor.

(8)	The 2008 salary of Mr. Pittman reflects only the period from January 1, 2008 to September 26, 2008. Mr. Pittman left the Company’s employ on September 26, 2008.

(9)	The 2007 salary of Mr. Pittman reflects only the period of February 16, 2007 to December 28, 2007. Mr. Pittman joined as an officer on February 16, 2007.

(10)
Mr. Pittman joined as an officer on February 16, 2007. Prior to the acquisition of Jazz Semiconductor, Mr. Pittman served as our financial advisor in connection with the acquisition of Jazz Semiconductor. Mr. Pittman's compensation for 2007 includes 51,993 shares of restricted stock he received in February 2007 in his capacity as financial advisor as a result of successful completion of the acquisition.

(11)
Mr. Pittman joined as an officer on February 16, 2007. Prior to the acquisition of Jazz Semiconductor, Mr. Pittman served as our financial advisor in connection with the acquisition of Jazz Semiconductor. Mr. Pittman's compensation for 2007 includes $1,000,000 he received in February 2007 in his capacity as financial advisor as a result of successful completion of the acquisition.

(12)
This amount consists of (a) $71,387 as reimbursement to Mr. Mor of relocation expenses and a tax gross-up on the value of such reimbursement, and (b) payment on behalf of Mr. Mor of $13 in term life insurance premiums.

(13)	This amount consists of (a) a matching contribution of $4,000 under the tax-qualified 401(k) Plan, (b) payment on behalf of Ms Bennett of $1,875 in term life insurance premiums.

(14)	This amount consists of (a) a matching contribution of $3,385 under the tax-qualified 401(k) Plan; (b) payment on behalf of Ms Bennett of $854 in term life insurance premiums.

(15)
This amount consists of (a) a matching contribution of $4,500 under the tax-qualified 401(k) Plan; (b)  payment on behalf of Dr. Amelio of $5,275 in term life insurance premiums; (c) a one-time payment to buy-out accrued vacation time in the amount of $23,077 (d) a severance payment of $1,794,000 in connection with Dr. Amelio’s departure from the Company on September 19, 2008; and (e) $12,906 in accrued vacation paid in connection with Dr. Amelio’s departure from the Company.

(16)	This amount consists of (a) a matching contribution of $1,990 under the tax-qualified 401(k) Plan; (b) payment on behalf of Dr. Amelio of $2,605 in term life insurance premiums.

(17)
This amount consists of (a) a matching contribution of $4,500 under the tax-qualified 401(k) Plan; (b)  payment on behalf of Mr. Pittman of $623 in term life insurance premiums; (c) $83,354 paid to Mr. Pittman as reimbursement of commuting expenses and a tax gross-up on the value of such reimbursement; (d) a one-time payment to buy-out accrued vacation time in the amount of $16,399; (e) a severance payment of $910,000 in connection with Mr. Pittman’s  departure from the Company on September 26, 2008; and (f) $3,998 in accrued vacation paid in connection with Mr. Pittman’s departure from the Company.

(18)
This amount consists of (a) a matching contribution of $692 under the tax-qualified 401(k) Plan; (b)  payment on behalf of Mr. Pittman of $530 in term life insurance premiums and (c) $84,831 paid to Mr. Pittman as reimbursement of commuting expenses and a tax gross-up on the value of such reimbursement.

The following table provides additional information about option awards granted to our named executive officers during the year ending December 31, 2009. We do not have any non-equity incentive award plans or equity incentive award plans and did not grant any stock awards in 2009 and have therefore omitted the corresponding columns. The Tower 2009 Share Incentive Plan under which the grants in the following table were made is described in the Compensation Discussion and Analysis section headed “Long-Term Equity Incentives.”

2009 Grants of Plan-Based Awards Table

Name	Grant Date	All Option Awards: Number of Securities Underlying Options (#(1))	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($) (2)
Russell Ellwanger	– –	– –	– –	– –
Rafi Mor	8/03/2009	200,000	0.29	87,500
Susanna Bennett	8/03/2009	100,000	0.29	43,896

(1)
These options vest over a three-year period as follows: 50% of the options shall vest on the second anniversary of the date of grant and an additional 50% on the third anniversary of the date of grant. The options granted are exercisable for a period of seven years from the date of grant

(2)
The option grants were valued as of their respective grant dates in accordance with FAS 123R.   As these values reflect the grant date fair value, they do not necessarily correspond to the actual value that may be recognized by the named executive officers.

2009 Compensation Arrangements of Named Executive Officers

Our named executive officers received their cash and equity compensation under the terms of their employment arrangements with us which are detailed further below. The specific amounts of salaries, bonuses and other equity and non-equity compensation that our named executive officers receive under their employment arrangements with us are determined in accordance with the above-described approval process with a view to ensuring that the total compensation amounts are competitive when measured against benchmarked compensation data of our industry peers, as further described in Compensation Discussion and Analysis. We do not have a set policy for allocating compensation between long-term incentives and annual compensation or between cash and non-cash compensation.

Employment and Severance Arrangements

In connection with their employment, we entered into offer letters with the named executive officers setting forth their respective initial base salaries, bonus eligibility and other employment benefits. Each named executive officer’s employment is on an “at-will” basis and each of them can be terminated by us or the named executive officer at any time, for any reason and with or without notice. Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including unpaid wages and accrued and unused vacation pay.

Potential Payments under Severance Arrangements

None of the named executive officers has any right to receive severance benefits upon termination of employment or change of control arising out of their engagement by Jazz.

Relocation Benefits

Mr. Mor became Jazz’s principal executive officer in 2009. He is a citizen of Israel and continues to maintain his principal residence there.  To induce Mr. Mor to assume his position at Jazz, we provide relocation benefit to him consisting of lease payments on an apartment in Newport Beach, automobile expenses and a per diem when he is in California.  To the extent these payments result in taxable income to him, the amount paid to him is grossed up to neutralize the effect of such taxes.

The following table summarizes the equity awards we have granted to our named executive officers which are outstanding as of December 31, 2009 in connection with their services at Jazz.

2009 Outstanding Equity Awards at Year-End Table

	Option Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)	Number of Securities Underlying Unexercised Options— Unexercisable (#)	Option Exercise Price ($/Share)	Option Expiration Date
R. Ellwanger(1)

R. Mor(2)		200,000	0.29	08/03/2016

S. Bennett	55,000		0.46	9/18/2018
		100,000	0.29	8/02/2016
	21,000	15,000	0.62	2/14/2018
	21,420	15,300	0.61	2/18/2018

(1)	Mr. Elwanger has no equity awards that were granted in connection with his serving as Chairman of the Board of Jazz.

(2)
The figures in this table reflect only awards made to Mr. Mor in connection with his serving as principal executive officer at Jazz and not prior grants made to him by Tower unrelated to his service at Jazz.

None of our named executive officers exercised options or received vested rights under stock awards during the year ended December 31, 2009.

2009 Pension Benefits

None of our named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us. Our compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.

2009 Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our compensation committee may elect to provide our executive officers and other employees with nonqualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

The following table provides certain information as of December 31, 2009 with respect to our equity compensation plans.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights ($)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	20,567,792	0.89	6,503,151

Equity compensation plans not approved by security holders (1)	--	--	--

Total	20,567,792	0.89	6,503,151

(1)	As of December 31, 2009, we did not have any equity compensation plans that were not approved by our stockholders.

DIRECTOR COMPENSATION

None of the members of our Board of Directors receives any compensation in the form of cash, equity grants or otherwise in connection with their service on the Board of Directors.

DIRECTOR INDEPENDENCE

None of the members of our Board of Directors would be considered independent as that term is defined by the rules of the Nasdaq Global Market (the exchange on which Tower’s ordinary shares are listed).

SECURITY OWNERSHIP

Effective September 19, 2008, upon completion of the merger with Tower, our common stock, warrants and units were delisted from the American Stock Exchange.  As a result of the merger, Tower is now the only registered holder of record of the Company’s common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We obtain certain services from our parent company Tower, including HR support, legal services, finance, etc. under an arrangement with Tower; we also provide certain such services, as well as manufacturing services, to Tower.  In addition, Tower and Jazz have each licensed certain intellectual property rights to the other and Jazz has purchased from Tower certain manufacturing tools and equipment.  These transactions have been structured to be on terms no less favorable to Jazz than if they were entered into with third parties.  The terms and conditions of these transactions are approved by  Jazz’s management and its board of directors.

The net amount payable by us to Tower for general and administrative services provided by Tower in 2009 and in the six months ended June 30, 2010 was approximately $7.4 million and $4.4 million, respectively.  In addition, $11.7 million and $0.4 million was payable by us to Tower during 2009 and the six months ended June 30, 2010, respectively,  to purchase manufacturing tools and for certain intellectual property rights.  During the six months ended June 30, 2010, $6.0 million was payable to us from Tower for manufacturing services provided to Tower, net of manufacturing services Tower provided to us.

THE EXCHANGE OFFER

We are offering to exchange up to $93,556,000 aggregate principal amount of registered 8% senior notes due 2015, which we refer to as the “exchange notes,” for any and all outstanding unregistered 8% senior notes due 2015, which we refer to as the “outstanding notes” and which were issued, together with warrants to purchase an aggregate of 25,254,070 ordinary shares of Tower Semiconductor Ltd., in a private offering on July 15, 2010, and which have certain transfer restrictions.  We are not offering, and will not offer, to exchange the warrants for registered warrants.

Purpose of the Exchange Offer; Exchange Terms

In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with the holders of the outstanding notes.  Pursuant to the registration rights agreement, we agreed to:

•	file with the SEC a registration statement under the Securities Act with respect to the exchange offer, and

•	complete the exchange offer on or prior to January 10, 2011.

We have agreed to issue and exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

Our outstanding notes in an aggregate principal amount of $93,556,000 are currently issued and outstanding.  The maximum aggregate principal amount of exchange notes that will be issued in exchange for outstanding notes is $93,556,000.  The terms of the exchange notes and the outstanding notes will be substantially the same in all material respects, except that the exchange notes will not be subject to the same transfer restrictions and will not be entitled to certain registration rights as provided in this prospectus. See “Description of Notes.”

The outstanding notes and the exchange notes bear interest at a rate of 8% per year, payable semiannually in arrears in cash on June 30 and December 31, commencing on December 31, 2010.  Holders of exchange notes will receive interest from the date of the last payment of interest on the outstanding notes.  Holders of exchange notes will not receive any interest on outstanding notes tendered and accepted for exchange.  In order to exchange your outstanding notes for transferable exchange notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and you have no arrangement or understanding with any person to participate, in the distribution of the exchange notes,

•
you are neither our “affiliate,” as defined in Rule 405 of the Securities Act, or if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, nor a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•
if you are not a broker-dealer, you will also be representing that you are not engaged in and do not intend to engage in a distribution of the exchange notes, and that you have no arrangement or understanding with any person to distribute the exchange notes; and

•
if you are a broker, that you will receive the exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities and that you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered in the exchange offer, and the exchange agent will deliver the exchange notes promptly after the expiration date of the exchange offer.

If you tender your outstanding notes, you will not be required to pay brokerage commissions or fees, but you may be required to pay transfer taxes with respect to the exchange of the outstanding notes in connection with the exchange offer and certain other taxes described below under “The Exchange Offer — Transfer Taxes.” We will not apply a service charge and we will pay all expenses in connection with the exchange offer.

We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing outstanding notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires at 5:00 p.m., New York City time, on [_____________], 2011, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

In order to extend the exchange offer, we will:

•	notify the exchange agent of any extension by oral or written notice; and

•
issue a press release or other public announcement that will include disclosure of the approximate number of outstanding notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of outstanding notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “The Exchange Offer — Conditions of the Exchange Offer” have not been satisfied or waived by us;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•
to extend the expiration date and retain all outstanding notes tendered in the exchange offer, subject to your right to withdraw your tendered outstanding notes as described under “The Exchange Offer — Withdrawal of Tenders.”

Any waiver or amendment to the exchange offer will apply to all outstanding notes tendered, regardless of when or in what order the outstanding notes were tendered.  If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

In the event we terminate the exchange offer, all outstanding notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

In the event that the exchange offer is withdrawn or otherwise not completed, exchange notes will not be given to holders of outstanding notes who have validly tendered their outstanding notes and all outstanding notes will be returned promptly to the tendering holders.

Resale of Exchange Notes

Under existing SEC interpretations, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC.  All broker-dealers that receive exchange notes in the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of the exchange notes.  If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, the broker-dealer may use this prospectus in connection with resales of the exchange notes.

However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

If you tender outstanding notes in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes:

•	you cannot rely on those interpretations by the SEC staff, and

•
you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Securities Act.

All broker-dealers that receive exchange notes in the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of the exchange notes.  If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, the broker-dealer may use this prospectus in connection with resales of the exchange notes.  Please read the section captioned “Plan of Distribution” for more details regarding the transfer of exchange notes.

Acceptance of Outstanding Notes for Exchange

We will accept for exchange outstanding notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, on or before the later of: (1) the expiration date of the exchange offer and (2) the satisfaction or waiver of the conditions specified below under “The Exchange Offer — Conditions of the Exchange Offer.” Tenders of outstanding notes will be accepted only in minimum denominations equal to $1,000 or integral multiples of $1,000 in excess thereof unless the holder has a book-entry position created by DTC less than $1,000.

We expressly reserve the right, in our sole discretion, to:

•
delay acceptance for exchange of outstanding notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; and

•
terminate the exchange offer and not accept for exchange any outstanding notes not theretofore accepted for exchange, if any of the conditions set forth below under “The Exchange Offer — Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, exchange notes will be issued only after timely receipt by the exchange agent of (i) certificates representing outstanding notes, or confirmation of book-entry transfer, (ii) a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and (iii) any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding notes, or defectively tendered outstanding notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the exchange notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the exchange notes and transmitting them to the holders. The exchange agent will deliver the exchange notes to holders of outstanding notes accepted for exchange after the exchange agent receives the exchange notes.

If, for any reason, we delay acceptance for exchange of validly tendered outstanding notes or we are unable to accept for exchange validly tendered outstanding notes, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding notes, without prejudice to our rights described under “The Exchange Offer — Expiration Date; Extensions; Termination; Amendments,” “The Exchange Offer — Conditions of the Exchange Offer” and “The Exchange Offer — Withdrawal of Tenders,” subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

If any tendered outstanding notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more outstanding notes than those that are tendered, certificates evidencing outstanding notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “The Exchange Offer — Procedures for Tendering Outstanding Notes,” such outstanding notes will be credited to the account maintained at such book-entry transfer facility from which such outstanding notes were delivered, unless otherwise requested by such holder under Special Delivery Instructions in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

Tendering holders of outstanding notes exchanged in the exchange offer will not be obligated to pay brokerage commissions with respect to the exchange of their outstanding notes other than as described in the instructions to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Outstanding Notes

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding notes should contact such registered holder promptly and instruct such registered holder to tender outstanding notes on such beneficial owner’s behalf.

The exchange agent and The Depository Trust Company (“DTC”) have confirmed that the exchange offer is eligible for the DTC automated tender offer program. The exchange agent will seek to establish a new account or utilize an existing account with respect to the outstanding notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the outstanding notes may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent’s account.

Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery.

The confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at a book-entry transfer facility is referred to in this prospectus as a “book-entry confirmation.”  Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility’s procedures does not constitute delivery to the exchange agent.

Letters of transmittal should be sent only to the exchange agent, and not to us or to any book-entry transfer facility.

The method of delivery of letters of transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering outstanding notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of outstanding notes will be accepted.

Signature Guarantee.  Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•
the letter of transmittal is signed by the registered holder of the outstanding notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those outstanding notes, or if any outstanding notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the Special Issuance Instructions nor the Special Delivery Instructions box on the letter of transmittal has been completed, or

•	the outstanding notes are tendered for the account of an eligible institution.

An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion program or the Stock Exchange Medallion program, which is generally a member of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office in the United States.

If you wish to tender your outstanding notes and:

(1)  time will not permit your letter of transmittal and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(2) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following are complied with:

•	your tender is made by or through an eligible institution; and

•
on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, or via an electronically transmitted agent’s message, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your outstanding notes and the principal amount of outstanding notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) be received by the exchange agent in the form of a properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

Other Matters.  Exchange notes will be issued in exchange for outstanding notes accepted for exchange only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation with respect to your outstanding notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.

We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of outstanding notes. Our determination will be final and binding on all parties.  Alternative, conditional or contingent tenders of outstanding notes will not be considered.  We reserve the absolute right to reject any or all tenders of outstanding notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful.  We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes.

Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

Any defect or irregularity in connection with tenders of outstanding notes must be cured within the time we determine, unless waived by us. We will not consider the tender of outstanding notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth below under “The Exchange Offer — Exchange Agent,” or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

 Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn, and

•	identify the outstanding notes to be withdrawn, including the principal amount of the outstanding notes.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes.  This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.  You may retender properly withdrawn outstanding notes by following one of the procedures described under “The Exchange Offer — Procedures for Tendering Outstanding Notes” at any time on or prior to the expiration date.

Conditions of the Exchange Offer

We may terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of outstanding notes so tendered if, on or prior to the expiration date of the exchange offer, we determine that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC or that any litigation has been instituted or threatened that would impair our ability to proceed with the exchange offer. We reserve the right to waive any defects, irregularities or conditions of surrender as to particular outstanding notes.

Transfer Taxes

You will pay any tax applicable to the transfer and exchange of outstanding notes pursuant to the exchange offer.

Consequences of Failing to Exchange

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will remain subject to the restrictions on transfer of the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws.  Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

The exchange notes will be accounted for as an extinguishment of the old notes and issuance of new notes with the difference between the fair value of the new notes and the warrants granted and the carrying values of the old notes recorded currently in earnings.

Exchange Agent

U.S. Bank National Association has been appointed as exchange agent for the exchange offer.  You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent.  You should send certificates for outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

U.S. Bank National Association
60 Livingston Avenue
EP-MN-WS2N
St. Paul, MN  55107
Attn: Specialized Finance
Tel:  (800) 934-6802
Fax:  (651) 495-8158

DESCRIPTION OF THE NOTES

The exchange notes offered hereby will be issued, and the outstanding notes were issued, under the indenture (the "Indenture"), dated as of July 15, 2010, among the Company, each of the Guarantors and US Bank National Association, as trustee (the "Trustee"). For purposes of this description, unless the context otherwise requires, references to the "notes" includes the exchange notes and the outstanding notes. The terms of the notes include those stated in the Indenture and those made part of the Indenture by references to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

The following description is only a summary of the material provisions of the Indenture.  We urge you to read the Indenture because it, not this description, defines your rights as a holder of notes.  The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you can obtain a copy of the Indenture as described under "Where You Can Find More Information."  Any capitalized terms used in the following description and not defined herein shall have the meanings ascribed to them in the Indenture.

Original Notes and Exchange Notes Will Represent Same Debt

The exchange notes will be issued solely in exchange for an equal principal amount of outstanding notes pursuant to the exchange offer. The exchange notes will evidence the same debt as the outstanding notes and both series of notes will be entitled to the benefits of the Indenture and treated as a single class of debt securities. The terms of the exchange notes will be the same in all material respects as the outstanding notes except that (i) the exchange notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) the exchange notes will not be subject to the registration rights, under the Registration Rights Agreement, relating to the outstanding notes.

If the exchange offer is consummated, holders of the outstanding notes who do not exchange their outstanding notes for exchange notes will vote together with holders of the exchange notes for all relevant purposes under the Indenture. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentages in aggregate principal amount of the outstanding notes and the exchange notes then outstanding.

Brief Description of the Notes

The notes:

•	are unsecured senior obligations of the Company;

•	are senior in right of payment to any Subordinated Indebtedness of the Company;

•	are guaranteed on a senior basis by the Guarantors, each of whom is a domestic Subsidiary of the Company; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

Maturity, Interest and Principal

The Company issued the outstanding notes initially in an aggregate principal amount of $93.556 million. The notes will mature on June 30, 2015. We are not permitted to issue more notes under the Indenture other than the exchange notes.  Interest on the notes will accrue at the rate of 8.0% per annum and will be payable semiannually in arrears on each June 30 and December 31, to the holders of record of notes at the close of business on the June 15 and December 15, respectively, immediately preceding such interest payment date. The first interest payment with respect to the notes will be December 31, 2010.  Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from June 30, 2010.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Additional interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement.

The notes are issued only in registered form without coupons, in denominations of $2,000 and integral multiples of $1,000. Principal of, premium, if any, and interest on the notes will be payable at the office or agency of the Trustee maintained for such purposes, at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the holders of notes at their respective addresses set forth in the register of holders of notes.  Unless otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose. No service charge will be made for any transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

The notes are expected to trade in the Same-Day Funds Settlement System of DTC until maturity, and secondary market trading activity for the notes will therefore settle in same-day funds.

Optional Redemption

The notes will not be redeemable at the Company’s option prior to July 1, 2013.  Thereafter, the notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 days’ and no more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued and unpaid interest thereon to but excluding the applicable redemption date (subject to the rights of holders of record of the notes on the relevant record date to receive payments of interest on the related interest payment date), if redeemed during the 12-month period beginning on July 1 of the years indicated below:

Year	Percentage
2013	104.00%
2014	102.00%

Selection and Notice of Redemption

In the event that less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, by lot or by such other method as the Trustee deems fair and appropriate (subject to the rules of DTC); provided, however, that notes in the principal amount of $2,000 or less shall not be redeemable in part. Notice of redemption shall be mailed by first-class mail (or, if notes are held in book-entry form, by electronic transmission) to each holder of notes to be redeemed at its registered address, at least 30 but not more than 60 days before the redemption date, except in connection with an Excess Proceeds Offer as described in Section 3.08 of the indenture and except [that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or a satisfaction and discharge of the notes]. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender for cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Sinking Fund

The notes will not be entitled to the benefit of any mandatory sinking fund.

Ranking

Senior Indebtedness versus Notes

The indebtedness evidenced by the notes and the guarantees thereof will be unsecured and will rank pari passu in right of payment to the other senior indebtedness of the Company and the Guarantors, as the case may be. The notes will effectively rank junior to any of the Company's existing and future secured debt to the extent of the value of the assets securing such debt.

As of June 30, 2010, the notes ranked (1) equally with approximately $43.7 million of the Company's other unsecured senior obligations and (2) effectively junior to up to $23.8 million (including $1.8 million in the form of letters of credit) drawn down under the Company’s $45 million credit line.

Subordinated Indebtedness versus Notes

The indebtedness evidenced by the notes and the guarantees thereof will rank senior in right of payment to the Subordinated Indebtedness of the Company and the Guarantors, as the case may be.  As of June 30, 2010, neither the Company nor any of the Guarantors had Subordinated Indebtedness.

Guarantees

The Guarantors will fully and unconditionally guarantee, on a senior unsecured basis, jointly and severally, to each holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the notes, including the payment of principal of and interest on the notes. The Guarantors are, and subject to limited exceptions shall continue to be, the current and future United States subsidiaries of the Company.

Notwithstanding the foregoing, in the event that any Guarantee would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the applicable Guarantor under its Guarantee shall be reduced to the maximum amount permissible under such fraudulent conveyance or similar law.

Each Guarantor that makes a payment or distribution under its guarantee will be entitled to a pro rata contribution from each other Guarantor based on the net assets of each other Guarantor determined in accordance with GAAP.

The guarantee of a Guarantor will be released:

(1)  in connection with any direct or indirect sale, conveyance or other disposition of the Capital Stock of that Guarantor (including by way of merger or consolidation) following which such Guarantor ceases to be a direct or indirect Subsidiary of the Company if such sale is made as permitted by the Indenture;

(2)  if such Guarantor is dissolved or liquidated in accordance with the provisions of the Indenture;

(3)  upon discharge or defeasance of the Indenture in compliance with its terms; or

(4)  if the Company properly any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the terms of the Indenture.

Change of Control

Upon the occurrence of a Change of Control, unless the Company has previously or concurrently mailed or delivered a redemption notice with respect to all outstanding Notes as set forth under “-Optional Redemption”, the Company shall make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of such Holder’s Notes at a cash purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to but excluding the date of repurchase (subject to the rights of holders of record of the Notes on the relevant record date to receive payments of interest on the related interest payment date) (in either case, the “Change of Control Payment”).  Within 30 days following any Change of Control, the Company shall provide notice to each Holder with a copy to the Trustee containing all information material to the Holders’ decision to tender notes, including, without limitation, the purchase date, which shall be no earlier than 30 days and not later than 60 days after the date such notice is mailed or delivered (the “Change of Control Payment Date”).

Notwithstanding the foregoing, if the acquiring person in the Change of Control transaction (i) is a corporation or limited liability company formed and validly existing under the laws of the United States of America or any State thereof or any member country of the European Union and (ii) the corporate family rating of the acquiring person is Investment Grade, the Company may elect to pay all of the Change in Control Payment in such acquiring person’s Common Equity or American Depositary Shares that have been (x) registered under the Securities Act and with any U.S. governmental authority under any state law or any other federal law that is necessary for such shares to be validly issued or delivered, and (y) approved for listing on a U.S. national securities exchange, the London Stock Exchange or the Frankfurt Stock Exchange.  The Company shall provide notice of such election, at the time it provides notice to the holders of the Change of Control Offer.  If such election is made, on the Change of Control Payment Date, the Company shall deliver to holders tendering Notes in connection with such Change of Control Offer the number of shares of Common Equity or American Depositary Shares equal to the Change in Control Payment payable to such holder divided by 97% of the Current Market Price.

The Company shall comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws, rules and regulations thereunder to the extent such laws, rules and regulations are applicable in connection with the repurchase of the Notes required in the event of a Change of Control.  The Company’s obligations in respect of a Change of Control Offer can be modified with the consent of Holders of a majority of the aggregate principal amount of Notes then outstanding at any time prior to the occurrence of a Change of Control.

If a Change of Control Offer is made, there can be no assurance that we will have available funds sufficient to pay the Change of Control Payment for all of the notes that might be delivered by holders of notes seeking to accept the Change of Control Offer. In addition, there can be no assurance that our debt instruments will permit such offer to be made. Failure to make a Change of Control Offer, even if prohibited by our debt instruments, also would constitute a default under the Indenture. See "Risk Factors—If we experience a change of control, we will be required to make an offer to repurchase the notes. However, we may be unable to do so due to lack of funds or covenant restrictions." We shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of our company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between us and the initial purchasers of the outstanding notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings, if any. The Indenture contains restrictions on our ability to incur additional Indebtedness, as described under "—Certain Covenants—Limitation on Indebtedness"and "—Limitation on Liens." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The use of the term "all or substantially all" in provisions of the Indenture such as clause (c) of the definition of "Change of Control" and under "—Consolidation, Merger, Sale of Assets, etc." has no clearly established meaning under New York law (which governs the Indenture) and has been the subject of limited judicial interpretation in only a few jurisdictions. Accordingly, there may be a degree of uncertainty in ascertaining whether any particular transaction would involve a disposition of "all or substantially all" of the assets of a person, which uncertainty should be considered by prospective purchasers of notes.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us.

Certain Covenants

The Indenture contains the following covenants, among others:

Limitation on Restricted Payments

(a)           Neither the Company nor any of its Restricted Subsidiaries may, directly or indirectly:

(i)       pay any dividend or make any distribution on account of any Equity Interests of the Company other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company;

(ii)       purchase, redeem or otherwise acquire or retire for value any of the Company’s Equity Interests or any Subordinated Indebtedness, other than (x) Subordinated Indebtedness within one year of the stated maturity date thereof and (y) any such Equity Interests or Subordinated Indebtedness owned by the Company or by any Restricted Subsidiary;

(iii)       pay any dividend or make any distribution on account of any Equity Interests of any Restricted Subsidiary, other than:

     (A)           to the Company or any Restricted Subsidiary; or

     (B)           to all holders of any class or series of Equity Interests of such Restricted Subsidiary on a pro rata basis; or

(iv)       make any Restricted Investment

(all such prohibited payments and other actions set forth in clauses (i) through (iv) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           after giving effect to the incurrence of any Indebtedness the net proceeds of which are used to finance such Restricted Payment, the Company is able to incur at least $1.00 of additional Indebtedness in compliance with clause (a) of the covenant description under “-Limitation on Incurrence of Indebtedness;” and

(3)           such Restricted Payment, together with the aggregate of all other Restricted Payments made after the Issue Date, is less than the sum of:

(A)           50% of the aggregate amount of the Consolidated Net Income accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter during which the Issue Date occurs and ending on the last day of the Company’s most recently completed fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or in the case that such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(B)           an amount equal to the sum of (x) 100% of the aggregate net cash proceeds and the fair market value of any property or assets received by the Company from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company (other than Equity Interests sold to any of the Company’s Subsidiaries), following the Issue Date and (y) the aggregate amount by which Indebtedness (other than any Indebtedness owed to the Company or a Subsidiary) incurred by the Company or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Company’s balance sheet upon the conversion or exchange thereof into Qualified Capital Stock (less the amount of any cash, or the fair market value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus

(C)           if any Unrestricted Subsidiary is designated by the Company as a Restricted Subsidiary, an amount equal to the fair market value of the net Investment by the Company or a Restricted Subsidiary in such Subsidiary at the time of such designation; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Company or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3) less amounts received by the Company or any Restricted Subsidiary from such Unrestricted Subsidiary that increased the amount available for Restricted Payments pursuant to clause (D) below; plus

        (D)           100% of any cash dividends and other cash distributions received by the Company and the Company’s Restricted Subsidiaries from an Unrestricted Subsidiary since the Issue Date to the extent not included in Consolidated Net Income; provided, however, that the foregoing amount shall not exceed the amount of Restricted Investments made by the Company or any Restricted Subsidiary in any such Unrestricted Subsidiary following the Issue Date which reduced the amount available for Restricted Payments pursuant to this clause (3); plus

(E)           to the extent not included in clauses (A) through (D) above, an amount equal to the net reduction in Restricted Investments of the Company and the Company’s Restricted Subsidiaries following the Issue Date resulting from payments in cash of interest on Indebtedness, dividends, or repayment of loans or advances, or other transfers of property, in each case, to the Company or to a Restricted Subsidiary or from the net cash proceeds from the sale, conveyance, liquidation or other disposition of any such Restricted Investment, not to exceed the amount of such Restricted Investment so made.

(b)           The foregoing provisions will not prohibit the following (provided that with respect to clause (6) below, no Default or Event of Default shall have occurred and be continuing):

(1)           the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions hereof;

(2)           the redemption, repurchase, retirement or other acquisition of (x) any Equity Interests of the Company in exchange for, or out of the net proceeds of the substantially concurrent issue or sale of, Equity Interests (other than Disqualified Stock) of the Company (other than Equity Interests (other than Disqualified Stock) issued or sold to any Subsidiary) or (y) Subordinated Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary (A) in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Capital Stock, (B) in exchange for, or out of the proceeds of the substantially concurrent incurrence of, Refinancing Indebtedness permitted to be incurred under clause (b)(9) of the covenant described under “-Limitation on Incurrence of Indebtedness” or other Indebtedness permitted to be incurred under “-Limitation on Incurrence of Indebtedness” or (C) with the Net Proceeds from an Asset Sale or upon a Change of Control, in each case with respect to Subordinated Indebtedness redeemed, repurchased, retired or acquired under this clause (C), to the extent required by the agreement governing such Subordinated Indebtedness but only if the Company shall have previously applied such Net Proceeds to make an Excess Proceeds Offer or made a Change of Control Offer, as the case may be, in accordance with “-Limitation on Asset Sales” or “-Change of Control”, as applicable, and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming or repurchasing such Subordinated Indebtedness;

(3)           the accrual, declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or shares of Preferred Equity Interests of any Restricted Subsidiary issued in accordance with “-Limitation on Incurrence of Indebtedness;”

(4)           repurchases or other acquisitions of Equity Interests deemed to occur upon exercise of stock options or warrants or upon the vesting of restricted stock units if such Equity Interests represent the exercise price of such options or warrants or represent withholding taxes due upon such exercise or vesting;

(5)           Restricted Payments in an amount not to exceed $2.0 million;

(6)           the purchase of Equity Interests or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests of the Company held by any existing or former employees, management or directors of the Company or any Restricted Subsidiary of the Company or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management, employees or directors; provided that such redemptions or repurchases pursuant to this clause (6) during any calendar year will not exceed $1.0 million in the aggregate (with unused amounts in any calendar year being carried over to succeeding calendar years);

(7)            the purchase of fractional shares of Capital Stock of the Company arising out of stock dividends, splits or combinations or mergers, consolidations or other acquisitions or the payment of cash in lieu of fractional shares upon the exercise of warrants, options or other securities convertible into or exercisable for Capital Stock of the Company;

(8)             in connection with any acquisition by the Company or by any of its Restricted Subsidiaries, the receipt or acceptance of the return to the Company or any of its Restricted Subsidiaries of Capital Stock of the Company or any Restricted Subsidiaries constituting a portion of the purchase price consideration in settlement of indemnification claims or as a result of a purchase price adjustment (including earn-outs and similar obligations);

(9)            the honoring of any conversion request by a holder of any convertible Indebtedness that is convertible into Capital Stock of the Company or its Restricted Subsidiaries and the making of cash payments in lieu of fractional shares in connection with any conversion of convertible Indebtedness in accordance with the terms of any convertible Indebtedness; and

(10)          payments or distributions to stockholders in an amount not to exceed $1.0 million pursuant to appraisal rights required under applicable law in connection with any merger, consolidation or other acquisition by the Company or any Restricted Subsidiary.

(c)           Restricted Payments made pursuant to clause (a) of this covenant and clause (b)(1) of this covenant shall be included as Restricted Payments in any computation made pursuant to clause (3) of paragraph (a) of this covenant. Restricted Payments made pursuant to clauses (b)(2) through (10) of this covenant shall not be included as Restricted Payments in any computation made pursuant to clause (3) of paragraph (a) of this covenant.

(d)           If the Company or any Restricted Subsidiary makes a Restricted Investment and the Person in which such Investment was made subsequently becomes a Restricted Subsidiary, to the extent such Investment resulted in a reduction in the amounts calculated under clause (3) of Section 4.07(a) or under any other provision of this Section 4.07 (which was not subsequently reversed), then such amount shall be increased by the amount of such reduction.

(e)           For purposes of determining compliance with this covenant, (i) the amount of any Restricted Payment shall be counted only once, and (ii) if a Restricted Payment (A) meets the criteria of more than one of the categories described in clauses (1) through (10) of paragraph (b) of this covenant, or (B) is permitted to be made pursuant to paragraph (a) of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (10) of paragraph (b) of this covenant, or (C) meets the criteria of one or more of the categories of Permitted Investments and is also permitted to be made pursuant to paragraph (a) of this covenant and/or also meets the criteria of one or more categories described in clauses (1) through (10) of paragraph (b) of this covenant, the Company shall, in its sole discretion, divide and classify such Restricted Payment in any manner that complies with this covenant and may from time to time reclassify such Restricted Payment in any manner in which such item could be incurred at the time such Restricted Payment was made.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

(a)           The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distribution to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries;

(2)           make loans or advances to the Company or any of its Subsidiaries; or

(3)           transfer any of its properties or assets to the Company or any of its Subsidiaries.

(b)           The foregoing limitations shall not apply to any such encumbrances or restrictions existing under or by reason of:

(1)           Existing Indebtedness and existing agreements as in effect on the Issue Date;

(2)           applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case issued or imposed by a governmental authority;

(3)           pursuant to an agreement existing at the time a Person became a Restricted Subsidiary or property is acquired by the Company or any Restricted Subsidiary (including those existing by reason of Acquired Debt); provided, however, that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary or such property being acquired and are not applicable to the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(4)           by reason of customary nonassignment provisions in leases, licenses and other agreements entered into in the ordinary course of business and consistent with past practices;

(5)           Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being Refinanced;

(6)           this Indenture and the Notes or by the Company’s other Indebtedness ranking pari passu with the Notes; provided that such restrictions are no more restrictive taken as a whole than those imposed by this Indenture and the Notes;

(7)           any Credit Facility;

(8)           any agreement, contract or instrument entered into in connection with Permitted Liens to the extent imposing restrictions on the assets subject to such Liens;

(9)           any agreement for the sale of any Subsidiary or its assets that restricts distributions by that Subsidiary (or sale of such Subsidiary’s Equity Interests) pending its sale; provided that during the entire period in which such encumbrance or restriction is effective, such sale (together with any other sales pending) would be permitted under the terms of this Indenture;

(10)           secured Indebtedness otherwise permitted to be incurred by this Indenture that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(11)           customary provisions in joint venture agreements and other similar agreements which are applicable to the Equity Interests of such joint venture;

(12)           Purchase Money Indebtedness permitted under the covenant described under “-Limitation on Incurrence of Indebtedness” that imposes restrictions of the type described in clause (3) of paragraph (a) of this covenant on the property so acquired;

(13)           any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) of paragraph (b) of this covenant; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(14)           under any contract, instrument or agreement relating to Indebtedness of any Foreign Subsidiary permitted under the covenant described under “-Limitation on Incurrence of Indebtedness” which imposes restrictions solely on such Foreign Subsidiary and its Subsidiaries; or

(15)           any restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business.

Limitation on Incurrence of Indebtedness

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) or permit any of its Restricted Subsidiaries to issue any Preferred Equity Interests; provided, however, that, notwithstanding the foregoing, the Company and any Guarantor may incur Indebtedness (including Acquired Debt and the issuance of Disqualified Stock) and any Guarantor may issue Preferred Equity Interests, if, after giving effect to the incurrence of such Indebtedness or the issuance of such Preferred Equity Interests and the application of the net proceeds thereof on a pro forma basis, the Company’s Fixed Charge Coverage Ratio is not less than 2.5 to 1.0 and no Default or Event of Default would occur as a consequence of such incurrence or be continuing following such incurrence.

(b)           The foregoing limitation will not apply to any of the following incurrences of Indebtedness:

(1)           Indebtedness represented by the Notes issued on the Issue Date (and any Exchange Notes issued in exchange therefor) and the related Guarantees;

(2)           Indebtedness of the Company or any Restricted Subsidiary under any Credit Facility in an aggregate principal amount at any time outstanding not to exceed the excess of (x) $50.0 million over (y) the aggregate principal amount of Indebtedness under the Credit Facilities permanently repaid pursuant to clause (1) of paragraph (b) under “-Limitation on Asset Sales;”

(3)           (x) Indebtedness among the Company and its Restricted Subsidiaries; provided that any such Indebtedness owed by the Company or a Guarantor to any Restricted Subsidiary that is not a Guarantor shall be subordinated to the prior payment in full of the Notes or the Guarantees, as applicable, and (y) Preferred Equity Interests of a Restricted Subsidiary held by the Company or a Restricted Subsidiary; provided that if such Preferred Equity Interests are issued by a Guarantor, such Preferred Equity Interests are held by the Company or a Guarantor;

(4)           Existing Indebtedness;

(5)           Indebtedness consisting of Purchase Money Indebtedness in an aggregate principal amount (when aggregated with the amount of Refinancing Indebtedness outstanding under clause (9) below in respect of Indebtedness incurred pursuant to this clause (5)) not to exceed $9.0 million outstanding at any time;

(6)           Hedging Obligations of the Company or any of its Restricted Subsidiaries covering Indebtedness of the Company or such Restricted Subsidiary; provided, however, that such Hedging Obligations are entered into for purposes of managing interest rate exposure of the Company and its Restricted Subsidiaries and not for speculative purposes;

(7)           Foreign Currency Obligations of the Company or any of its Restricted Subsidiaries entered into to manage exposure of the Company and its Restricted Subsidiaries to fluctuations in currency values and not for speculative purposes;

(8)           Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, bank guarantees or letters of credit of the Company or any Restricted Subsidiary or surety or appeal bonds provided by the Company or any Restricted Subsidiary incurred in the ordinary course of business and on ordinary business terms in connection with a Permitted Business;

(9)           the incurrence by the Company or any Restricted Subsidiary of Indebtedness Refinancing, in whole or in part, Indebtedness referred to in Section 4.09(a) or in clause (1), (4) or (5) above or this clause (9) (“Refinancing Indebtedness”); provided, however, that:

(A)           the principal amount of such Refinancing Indebtedness shall not exceed the principal amount and accrued interest of the Indebtedness so Refinanced and any premiums payable and reasonable fees, expenses, commissions and costs in connection therewith;

(B)           the Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity, respectively, of the Indebtedness being Refinanced;

(C)           if the Indebtedness being Refinanced is subordinated in right of payment to the Notes and the Guarantees, the Refinancing Indebtedness shall be subordinated in right of payment to the Notes and the Guarantees on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being Refinanced; and

(D)           if the Indebtedness to be Refinanced was the obligation of the Company or Guarantor, such Indebtedness shall not be incurred by any of its Restricted Subsidiaries other than a Guarantor or any Restricted Subsidiary that was an obligor under the Indebtedness so Refinanced;

(10)           additional Indebtedness in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(11)           the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09 and the guarantee by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of any Restricted Subsidiary that is not a Guarantor;

(12)           the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock;

(13)           Indebtedness of Foreign Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $5.0 million;

(14)           customary purchase price adjustments (including earn-outs) and indemnifications and similar obligations in connection with acquisition or disposition of stock or assets; and

(15)           guarantees to suppliers, licensors or franchisees (other than guarantees of Indebtedness) in the ordinary course of business.

(c)           For purposes of determining compliance with this covenant, (1) the outstanding principal amount of any item of Indebtedness shall be counted only once, and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness incurred in compliance with this covenant shall be disregarded, and (2) if an item of Indebtedness meets the criteria of more than one of the categories described in clauses (1) through (15) of paragraph (b) of this covenant or is permitted to be incurred pursuant to paragraph (a) of this covenant and also meets the criteria of one or more of the categories described in clauses (1) through (15) of paragraph (b) of this covenant, the Company shall, in its sole discretion, divide and classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such item of Indebtedness in any manner in which such item could be incurred at the time of such reclassification.

(d)           Accrual of interest, the accretion of original issue discount and the payment of interest in the form of additional Indebtedness of the same class, the accumulation of dividends on Disqualified Stock or Preferred Equity Interests of a Restricted Subsidiary (to the extent not paid), and the payment of dividends on Disqualified Stock or Preferred Equity Interests of Restricted Subsidiaries in the form of additional shares of the same class shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.  Any increase in the amount of Indebtedness solely by reason of currency fluctuations shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.  A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant.

(e)           The amount of Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (2) the principal amount thereof, in the case of any other Indebtedness, (3) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation and (4) in the case of Indebtedness of others guaranteed by means of a Lien on any asset of the Company or any Restricted Subsidiary, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to this Indenture and (B) the amount of the Indebtedness so secured.

(f)           For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such Refinancing.

Limitation on Asset Sales

(a)           The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(1)           the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (determined as of the time of contractually agreeing to such Asset Sale) of the assets included in such Asset Sale (such fair market value to be determined by (i) an executive officer of the Company or such Subsidiary if the value is less than $5.0 million or (ii) in all other cases by a resolution of the Board of Directors of the Company (or of a committee appointed thereby for such purposes));

(2)           at least 75% of the total consideration in such Asset Sale consists of cash or Cash Equivalents or Marketable Securities received at the closing of such Asset Sale; and

(3)           the Company delivers Officers’ Certificate to the Trustee certifying that clauses (1) and (2) above have been complied with.

For purposes of clause (2) above, the following shall be deemed to be cash received at closing:

(A)           the amount (without duplication) of any Indebtedness or other liabilities (other than Subordinated Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness or liability,

(B)           the amount of any obligations or securities received from such transferee that are within 180 days converted by the Company or such Restricted Subsidiary to cash (to the extent of the cash actually so received), and

(C)           the fair market value (determined in good faith by the Board of Directors of the Company) of any assets received by the Company or any Restricted Subsidiary to be used by the Company or any Restricted Subsidiary in a Permitted Business.

(b)           If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary shall apply all or any of the Net Proceeds therefrom, at the Company’s election, to:

(1)           repay, prepay, purchase, redeem or otherwise retire Indebtedness under any Credit Facility, and in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility in an amount equal to the principal amount so prepaid;

(2)           (A) invest all or any part of the Net Proceeds thereof in capital expenditures or the purchase of assets to be used by the Company or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged primarily in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition or (C) a combination of (A) and (B); or

(3)           any combination of (1) and (2).

(c)           Any Net Proceeds from any Asset Sale that are not applied or invested (or committed pursuant to a written agreement to be applied) as provided in paragraph (b) of this covenant within 365 days after the receipt thereof and, in the case of any amount committed to a reinvestment, which are not actually so applied within 180 days following such 365 day period shall constitute “Excess Proceeds.”

Limitation on Transactions with Affiliates

(a)           The Company shall not and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of the Company’s or any Restricted Subsidiary’s properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (including any Unrestricted Subsidiary) (each of the foregoing, an “Affiliate Transaction”), unless:

(1)           such Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; provided that such transaction shall be deemed to be on terms at least as favorable as terms that could have been obtained in a comparable transaction with an unrelated Person (i) if the Company or such Restricted Subsidiary has obtained the favorable opinion of an independent certified public accounting firm, which may be the Company’s auditors, as to the fairness of such Affiliate Transaction to us or the relevant Restricted Subsidiary, as the case may be, from a financial point of view or (ii) if such transaction is approved by the members of (x) the Board of Directors of the Company or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or the Nasdaq Stock Market; and

(2)           if such Affiliate Transaction involves aggregate payments in excess of $5.0 million, either (i) such Affiliate Transaction has been approved by a resolution of the members of (x) the Board of Directors of the Company or (y) any duly constituted committee thereof, in each case including a majority of the disinterested members thereof who meet the independence requirements of the New York Stock Exchange or the Nasdaq Stock Market, (ii) the Company or such Restricted Subsidiary has obtained the favorable opinion of an Independent Financial Advisor as to the fairness of such Affiliate Transaction to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view or (iii) the Company or such Restricted Subsidiary has obtained the favorable opinion of an independent certified public accounting firm, which may be the Company’s auditors, as to the fairness of such Affiliate Transaction to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

(b)           Notwithstanding the foregoing, the following shall, in each case, not be deemed Affiliate Transactions:

(1)           the payment of compensation (including fees, benefits, severance, change of control payments and incentive arrangements) to, and the reimbursement of expenses of, directors and management of the Company and its Subsidiaries;

(2)           indemnification or similar arrangements for officers, directors, employees or agents of the Company or any of its Restricted Subsidiaries pursuant to charter, bylaw, statutory or contractual provisions;

(3)           transactions between or among the Company and its Restricted Subsidiaries;

(4)           Restricted Payments permitted by “-Limitations on Restricted Payments” and Permitted Investments (other than transactions with a Person that is an Affiliate other than as a result of such Investment);

(5)           any transactions between the Company or any of its Restricted Subsidiaries and any Affiliate of the Company the Equity Interests of which Affiliate are owned solely by the Company or one of its Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of the Company or Restricted Subsidiaries, on the other hand;

(6)           any agreements or arrangements in effect on the Issue Date and described in the Exchange Agreement and any modifications, extensions or renewals thereof that are no less favorable to the Company or the applicable Restricted Subsidiary in any material respect than such agreement as in effect on the Issue Date;

(7)           so long as it complies with clause (1) of paragraph (a) of this covenant, customary transactions with suppliers or purchasers or sellers of goods or services in the ordinary course of business;

(8)           transactions with Persons who are Affiliates of the Company solely as a result of the Company’s or a Restricted Subsidiary’s Investment in such Person;

(9)           loans and advances to directors, employees or officers made in the ordinary course of business in compliance with applicable laws, provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

(10)           the entering into, maintaining and performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or other similar arrangement, in each case in the ordinary course of business, for or with any employee, officer or director, including vacation, health, insurance, deferred compensation, retirement, savings or other similar plans; and

(11)           so long as it complies with clause (1) of paragraph (a) of this covenant, a Consolidated Group Transaction.

Limitation on Liens

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur or assume any Lien (the “Initial Lien”) on any asset now owned or hereafter acquired by the Company or any Restricted Subsidiary, or on any income or profits therefrom, except Permitted Liens unless provision is made so that the Notes are or will be secured by the assets subject to such Liens on an equal and ratable basis or on a basis prior to such Liens; provided that to the extent that such Lien secures Indebtedness that is subordinated to the Notes, such Lien shall be subordinated to and be later in priority than the Notes on the same basis for so long as such other Indebtedness is secured by such Liens.  Any Lien created to secure the Notes pursuant to this covenant shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien and the Company may take such action, if any, as is necessary to memorialize such release and discharge.

Additional Subsidiary Guarantees

If the Company or any of its Domestic Restricted Subsidiaries acquires or creates another Domestic Restricted Subsidiary after the Issue Date, then such Domestic Restricted Subsidiary shall become a Guarantor and shall, within thirty (30) days after such Domestic Restricted Subsidiary was acquired or created (i) execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Limitation on repayment and exchanges of Convertible Notes

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, exchange, purchase or otherwise acquire or retire for value any Convertible Notes for consideration that is not solely cash on terms more favorable to the holders thereof than the terms set forth in the Exchange Agreement unless such terms are offered to be paid or agreed to be paid to all Holders of the Notes that are (i) QIBs, (ii) located outside of the United States or (iii) IAIs and, in each case, that agree to have their Notes exchanged, purchased or otherwise acquired or retired in the time frame set forth in the solicitation documents relating to such exchange, purchase, acquisition or retirement.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value any Convertible Notes for cash consideration in excess of $1,000 per $1,000 principal amount of the Convertible Notes to be so purchased, redeemed, acquired or retired, plus accrued and unpaid interest thereon.

Reports

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall furnish to the Trustee and the Holders of Notes, within 15 days after it is or would be required to be filed with the Commission, (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company was required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the independent registered public accounting firm of the Company and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports; provided, however, that to the extent such reports are filed with the Commission and publicly available, such reports shall be deemed to have been furnished to the Trustee and the Holders and no additional copies need be provided to Holders of the Notes.  The Company will file the foregoing information with the Commission to the extent that the Commission is accepting such filings.  In addition, for so long as any Notes remain outstanding during any period when the Company is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the Commission with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, the Company will furnish to the Holders of the Notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger, Consolidation or Sale of Assets

(a)           The Company shall not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to, another Person unless:

(1)           the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company ) or to which such sale, assignment, transfer, lease, conveyances or other disposition shall have been made is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided, however, that if the surviving Person is a limited liability company or limited partnership, such entity shall also form a co-Company that is a corporation;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made expressly assumes all of the Company’s obligations under the Notes and this Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

(3)           immediately after such transaction, no Default or Event of Default exists;

(4)           the Company shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such merger, consolidation, sale or transfer and such supplemental indenture comply with this Indenture; and

(5)           the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have a Fixed Charge Coverage Ratio after the transaction (but prior to any purchase accounting adjustments or accrual of deferred tax liabilities resulting from the transaction) not less than the Company’s Fixed Charge Coverage Ratio immediately preceding the transaction or (B) would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) under “-Limitation on Incurrence of Indebtedness.”

       For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which property and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(b)           Notwithstanding the foregoing clause (5) of paragraph (a) above:

(1)           any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary; and

(2)           the Company may merge with a Restricted Subsidiary solely for the purpose of reincorporating the Company in any state of the United States or the District of Columbia so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

(c)           Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of such Guarantee and this Indenture) shall not, and the Company shall not cause or permit any Guarantor to, consolidate or merge with or into (whether or not such Guarantor is the surviving entity) any Person other than the Company or a Guarantor (in each case, other than in accordance with “-Limitation on Asset Sales”) unless:

(1)           the Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation, limited partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)           the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) expressly assumes all the obligations of the Guarantor, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, under the Notes and this Indenture;

(3)           immediately after such transaction, no Default or Event of Default exists; and

(4)           the Guarantor shall have delivered to the Trustee an Officers’ Certificate and Opinion of Counsel, each stating that such merger, consolidation, sale or transfer and such supplemental indenture comply with this Indenture.

Events of Default

Each of the following constitutes an “Event of Default” under the Indenture:

(a)              default for 30 days in the payment when due of interest or additional interest, if any, on the Notes;

(b)              default in payment when due of principal of or premium, if any, on the Notes at maturity, upon repurchase, redemption or otherwise;

(c)              failure to comply with the provisions described under “-Merger, Consolidation or Sale of Assets;”

(d)              failure to comply with any obligations under the provisions described under “-Limitation on Asset Sales” or “-Change of Control” (other than a failure to purchase Notes duly tendered to the Company for repurchase pursuant to a Change of Control Offer or an Excess Proceeds Offer);

(e)              default under any other provision of this Indenture or the Notes, which default remains uncured for 60 days after notice from the Trustee or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes;

(f)              default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company and any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company and any of its Restricted Subsidiaries), which default is caused by a failure to pay the principal of such Indebtedness at the final stated maturity thereof within the grace period provided in the agreements or instruments governing such Indebtedness (a “Payment Default”), and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default, aggregates $5.0 million or more;

(g)              default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company and any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), which default results in the acceleration of such Indebtedness prior to its express maturity not rescinded or cured within 30 days after such acceleration, and the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated and remains undischarged after such 30 day period, aggregates $5.0 million or more;

(h)              failure by the Company and any of its Restricted Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating $5.0 million or more, which judgments remain unsatisfied or undischarged for any period of 30 consecutive days during which a stay of enforcement of such judgments shall not be in effect;

(i)               any Guarantee of a Significant Subsidiary of the Company shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect, or any Guarantor that qualifies as a Significant Subsidiary, or any person acting on behalf of any Guarantor that qualifies as a Significant Subsidiary, shall deny or disaffirm its obligations under its Guarantee;

(j)              the Company or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; or (iv) makes a general assignment for the benefit of its creditors; and

(k)             a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:  (i) is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case; (ii) appoints a custodian of the Company or any Significant Subsidiary of the Company or for all or substantially all of the property of the Company or any Significant Subsidiary of the Company; or (iii) orders the liquidation of the Company or any Significant Subsidiary of the Company, and the order or decree remains unstayed and in effect for 60 consecutive days.

If any Event of Default occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% of the aggregate principal amount then outstanding of the Notes by written notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default specified in paragraph (j) or (k) above with respect to the Company, all outstanding Notes shall become due and payable without further action or notice.  Holders of the Notes may not enforce this Indenture or the Notes except as provided in this Indenture.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in such Holders’ interest.

Notwithstanding the foregoing, the sole remedy for an Event of Default relating to the failure by the Company to comply with its obligations described under “-Reports” and for any failure by the Company to comply with the requirements of TIA §314(a)(1), shall for the first 120 days after the occurrence and during the continuance of such an Event of Default consist exclusively of the right to receive special interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes then outstanding (the “Special Interest”). The Special Interest will be in addition to any Additional Interest that may accrue and be payable under the Registration Rights Agreement and will be payable in the same manner as Additional Interest accruing under the Registration Rights Agreement. The Special Interest will accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with “-Reports” or the failure to comply with the requirements of TIA §314(a)(1) first occurs to but not including the 120th day thereafter (or such earlier date on which the Event of Default relating to such obligations shall have been cured or waived). After the 120th day (or earlier, if such Event of Default is cured or waived on or before such 120th day), such Special Interest will cease to accrue and, if such Event of Default has not been cured or waived prior to such 120th day, then the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may declare the principal of and accrued and unpaid interest and Special Interest on all such Notes to be due and payable immediately.

Holders of a majority in aggregate principal amount of then outstanding Notes, by written notice to the Trustee, may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest or premium on, or principal of, the Notes.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose hereof; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

During the existence of an Event of Default, the Trustee shall exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee under the Indenture is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to it. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Indenture.

No Holder of a Note may pursue a remedy with respect to this Indenture or the Notes unless (i) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder of a Note or Holders of Notes offer and provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and the provision of indemnity; and (v)during such 60-day period the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

If a Default or Event of Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall mail (or, if the Notes are held in book-entry form, send by electronic transmission) to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

No liability for Certain Persons

No director, owner, officer, employee, incorporator, manager or stockholder of the Company, the Guarantors or any Affiliates of the Company or Guarantors, as such, shall have any liability for any obligations of the Company, the Guarantors or any Affiliates of the Company or Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.  Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance or Covenant Defeasance of Indenture

The Company may, at the option of its Board of Directors, at any time, elect to have all obligations discharged with respect to all outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and to have satisfied all its other obligations under such Notes and the Indenture, except for:

(a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

        (b) the Company’s obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the Notes, require paying agents (if other than the Trustee) to agree that any money held in respect of such payments will be held in trust for the benefit of the Holders, provide the Trustee (if not the Registrar) with lists of Holders of the Notes and refrain from issuing exchange notes to replace Notes that have been paid, redeemed or delivered to the Trustee for cancellation;

(c) the rights, powers, trust, duties and immunities of the Trustee hereunder, and the Company’s obligations in connection therewith; and

(d) the legal defeasance provisions of the Indenture.

In addition, the Company may, at the option of its Board of Directors, at any time, elect to be released from its obligations with respect to certain covenants that are set forth in the Indenture, some of which are described under "—Change of Control", "—Certain Covenants" and “-Merger, Consolidation or Sale of Assets” above, and any subsequent failure to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes ("Covenant Defeasance").

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)           the Company shall irrevocably have deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, noncallable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable optional redemption date, as the case may be;

(b)           in the case of a Legal Defeasance election, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in each case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance, and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of Covenant Defeasance election, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to such Trustee confirming that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)           the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit made by the Company under clause (a) above was not made by the Company with the intent of preferring the Holders of the Notes over any of its other creditors or with the intent of defeating, hindering, delaying or defrauding any of its other creditors or others; and

(g)           the Company shall have delivered to the Trustee an officers’ certificate and opinion of counsel stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance (as the case may be) relating to the Notes have been complied with as contemplated by the the Indenture.

Satisfaction and Discharge

(a)           The Company may terminate its Obligations as to all outstanding Notes and the Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture), when

(1)           either:

(a)           all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)           all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, within one year will become due and payable, or subject to redemption and the Company has irrevocably deposited or caused to be deposited with the Trustee cash in U.S. dollars, Government Securities or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and accrued interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)           the Company has paid all other sums payable under the Indenture by the Company; and

(3)           the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendments and Waivers

From time to time, the Company, the Guarantors and the Trustee may, without the consent of the holders of any outstanding notes, amend or supplement the Indenture or the notes or guarantees for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any holder of notes. Other amendments and modifications of the Indenture, the notes or guarantees may be made by the Company, the Guarantors and the Trustee, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived, with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding notes.  Notwithstanding the foregoing, without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

                        (a)             reduce the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

                                (b)            reduce the principal of, or change the fixed maturity of, any Note or alter the provisions with respect to the redemption of the Notes (other than as provided in clause (h) below);

(c)           reduce the rate of, or change the time for payment of, interest on any Notes;

(d)           waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e)           make any Note payable in money other than that stated in the Notes;

(f)           make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or interest on the Notes;

(g)           waive a redemption payment or mandatory redemption with respect to any Note (other than as provided in clause (h) below);

(h)           amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer or Excess Proceeds Offer in the event of a Change of Control or Asset Sale, respectively, after such Change of Control or Asset Sale, as applicable, has occurred;

(i)           release all or substantially all of the Guarantees of the Guarantors other than as provided in the Indenture; or

(j)           make any change in the foregoing amendment and waiver provisions.

The Company’s obligations in respect of a Change of Control Offer or Excess Proceeds Offer can be modified with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding at any time prior to the occurrence of a Change of Control or Asset Sale, respectively.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the duties of the Trustee shall be determined solely by the express provisions of the Indenture and the Trustee need perform only those duties that are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in such Act) it must eliminate such conflict, apply to the Commission for permission to continue as Trustee (if any of the Notes are registered pursuant to the Securities Act) or resign.

Governing Law

The Indenture, the notes and the guarantees are governed by the laws of the State of New York, without regard to the principles of conflicts of law.

Book-Entry, Delivery and Form

The exchange notes initially will be represented by one or more global notes in registered form without interest coupons collectively referred to herein as the "Global Notes." The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)  upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

Subject to certain conditions and applicable law, Global Notes may be exchanged by the Company for Definitive Notes only if (i) the Company delivers to the Trustee notice from DTC that (A) the DTC is unwilling or unable to continue to act as depository for the Global Notes or (B) DTC is no longer a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository within 90 days after the date of such notice from DTC, (ii) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee or (iii) upon request of the Trustee or Holders of a majority of the aggregate principal amount of outstanding Notes if there shall have occurred and be continuing an Event of Default with respect to the Notes.

Any Global Note that is exchangeable as above is exchangeable for Definitive Notes issuable in authorized denominations and registered in such names as DTC, the Participants and Indirect Participants shall jointly direct.

Same Day Settlement and Payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Company will make all payments of principal, interest and premium, if any, with respect to Definitive Notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Definitive Notes will also be settled in immediately available funds.

Limitation on Repayment and Exchanges of Convertible Notes

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, exchange, purchase or otherwise acquire or retire for value any Convertible Notes for consideration that is not solely cash on terms more favorable to the holders thereof than the terms set forth in the Exchange Agreement unless such terms are offered to be paid or agreed to be paid to all Holders of the Notes that are (i) QIBs, (ii) located outside of the United States or (iii) IAIs and, in each case, that agree to have their Notes exchanged, purchased or otherwise acquired or retired in the time frame set forth in the solicitation documents relating to such exchange, purchase, acquisition or retirement.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire or retire for value any Convertible Notes for cash consideration in excess of $1,000 per $1,000 principal amount of the Convertible Notes to be so purchased, redeemed, acquired or retired, plus accrued and unpaid interest thereon.

Definitions

“Acquired Debt” means, with respect to any specified Person, Indebtedness of any such Person existing at the time such Person merges with or into or becomes a Subsidiary of, or Indebtedness assumed in connection with the acquisition of assets by, the Company or any Restricted Subsidiary.

“Additional Interest” has the meaning set forth in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“American Depositary Shares” means U.S. Dollar denominated forms of equity ownership held in deposit in a custodian bank and evidenced by physical certificates of ownership issued by a U.S. bank.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease, assignment or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or any Restricted Subsidiary (including by means of a merger or consolidation or through the issuance or sale of Equity Interests of Restricted Subsidiaries (other than Preferred Equity Interests of Restricted Subsidiaries issued in compliance with Section 4.09 of the Indenture and other than directors qualifying shares or local ownership shares)) (collectively, for purposes of this definition, a “transfer”), in one transaction or a series of related transactions, of any assets of the Company (it being understood that the Capital Stock of the Company is not an asset of the Company) or any of its Restricted Subsidiaries (other than sales of inventory and other transfers in the ordinary course of business). For purposes of this definition, the term “Asset Sale” shall not include:

(a)           transfers of cash or Cash Equivalents or Marketable Securities;

(b)           transfers of assets of the Company (including Equity Interests) that are governed by, and made in accordance with, Section 5.01(a) of the Indenture;

(c)           transfers constituting Permitted Investments and Restricted Payments permitted under Section 4.07 of the Indenture;

(d)           the creation of or realization on any Lien permitted under the Indenture;

(e)           transfers of damaged, worn-out, surplus, unnecessary or obsolete equipment that, in the Company’s reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries;

(f)           sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary, in each case to the extent such license, sublicense, lease or sublease does not materially interfere with the business of the Company and the Restricted Subsidiaries;

(g)           any transfer or series of related transfers that, but for this clause, would be Asset Sales, if the aggregate fair market value of the assets transferred in such transaction or series of related transactions does not exceed $2.0 million; and

(h)           the settlement, waiver, release or surrender of claims or litigation rights of any kind.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at the time any determination thereof is to be made shall be the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Cash Equivalents” means:

(a)           United States dollars;

(b)           Government Securities having maturities of not more than twelve (12) months from the date of acquisition;

(c)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million;

(d)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e)           commercial paper issued by any issuer bearing at least a “2” rating for any short-term rating provided by Moody’s or S&P or carrying an equivalent rating by a nationally recognized rating agency and maturing within two hundred seventy (270) days of the date of acquisition;

(f)           variable or fixed rate notes issued by any issuer rated at least AA by S&P (or the equivalent thereof) or at least Aa2 by Moody’s (or the equivalent thereof) and maturing within one (1) year of the date of acquisition;

(g)           money market funds or programs (x) offered by any commercial or investment bank having capital and surplus in excess of $500.0 million at least 95% of the assets of which fund or program constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition, (y) (i) offered by any other nationally recognized financial institution (ii) at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) (iii) are rated AAA and (iv) such fund or program is at least $4.0 billion or (z) registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital and surplus of at least $500.0 million and the portfolios of which are limited to investments of the character described in the foregoing subclauses hereof; and

(h)           in the case of any Foreign Subsidiary or in respect of operations of the Company or any Domestic Subsidiary outside the United States, (i) the currency of such country or (ii) high quality short-term investments which are customarily used for cash management purposes in any country in which such Foreign Subsidiary operates or the operations of the Company or such Domestic Subsidiary are located, as applicable.

“Change of Control” means the occurrence of one or more of the following events:

(a)           the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the Commission thereunder as in effect on the date of this Indenture) of Equity Interests representing more than 50% (on a fully diluted basis) of the total voting power represented by the issued and outstanding Equity Interests of the Company then entitled to vote in the election of the Board of Directors of the Company generally;

(b)           during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of the Company ceases to be composed of individuals who were either (i) nominated by, or whose nomination was approved by, the Board of Directors of the Company with the affirmative vote of a majority of the members of said Board of Directors at the time of such nomination or election or (ii) appointed by directors so nominated or elected; or

(c)           there shall be consummated any share exchange, consolidation or merger of the Company pursuant to which the Company’s Equity Interests entitled to vote in the election of the Board of Directors of the Company generally would be converted into cash, securities or other property, or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its and its Subsidiaries’ assets, taken as a whole (a “Disposition”), in each case other than pursuant to a share exchange, consolidation or merger of the Company or a Disposition in which the holders of the Company’s Equity Interests entitled to vote in the election of the Board of Directors of the Company generally immediately prior to the share exchange, consolidation, merger or Disposition have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Equity Interests of the continuing or surviving entity entitled to vote in the election of the Board of Directors of such Person generally immediately after the share exchange, consolidation, merger or Disposition.

“Closing Sale Price” of the Common Equity or American Depositary Shares, as applicable, on any Trading Day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and average ask prices per share) on such date reported by the principal U.S. national or regional securities exchange on which the Common Equity or American Depositary Shares, as applicable, are listed.

“Commission” means the United States Securities and Exchange Commission or any successor agency thereto.

“Common Equity” of any person means Capital Stock or other ownership interests of such person that is generally entitled to (a) vote in the election of directors of such person or (b) if such person is not a corporation, vote or otherwise participate in the selection of governing body, partners, managers or others that will control the management or policies of such person.

“Consolidated Group Transaction” means any of the following occurring in the ordinary course of business consistent with past practices between or among the Company or of its Restricted Subsidiaries, on the one hand, and the Parent or any of its Subsidiaries, on the other hand, (a) payments for bona fide sales or for marketing, research and development, information technologies, legal, human resources or other personnel services or for testing or other operational or fab-related services, (b) the purchase or sale of assets, including supplies and raw materials, (c) the payment of fees and disbursements of professionals providing services to the Company or any Restricted Subsidiary, (d) payments for compensation (including base salary, bonuses and other incentive compensation), benefits and travel and entertainment expenses related to the business of the Company and its Restricted Subsidiaries and (e) payments to third party vendors for assets purchased by, or services rendered to the Company or any Restricted Subsidiary.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a)           the net income (but not loss) of any Person that is not a Restricted Subsidiary, except to the extent of the lesser of (i) the dividends or other distributions actually paid in cash to the Company or any of its Restricted Subsidiaries (subject to clause (c) below) by such Person during such period, and (ii) the Company’s pro rata share of such Person’s net income earned during such period;

(b)           any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(c)           the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income would not have been permitted for the relevant period by charter or by any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(d)           any net after-tax extraordinary gains or losses;

(e)           any net after-tax non-cash goodwill impairment charges;

(f)           any net after-tax income (or loss) from the early extinguishment of Indebtedness; and

(g)           any net after-tax income (or loss) from agreements evidencing Hedging Obligations until such income (or loss) is actually realized (at which time such income (or loss) shall be included).

In calculating the aggregate net income (or loss) of the Company and its Restricted Subsidiaries on a consolidated basis, income attributable to Unrestricted Subsidiaries will be excluded altogether.

“Convertible Notes” means the Company’s 8% Convertible Senior Notes due 2011.

“Credit Facilities” means one or more credit agreements or debt facilities or other financing arrangements to which the Company and/or one or more of its Restricted Subsidiaries is party from time to time, in each case with banks, investment banks, insurance companies, mutual funds, institutional investors or any other lenders, in each case, providing for revolving credit loans, term loans, debt securities, bankers’ acceptances, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), swing-line or commercial paper facilities or letters of credit or note facilities, including any notes, mortgages, guarantees, collateral documents, instruments and agreements entered into in connection therewith, in each case as such agreements or facilities may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement Refinancing any Credit Facility, whether in the bank or debt capital markets or otherwise (or combination thereof) (including increasing the amount of available borrowings thereunder or adding Subsidiaries as additional borrowers or guarantors thereunder), all or any portion of the Indebtedness under such agreement or facility or any successor or replacement agreement or facility.

“Current Market Price” means the average of the Closing Sale Price of the Common Equity or American Depositary Shares, as the case may be, for the ten (10) consecutive Trading Days ending three Trading Days before the Change of Control Payment Date.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 of the Indenture, substantially in the form of Exhibit A thereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company and any and all successors thereto appointed as depositary hereunder and having become such pursuant to an applicable provision hereof.

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature; provided, however, that any such Capital Stock may require the issuer of such Capital Stock to make an offer to purchase such Capital Stock upon the occurrence of any asset sale or change of control if the terms of such Capital Stock provide that such an offer may not be satisfied and the purchase of such Capital Stock may not be consummated until the 91st day after the purchase of any Notes tendered as permitted by Section 3.08 or 4.15 of the Indenture, as applicable.

“Domestic Restricted Subsidiaries” shall mean all Restricted Subsidiaries that are Domestic Subsidiaries.

“EBITDA” means, for any period, the sum of:

(a) Consolidated Net Income, plus

(b) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, plus

(c)   to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP and without duplication:

(i) income taxes, other than income taxes or income tax adjustments (whether positive or negative) attributable to extraordinary gains or losses; and

(ii)   depreciation, amortization and all other non-cash items reducing Consolidated Net Income (other than any such non-cash items in a period which reflect cash payments made or to be made in another period), less all non-cash items increasing Consolidated Net Income (other than any such non-cash items in a period that will result in a cash receipt or a reduction in a cash payment in another period); plus

(d) without duplication, net after-tax non-recurring losses (minus any net after-tax non-recurring gains), to the extent reducing Consolidated Net Income, plus

(e) without duplication, the amount of any restructuring charges deducted (and not added back) in such period in computing Consolidated Net Income.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500.0 million or its equivalent in foreign currency, whose debt is rated by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment or rollover therein is made.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange Agreement, dated as of July 9, 2010, among the Company, the Guarantors, Tower Semiconductor Ltd., Zazove Associates, LLC and the holders of Convertible Notes party thereto, entered into in connection with the issuance of the Notes.

“Existing Indebtedness” means any Indebtedness (other than the Notes and the Guarantees and Indebtedness incurred pursuant to Section 4.09(b)(2) of the Indenture) of the Company and its Subsidiaries in existence on the Issue Date.

“Fixed Charge Coverage Ratio” means, on any date (the “transaction date”), the ratio of

(x)           the aggregate amount of EBITDA for the four fiscal quarters immediately prior to the transaction date for which internal financial statements are available (the “reference period”) to

(y)           the aggregate Fixed Charges during such reference period, excluding (i) amortization of debt discount and issuance costs and (ii) non-cash interest on any convertible or exchangeable notes that exists by virtue of the bifurcation of the debt and equity components of such convertible or exchangeable notes in accordance with GAAP, non-cash interest expense attributable to required marking-to-market of obligations under Hedging Obligations or other derivative instruments in accordance with GAAP and non-cash interest expense attributable to required marking-to-market of obligations due to changes in fair or market value of tradable securities in accordance with GAAP.

In making the foregoing calculation,

(a)           pro forma effect will be given to any Indebtedness, Disqualified Stock or Preferred Equity Interests Incurred during or after the reference period to the extent the Indebtedness, Disqualified Stock or Preferred Equity Interest is outstanding or is to be Incurred on the transaction date as if the Indebtedness, Disqualified Stock or Preferred Equity Interests had been Incurred on the first day of the reference period;

(b)           pro forma calculations of interest on Indebtedness bearing a floating interest rate will be made as if the rate in effect on the transaction date (taking into account any Hedging Obligations applicable to the Indebtedness if the Hedging Obligation has a remaining term of at least 12 months) had been the applicable rate for the entire reference period;

(c)           Fixed Charges related to any Indebtedness, Disqualified Stock or Preferred Equity Interests no longer outstanding or to be repaid or redeemed on the transaction date, except for Interest Expense accrued during the reference period under a revolving credit to the extent of the commitment thereunder (or under any successor revolving credit) in effect on the transaction date, will be excluded;

(d)           pro forma effect will be given to

(i)           the creation, designation or redesignation of Restricted and Unrestricted Subsidiaries,

(ii)           the acquisition or disposition of companies, divisions or lines of businesses by the Company and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business since the beginning of the reference period by a person that became a  Restricted Subsidiary after the beginning of the reference period, and

(iii)           the discontinuation of any discontinued operations but, in the case of Fixed Charges, only to the extent that the obligations giving rise to the Fixed Charges will not be obligations of the Company or any Restricted Subsidiary following the transaction date that have occurred since the beginning of the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.  To the extent that pro forma effect is to be given to an acquisition or disposition of a company, division or line of business, the pro forma calculation will be based upon the most recent four full fiscal quarters for which the relevant financial information is available.

“Fixed Charges” means, for any period, the sum of

(a)           Interest Expense for such period; and

(b)           the product of

(i)           (x) cash and non-cash dividends paid on any Disqualified Stock or Preferred Equity Interests of the Company or a Restricted Subsidiary plus (y) without duplication, declared, accrued or accumulated on any Disqualified Stock of the Company or a Restricted Subsidiary, in each case except for dividends payable in the Company’s Qualified Stock or paid to the Company or to a Restricted Subsidiary, and

(ii)           a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries.

“Foreign Currency Obligations” means, with respect to any Person, the obligations of such Person pursuant to any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are applicable as of the date of determination; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the provisions of this Indenture shall utilize GAAP as in effect on the Issue Date.

“Government Securities” means direct obligations of, or obligations guaranteed or insured by, the United States or any agency or instrumentality thereof for the payment of which guarantee or obligations the full faith and credit of the United States is pledged (in each case including a certificate representing an ownership interest in such obligations).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means a guarantee by a Guarantor of the Notes.

“Guarantor” means any Subsidiary of the Company that guarantees the Company’s obligations under the Indenture and the Notes on or after the date of the Indenture pursuant to Section 4.13 of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements designed to protect such Person against fluctuations in interest rates.

“Holder” means, with respect to any Note, the Person in whose name such Note is registered with the Registrar.

“IAI” means an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof, but excluding, in any case, any undrawn letters of credit) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Hedging Obligations or Foreign Currency Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than Hedging Obligations or Foreign Currency Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Restricted Subsidiary of such Person, the liquidation preference with respect to, any Preferred Equity Interests (but excluding, in each case, any accrued dividends) as well as the guarantee of items that would be included within this definition.

In no event shall the term “Indebtedness” include (a) any indebtedness under any overdraft or cash management facilities so long as any such indebtedness is repaid in full no later than five Business Days following the date on which it was incurred or in the case of such indebtedness in respect of credit or purchase cards, within 60 days of its incurrence, (b) obligations in respect of performance, appeal or other surety bonds or completion guarantees or in respect of reimbursement obligations for undrawn letters of credit, bankers’ guarantees or bankers’ acceptances (whether or not secured by a lien), each incurred in the ordinary course of business and not as a part of a financing transaction, (c) any liability for Federal, state, local or other taxes not more than thirty (30) days past due, (d) any balances that constitute accrued expenses, accounts payable, trade payables, deferred revenue or deferred rent in the ordinary course of business, or (e) any obligations in respect of a lease properly classified as an operating lease in accordance with GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means a Person or entity which, in the judgment of the Board of Directors of the Company, is independent and otherwise qualified to perform the task for which it is to be engaged.

“Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by the Company or its Restricted Subsidiaries, without duplication, (a) amortization of debt discount and debt issuance costs (other than any such amortization resulting from the issuance of the Notes or any other Indebtedness Incurred on or prior to the Issue Date), (b) capitalized interest, (c) non-cash interest expense (excluding non-cash interest expense attributable to required marking-to-market of obligations under Hedging Obligations or other derivative instruments in accordance with GAAP or non-cash interest expense attributable to required marking-to-market of obligations due to changes in fair or market value of tradable securities in accordance with GAAP), (d) commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances and similar instruments, (e) net payments, if any, made (less net payments, if any, received) pursuant to Hedging Obligations (including the amortization of fees) and (f) any of the above expenses with respect to Indebtedness of another Person guaranteed by the Company or any of its Restricted Subsidiaries to the extent of such expenses accruing after such guarantee is called upon, as determined on a consolidated basis and in accordance with GAAP.

“Investment Grade” designates a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s or the equivalent of such ratings by S&P or Moody’s.

“Investments” means, with respect to any Person, all investments by such Person in other persons (including Affiliates) in the forms of loans (including guarantees), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP (excluding accounts receivable, deposits and prepaid expenses in the ordinary course of business, endorsements for collection or deposits arising in the ordinary course of business, guarantees and intercompany notes permitted by Section 4.09 of the Indenture, and commission, travel and similar advances to officers and employees made in the ordinary course of business). For purposes of Section 4.07 of the Indenture, the sale of Equity Interests of a Person that is a Restricted Subsidiary following which such Person ceases to be a Subsidiary shall be deemed to be an Investment by the Company in an amount equal to the fair market value (as determined in good faith by the Company) of the Equity Interests of such Person held by the Company and its Restricted Subsidiaries immediately following such sale.

“Issue Date” means the first date on which Notes under the Indenture are issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with the Exchange Offer.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Market Disruption Event” means (a) a failure by the primary U.S. exchange or quotation system on which the Common Equity or American Depositary Shares, as applicable, trades or is quoted to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m. New York City time on any Trading Day for the Common Equity or American Depositary Shares, as applicable, of an aggregate on half-hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Equity or American Depositary Shares, as applicable, or in any options, contracts or future contracts relating to the Common Equity or American Depositary Shares, as applicable, traded in the United States.

“Marketable Securities” means:  (a) Government Securities; (b) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (c) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of the Company) with a rating by at least two nationally recognized statistical rating organizations in one of each such organization’s four highest generic rating categories at the time as of which any investment therein is made, issued or offered by an Eligible Institution; (d) any bankers’ acceptances or money market deposit accounts issued or offered by an Eligible Institution; (e) debt securities which (i) have a remaining maturity not to exceed five years at the time of acquisition thereof and (ii) are rated at least A (or the equivalent) or higher by S&P and A2 (or the equivalent) or higher by Moody’s at the time of acquisition thereof; and (f) any fund investing exclusively in investments of the types described in clauses (a) through (e) above.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries, as the case may be, in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (estimated reasonably and in good faith by the Company and after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that are the subject of such Asset Sale, any reserve for adjustment in respect of the sale price of such asset or assets and any reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such Asset Sale and retained by the Company or any of its Subsidiaries after such Asset Sale, including pension and other post-employment benefit liabilities and liabilities related to environmental matters, or against any indemnification obligations associated with such Asset Sale, and all distributions and payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of any such Asset Sale of assets of such Subsidiary or joint venture.  Net Proceeds shall exclude any non-cash proceeds received from any Asset Sale, but shall include such proceeds when and as converted by the Company or any Restricted Subsidiary to cash, and shall exclude any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the asset or assets subject to the Asset Sale.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, Controller, Secretary or any Vice President of such Person, or any other officer designated by the Board of Directors.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of such Person or of such Person’s partner or managing member, one of whom must be the principal executive officer, principal financial officer or principal accounting officer of such Person or of such Person’s partner or managing member, that meets the requirements of Section 11.05 of the Indenture.

“Opinion of Counsel” means an opinion from legal counsel, reasonably satisfactory to the Trustee, who may be an employee of or counsel to the Company or any Subsidiary of the Company, that meets the requirements of Section 11.05 of the Indenture.

“Parent” means Tower Semiconductor Ltd., a company formed under the laws of Israel.

“Parent Warrants” mean the Series J Warrants issued pursuant to that certain Warrant Agreement, dated as of July 15, 2010, by and between Parent and American Stock Transfer & Trust Company, LLC.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Business” means the businesses of the Company and its Restricted Subsidiaries conducted (or proposed to be conducted) on the Issue Date and any business reasonably related, ancillary or complementary thereto and any reasonable extension or evolution of any of the foregoing, whether domestic or international.

“Permitted Investments” means:

(a)           Investments in the Company or in a Restricted Subsidiary;

(b)           Investments in Cash Equivalents or Marketable Securities;

(c)           any guarantee of obligations of the Company or a Restricted Subsidiary permitted by Section 4.09 of the Indenture;

(d)           Investments by the Company or any of its Subsidiaries in a Person if, as a result of such Investment:  (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(e)           Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Restricted Subsidiaries, in satisfaction of judgments or as payment on a claim made in connection with any bankruptcy, liquidation, receivership or other insolvency proceeding;

(f)            Investments in existence on the Issue Date;

(g)           Investments in any Person to the extent such Investment represents the non-cash portion (including, for the avoidance of doubt, any consideration that is deemed cash for purposes of Section 4.10 of the Indenture) of the consideration received for an Asset Sale that was made pursuant to and in compliance with Section 4.10 of the Indenture or for an asset disposition that does not constitute an Asset Sale;

(h)           loans or advances or other similar transactions with customers, distributors, clients, developers, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency;

(i)            other Investments in an amount not to exceed $2.0 million outstanding at any time for all such Investments made after the Issue Date;

(j)            any Investment solely in exchange for the issuance of Qualified Capital Stock;

(k)           any Investment in connection with Hedging Obligations and Foreign Currency Obligations otherwise permitted under this Indenture;

(l)            any contribution of any Investment in a joint venture or partnership that is not a Restricted Subsidiary to a Person that is not a Restricted Subsidiary in exchange for an Investment in the Person to whom such contribution is made;

(m)          loans and advances to employees not in excess of $1.0 million outstanding at any one time, in the aggregate; and

(n)           lease, utility, workers’ compensation, unemployment insurance, performance and other deposits made in the ordinary course of business.

“Permitted Liens” means:

(a)           Liens securing the Notes and Liens securing any Guarantee;

(b)           Liens securing Indebtedness under any Credit Facility (and Hedging Obligations and treasury and cash management obligations to the extent such Liens arise under the definitive documentation governing such Indebtedness and the incurrence of such obligations is not otherwise prohibited by the Indenture) permitted by Section 4.09(b)(2) of the Indenture;

(c)           Liens securing (i) Hedging Obligations and Foreign Currency Obligations permitted to be incurred under Section 4.09 of the Indenture and (ii) cash management obligations not otherwise prohibited by this Indenture;

(d)           Liens securing Purchase Money Indebtedness permitted under Section 4.09 of the Indenture; provided that such Liens do not extend to any assets of the Company or its Restricted Subsidiaries other than the assets so acquired, constructed, installed, improved or leased, products and proceeds, improvements or accessions thereof and insurance proceeds with respect thereto;

(e)           Liens on property or shares of Capital Stock of a Person existing at the time such Person becomes a Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were not incurred in connection with, or in contemplation of, such merger or consolidation and do not apply to any assets other than the assets of the Person acquired in such merger or consolidation;

(f)            Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(g)           Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition and do not extend to any assets of the Company or any of its Restricted Subsidiaries other than the property so acquired, products and proceeds thereof and insurance proceeds with respect thereto;

(h)           Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or other like Liens, in any case incurred in the ordinary course of business and with respect to amounts not yet delinquent for a period of more than 30 days or being contested in good faith by appropriate process of law, if a reserve or other appropriate provision, if any, as is required by GAAP is made therefor;

(i)            Liens existing on the Issue Date;

(j)            Liens for taxes, assessments or governmental charges or levies or claims that are not yet delinquent for a period of more than 30 days or that can thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP is made therefor;

(k)           Liens securing Indebtedness permitted under Section 4.09(b)(9) of the Indenture; provided that such Liens shall not extend to assets other than the assets that secure such Indebtedness being Refinanced;

(l)            Liens (other than Liens created or imposed under the Employee Retirement Income Security Act of 1974, as amended) incurred or deposits made by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations or deposits as security for contested taxes or import duties or for the payment of rent (exclusive of obligations for the payment of borrowed money);

(m)           easements, rights-of-way, covenants, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes;

(n)           licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Company or its Restricted Subsidiaries;

(o)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and Liens deemed to exist in connection with Investments in repurchase agreements that constitute Cash Equivalents;

(p)           normal and customary rights of setoff upon deposits of cash, Cash Equivalents or Marketable Securities in favor of banks or other depository or financial institutions;

(q)           Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(r)            Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with Section 4.09(b)(13) of the Indenture;

(s)            Liens in favor of the Company or any Guarantor;

(t)            Liens securing reimbursement obligations with respect to commercial letters of credit which solely encumber goods and/or documents of title and other property relating to such letters of credit and products and proceeds thereof;

(u)           extensions, renewals, replacements, Refinancings or refundings of any Liens referred to in clause (e), (g) or (i) above; provided that any such extension, renewal, Refinancing or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed, replaced, Refinanced or refunded;

(v)           judgment Liens not giving rise to a Default or Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(w)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(x)            Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business;

(y)           Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company in the ordinary course of business;

(z)           deposits made in the ordinary course of business to secure liability to insurance carriers;

(aa)          Liens granted by a Restricted Subsidiary that is not a Guarantor in favor of the Company or a Guarantor;

(bb)          Liens arising in connection with Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”;

(cc)          deposits as security for contested taxes and contested import or customs duties;

(dd)          Liens on insurance policies and the proceeds thereof granted in the ordinary course of business to secure the financing of insurance premiums with respect thereto;

(ee)           Liens in favor of credit card processors granted in the ordinary course of business; and

(ff)            other Liens securing Indebtedness that is permitted by the terms of this Indenture to be outstanding or other obligations having an aggregate principal amount at any one time outstanding not to exceed $1.0 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof) or any other entity.

“Preferred Equity Interest” in any Person, means an Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Private Placement Legend” means the legend set forth in Section 2.01(c) of the Indenture to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions hereof.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) incurred (within 365 days of such purchase) to finance or refinance the purchase (including in the case of Capital Lease Obligations the lease), construction, installation or improvement of any assets used or useful in a Permitted Business (whether through the direct purchase of assets or through the purchase of Capital Stock of any Person owning such assets); provided that the amount of Indebtedness thereunder does not exceed the sum of (a) 100% of the purchase cost of such assets and costs incurred in such construction, installation or improvement and (b) reasonable fees and expenses of such Person incurred in connection therewith.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” means any Capital Stock of the Company that is not Disqualified Stock.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for or to consolidate, such Indebtedness.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Registration Rights Agreement” means the registration rights agreement, dated as of the Issue Date, made by and among the Company, the Guarantors and the holders of the Notes party thereto.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note bearing the Private Placement Legend and deposited with or on behalf of the Depositary and registered in the name of the Depositary or its nominee, issued in an initial denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903 of Regulation S.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the relevant 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” or “Restricted Subsidiaries” means any Subsidiary, other than Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s Rating Services or any successor to the rating agency business thereof.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of the Company or any Domestic Subsidiary that is a Restricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the date of the Indenture.

“Subordinated Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary that is expressly subordinated in right of payment to the Notes or the Guarantees, as the case may be.  No Indebtedness of the Company or any Restricted Subsidiary shall be deemed subordinated in right of payment to any other Indebtedness of the Company or such Restricted Subsidiary solely by virtue of any Liens, guarantees, maturity of payments or structural subordination.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“TIA” means the Trust Indenture Act of 1939 as in effect on the date hereof, except as provided in Section 9.03 of the Indenture.

“Trading Day” means a day on which (a) trading in the Common Equity or American Depositary Shares, as applicable, generally occurs on the primary U.S. national or regional securities exchange on which the Common Equity or American Depositary Shares, as applicable, are listed or, if the Common Equity or American Depositary Shares, as applicable, are not then listed on a U.S. national or regional securities exchange, on the primary other U.S. market on which the Common Equity or American Depositary Shares, as applicable, are then traded and (b) there is no Market Disruption Event.

“Unrestricted Subsidiary” or “Unrestricted Subsidiaries” means:  (a) any Subsidiary designated as an Unrestricted Subsidiary in a resolution of the Board of Directors of the Company in accordance with Section 4.18 of the Indenture; and (b) any Subsidiary of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (b) the then outstanding principal amount of such Indebtedness.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes. This discussion deals only with exchange notes held as capital assets and acquired in exchange for outstanding notes acquired at original issuance for their “issue price” within the meaning of the Code. This summary does not address special classes of holders of exchange notes, such as, but not limited to, partnerships (including entities treated as partnerships for U.S. federal income tax purposes) and other pass-through entities, dealers in securities or currencies, life insurance companies, tax exempt entities, persons that hold exchange notes in connection with an arrangement that completely or partially hedges the exchange notes, securities traders that use a mark-to-market method of accounting, banks, persons holding exchange notes as part of a conversion transaction, a constructive sale or a straddle, certain former citizens or residents of the United States or persons whose functional currency is not the U.S. dollar. The discussion does not apply to holders owning 10% or more of our voting stock, to corporate holders that are controlled foreign corporations with respect to us, or to banks making a loan in the ordinary course of business. In addition, this summary does not describe any tax consequences arising under U.S. federal gift and estate or other federal tax laws or under the tax laws of any state, local or non-U.S. jurisdiction. The summary is based upon the Code, and Treasury regulations, rulings and judicial decisions as of the date hereof. Such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to produce U.S. federal income tax consequences different from those discussed below. We have not and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the exchange notes that are different from those discussed below.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, PROSPECTIVE INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE U.S. INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

If you are considering owning exchange notes, you should consult your own tax advisor about the tax consequences of purchasing, holding and disposing of the exchange notes in your particular situation.

Exchange Offer

The exchange of outstanding notes for exchange notes pursuant to the exchange offer should not be a taxable transaction for U.S. federal income tax purposes.  Holders should not recognize any taxable gain or loss as a result of such exchange and should have the same adjusted issue price, tax basis, and holding period in the exchange notes as they had in the outstanding notes immediately before the exchange.

PLAN OF DISTRIBUTION

Under existing SEC interpretations, exchange notes will be freely transferable by a holder (other than a holder who is our affiliate) after the exchange offer without further registration under the Securities Act if the holder represents to us in the exchange offer that it is acquiring the exchange notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC. Any person using the exchange offer to participate in a distribution of the exchange notes to be received in the exchange offer (1) cannot rely on the SEC’s position enunciated in the Exxon Capital SEC No-action letter or similar letters of the SEC and (2) must comply with registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

 Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.  The Company has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.  In addition, until          , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of exchange notes by broker-dealers.  Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices.  Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.  Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal.  The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the exchange notes and guarantees offered hereby, as well as certain other legal matters, will be passed upon for us by Eilenberg & Krause LLP.

EXPERTS

The 2009 and 2008 financial statements included in this prospectus, have been audited by Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Jazz Technologies, Inc. at December 28, 2007, and for the year then ended, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO FINANCIAL STATEMENTS

Page

Audited Financial Statements of Jazz Technologies, Inc.
Reports of Independent Registered Public Accounting Firms	F - 1
Consolidated Balance Sheets—December 31, 2009 and 2008	F - 3
Consolidated Statements of Operations—The year ended December 31, 2009, the periods September 19, 2008 to December 31, 2008 and January 1, 2008 to September 18, 2008 and the Year ended December 28,  2007
F - 4
Consolidated Statements of Stockholders’ Equity— The year ended December 31, 2009, the periods September 19, 2008 to December 31, 2008 and January 1, 2008 to September 18, 2008 and the Year ended December 28,  2007
F - 5
Consolidated Statements of Cash Flows—The year ended December 31, 2009, the periods September 19, 2008 to December 31, 2008 and January 1, 2008 to September 18, 2008 and the Year ended December 28,  2007
F - 6
Notes to Consolidated Financial Statements	F - 9

Unaudited Financial Statements of Jazz Technologies, Inc.	F - 35
Condensed Consolidated Balance Sheets—June 30, 2010 and December 31, 2009	F - 36
Condensed Consolidated Statements of Income—Six months ended June 30, 2010 and 2009	F - 37
Condensed Consolidated Statements of Cash Flows—Six months ended June 30, 2010 and 2009	F - 38
Notes to Unaudited Condensed Consolidated Financial Statements	F - 39

Brightman Almagor Zohar 1 Azrieli Center Tel Aviv 67021 P.O.B. 16593, Tel Aviv 61164 Israel Tel: +972 (3) 608 5555

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder
Jazz Technologies, Inc.
Newport Beach, CA

We have audited the accompanying consolidated balance sheet of Jazz Technologies, Inc. and subsidiaries, (the “Company”) (a wholly owned subsidiary of Tower Semiconductor Ltd.) as of December 31, 2009 and 2008  (“Successor”), and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year ended December 31, 2009 and for the period from September 19, 2008 through December 31, 2008 (the “Successor Periods”) subsequent to the acquisition of the Company by Tower Semiconductor Ltd. We have also audited the related consolidated statements of operations, stockholder’s equity, and cash flows for the period from December 29, 2007 through September 18, 2008 (the “Predecessor Period”) prior to the acquisition of the Company by Tower Semiconductor Ltd. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jazz Technologies, Inc and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the Successor Periods and Predecessor Period, described above, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 4 to the financial statements, during 2009 the Company changed its method of accounting for inventory valuation in the Successor periods. In addition, as discussed in Note 2 to the financial statements, the Company changed the method of accounting for its convertible notes due to initial application of ASC 470-20-15 as codified from FSP APB 14-1, in the period from December 29, 2007 through September 18, 2008 (the “Predecessor Period”).

Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
March 23, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of Jazz Technologies, Inc.

We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of Jazz Technologies, Inc. for the year ended December 28, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Jazz Technologies, Inc. for the year ended December 28, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for convertible debt instruments that may be settled in cash upon conversion with the adoption of the guidance originally issued in Financial Accounting Standards Board (“FASB”) Staff Position APB 14-1, Accounting for Convertible Debt Instruments that May Be Settled upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), (codified primarily in FASB Accounting Standards Codification Topic 470, Debt) effective January 1, 2009 and retrospectively applied.

    /s/Ernst & Young LLP
Orange County, California
March 20, 2008
except for the effects on the
consolidated financial statements as a
result of the retrospective application of
FSP APB 14-1 described in Note 2,
as to which the date is
March 23, 2010

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
Tower Semiconductor, Ltd.) and Subsidiaries

Consolidated Balance Sheets
 (in thousands)

	December 31, 2009	December 31, 2008
	Successor	Successor
ASSETS
Current assets:
Cash and cash equivalents	$28,622	$27,574
Receivables: Trade receivables, net of allowance for doubtful accounts of $877 and $852 at December 31, 2009 and December 31, 2008, respectively	23,664	21,424
Due from related party	25	54
Inventories	11,828	12,451
Deferred tax asset	7,177	3,215
Prepaid expenses and other current assets	2,918	3,175
Total current assets	74,234	67,893
Property, plant and equipment, net	96,194	93,928
Investments	17,100	17,100
Intangible assets, net	53,029	56,460
Goodwill	7,000	7,000
Other assets	203	317
Total assets	$247,760	$242,698

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt from banks	$7,000	$7,000
Accounts payable	14,267	13,224
Due to related parties	7,799	1,593
Accrued compensation and benefits	5,862	5,672
Deferred revenues	2,506	1,958
Accrued interest	577	5,211
Other current liabilities	6,003	4,470
Total current liabilities	44,014	39,128
Long term liabilities:
Long-term debt from banks	20,000	20,000
Convertible notes	110,971	110,052
Deferred tax liability	11,195	11,749
Accrued pension, retirement medical plan obligations and other long-term liabilities	11,734	13,821
Total liabilities	197,914	194,750
Stockholder’s equity:
Additional paid-in capital	50,070	50,070
Equity component of convertible debentures and Cumulative stock based compensation	427	96
Accumulated other comprehensive loss (*)	(1,344)	(2,367)
Retained earnings	693	149
Total stockholders' equity	49,846	47,948
Total liabilities and stockholders’ equity	$247,760	$242,698

(*)           Accumulated other comprehensive loss includes mainly plan assets and benefit obligation, net of taxes.

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
Tower Semiconductor, Ltd.) and Subsidiaries

Consolidated Statements of Operations
(in thousands, except per share amounts)

	Year ended December 31, 2009	Period from September 19, 2008 through December 31, 2008 (1)	Period from December 29, 2007 through September 18, 2008 (3)	Year ended December 28, 2007 (2) (3)
	(Successor)		(Predecessor)

Net revenues	$159,209	$56,255	$132,385	$182,075
Cost of revenues	119,386	38,516	114,491	166,654
Gross profit	39,823	17,739	17,894	15,421
Operating expenses:
Research and development	14,626	3,004	9,773	14,116
Selling, general and administrative	14,911	6,456	12,734	20,053
Amortization of intangible assets	790	211	1,008	1,198
Write off of in-process research and development	--	1,800	--	5,100
Merger related costs	--	--	4,069	--
Total operating expenses	30,327	11,471	27,584	40,467
Operating income (loss)	9,496	6,268	(9,690)	(25,046)
Financing expense and other expense, net	(13,974)	(4,664)	(13,915)	(22,537)
Net income (loss) income before income taxes	(4,478)	1,604	(23,605)	(47,583)
Income tax (provision) benefit	5,022	(1,455)	33	(43)
Net income (loss)	$544	$149	$(23,572)	$(47,626)
Net loss per share (basic and diluted)			$(1.24)	$(1.97)
Weighted average shares (basic and diluted)			19,015	24,198

(1) The amounts included in the period ended December 31, 2008 reflect the results of the Company’s operations following the date of the merger with Tower on September 19, 2008.

(2) The amounts included in the year ended December 28, 2007 reflect the acquisition of Jazz Semiconductor, Inc. on February 16, 2007 and the results of operations for Jazz Semiconductor, Inc. following the date of acquisition.

(3) Amounts presented have been adjusted for the retrospective application required by ASC 470-20-15 (FSP APB 14-1). For more details see note 2.

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of Tower
Semiconductor, Ltd.) and Subsidiaries

Consolidated Statements of Stockholder’s Equity (Successor)
(in thousands, except share data)

	Common Stock
	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholder’s equity
Balance at September 19, 2008	--	$--	$--	$--	$--	$--
Issuance of common stock	100	--	50,070	--	--	50,070
Stock compensation expense	--	--	96	--	--	96
Comprehensive loss:
Change in plan assets and benefit obligation, net of taxes $1,615	--	--	--	(2,527)	--	(2,527)
Foreign currency translation adjustment	--	--	--	160	--	160
Net profit	--	--	--	--	149	149
Total comprehensive loss	--	--	--	--	--	(2,218)
Balance at December 31, 2008	100	$--	$50,166	$(2,367)	$149	$47,948
Stock compensation expense	--	--	331	--	--	331
Comprehensive loss:
Change in plan assets and benefit obligation, net of taxes $550	--	--	--	1,096	--	1,096
Foreign currency translation adjustment	--	--	--	(73)	--	(73)
Net profit	--	--	--	--	544	544
Total comprehensive loss	--	--	--	--	--	1,567
Balance at December 31, 2009	100	$--	$50,497	$(1,344)	$693	$49,846

Consolidated Statement of Stockholders’ Equity (Predecessor)
(in thousands, except share data)

	Common stock
	Shares	Amount	Additional paid-in capital	Accumulated other comprehensive income (loss)	(Accumulated deficit) retained earnings	Total stockholders’ equity
Balance at December 31, 2006 (As originally reported)	34,457	$3	$127,971	$--	$3,288	$131,262
Adjustment due to initial application of FSP APB 14-1 (ASC 470-20)	--	--	60,970	--	(197)	60,773
Balance at December 31, 2006(1)	34,457	3	188,941	--	3,091	192,035
Reversal of common stock subject to possible conversion of 5,750 shares	--	--	33,511	--	--	33,511
Conversion of common stock into cash in connection with acquisition	(5,668)	(1)	(33,158)	--	--	(33,159)
Redemption of founders’ common stock	(1,874)	--	(9)	--	--	(9)
Repurchase of common stock	(7,846)	--	(25,631)	--	--	(25,631)
Repurchase of warrants	--	--	(19,313)	--	--	(19,313)
Repurchase of units	(708)	--	(2,992)	--	--	(2,992)
Repurchase of unit purchase options	--	--	(2,360)	--	--	(2,360)
Issuance of restricted stock	87	--	389	--	--	389
Issuance of performance stock awards	583	--	992	--	--	992
Settlement of equity component of convertible notes(1)	--	--	(2,223)	--	--	(2,223)
Stock compensation expense	--	--	497	--	--	497
Offering expenses	--	--	(15)	--	--	(15)
Comprehensive (loss) income:
Change in plan assets and benefit obligation	--	--	--	935	--	935
Foreign currency translation adjustment	--	--	--	30	--	30
Net loss (1)	--	--	--	--	(47,626)	(47,626)
Total comprehensive loss	--	--	--	--	--	(46,661)
Balance at December 28, 2007 (1)	19,031	$2	$138,629	$965	$(44,535)	$95,061
Restricted stock compensation expense	--	--	60	--	--	60
Stock compensation expense	--	--	634	--	--	634
Comprehensive loss:
Change in plan assets and benefit obligation	--	--	--	8,631	--	8,631
Foreign currency translation adjustment	--	--	--	(1)	--	(1)
Net loss (1)	--	--	--	--	(23,572)	(23,572)
Total comprehensive loss	--	--	--	--	--	(17,942)
Balance at September 18, 2008 (1)	19,031	$2	$139,323	$9,595	$(68,107)	$80,853

(1) Amounts presented have been adjusted for the retrospective application required by ASC 470-20-15 (FSP APB 14-1). For more details see note 2.

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
Tower Semiconductor, Ltd.) and Subsidiaries

Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31, 2009	Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008 (1)	Year ended December 28, 2007 (1)
	(Successor)		(Predecessor)
Operating activities:
Net (loss) income	$544	$149	$(23,572)	$(47,626)
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization of intangible assets	23,237	6,753	27,200	34,807
Convertible notes accretion and amortization of deferred financing costs	5,314	33	6,116	8,405
Net gain on disposal of equipment	--	--	(334)	(30)
Other income, net	(2,065)	--	847	4,351
Write-off of in-process research and development	--	1,800	--	5,100
Stock based compensation expense	331	96	694	1,878
Changes in operating assets and liabilities, net of effects from acquisitions:
Receivables	(2,240)	(4,875)	16,759	(7,493)
Inventories	623	456	(717)	6,904
Prepaid expenses and other assets	257	(155)	(565)	1,006
Restricted cash	--	--	--	3,154
Deferred tax assets	(4,512)	2,942	--	--
Accounts payable	(2,671)	1,740	(7,032)	(5,526)
Due to related parties, net	5,675	1,539	(647)	647
Accrued compensation and benefits	190	(5,220)	(545)	1,111
Deferred revenue	548	(1,177)	(2,211)	(4,704)
Accrued interest	(4,634)	4,285	(3,050)	4,983
Other current liabilities	1,533	(1,121)	(8,344)	(14,121)
Deferred tax liability	(554)	(3,135)	(110)	--
Accrued pension, retirement medical plan obligations and long-term liabilities	(441)	3,535	(2,626)	3,056
Net cash provided by (used in) operating activities	21,135	7,645	1,863	(4,098)
Investing activities:
Purchases of property and equipment	(16,198)	(3,366)	(5,004)	(5,975)
Purchases of intangible assets	(1,600)	--	--	--
Net proceeds from sale of equipment	--	--	1,171	--
Net proceeds from sale of short-term investments	--	--	--	24,245
Release of funds from trust and escrow accounts	--	--	--	334,465
Jazz Semiconductor, Inc. purchase price, net of cash acquired	--	--	--	(227,050)
Cash and cash equivalents in trust and escrow account	--	--	--	--
Net cash (used in) provided by investing activities	(17,798)	(3,366)	(3,833)	125,685
Financing activities:
Debt repayment	(2,216)	--	(4,100)	(25,932)
Short-term debt from bank	--	--	(1,000)	8,000
Proceeds from long-term loans	--	20,000	--	--
Redemption of founder’s common stock	--	--	--	(9)
Conversion of common stock in connection with acquisition	--	--	--	(33,159)
Repurchase of common stock(2)	--	--	--	(25,631)
Repurchase of warrants	--	--	--	(19,313)
Repurchase of units	--	--	--	(2,992)
Repurchase of unit purchase options(3)	--	--	--	(2,360)
Payment of debt and acquisition-related liabilities	--	(349)	(63)	(10,186)
Net cash provided by (used in) financing activities	(2,216)	19,651	(5,163)	(111,582)
Effect of foreign exchange rate change	(73)	158	7	(26)
Net increase (decrease) in cash and cash equivalents	1,048	24,088	(7,126)	9,979
Cash and cash equivalents at beginning of the period	27,574	3,486	10,612	633
Cash and cash equivalents at end of the period	$28,622	$27,574	$3,486	$10,612

(1) Amounts presented have been adjusted for the retrospective application required by ASC 470-20-15 (FSP APB 14-1). For more details see note 2.
(2) Includes repurchases from related parties for $4.2 million.
(3) Includes repurchases from related party for $0.5 million.

Supplemental disclosure of interest and taxes paid and non-cash investing and financing activities:

Interest paid	$15,457	$3,025	$7,829	$13,006
Taxes paid	$1,996	$--	$24	$411
Property, plant and equipment purchases accrued	$6,263	$2,090	$1,259	$1,295

Supplemental disclosure of other non-cash activities:

Purchase Price Allocation Adjustments as of September 19, 2008
Property, plant and equipment	$(12,739)
Investments	$(2,200)
Intangible assets	$9,444
Other assets	$(3,649)
Goodwill	$7,000
Current liabilities	$(4,522)
Deferred tax liability, net	$(7,425)
Convertible notes	$19,600
Issuance of common stock	$(50,070)
Total	$(44,561)

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
Tower Semiconductor, Ltd.) and Subsidiaries

Notes to Consolidated Financial Statements

Note 1: Business and Formation

Unless specifically noted otherwise, as used throughout these notes to the consolidated financial statements, “Jazz”, “Company” refers to the business of Jazz Technologies, Inc. and “Jazz Semiconductor” refers only to the business of Jazz Semiconductor, Inc. References to “the Company” for dates prior to September 19, 2008 mean the Predecessor which on September 19, 2008 was merged with a subsidiary of Tower Semiconductor Ltd., an Israeli company (“Tower”), and references to “the Company” for periods on or after September 19, 2008 are references to the Successor Tower subsidiary.

The Company

Jazz, formerly known as Acquicor Technology Inc., was incorporated in Delaware on August 12, 2005. The Company was formed to serve as a vehicle for the acquisition of one or more domestic and/or foreign operating businesses through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination.

The Company is based in Newport Beach, California and following the acquisition of Jazz Semiconductor Inc., became an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog intensive mixed-signal semiconductor devices. The Company’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes, for the manufacture of analog and mixed-signal semiconductors. Its customer’s analog and mixed-signal semiconductor devices are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.

Merger with Tower Semiconductor, Ltd.

On May 19, 2008, the Company entered into an Agreement and Plan of Merger and Reorganization (“Merger”) with Tower and its wholly-owned subsidiary, Armstrong Acquisition Corp., a Delaware corporation (“Merger Sub”), which provided for Merger Sub to merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Tower.

At a special meeting of the Company's stockholders held on September 17, 2008, the requisite majority of the Company’s stockholders voted in favor of the Merger, which was closed on September 19, 2008. Under the terms of the Merger, Tower acquired all of the outstanding shares of Jazz in a stock-for-stock transaction. Each share of the Company’s common stock not held by Tower, Merger Sub or the Company was automatically converted into and represents the right to receive 1.8 ordinary shares of Tower. Cash was paid in lieu of fractional shares. In addition, on September 19, 2008, upon completion of the Merger, the Company’s common stock was delisted from the American Stock Exchange. As a result of the Merger, Tower is the only registered holder of the Company’s common stock and a change in control occurred. The Merger was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method, Jazz was treated as the “acquired” company. In connection with this Merger, the Company adopted Tower’s fiscal year for reporting purposes.

Acquisition of Jazz Semiconductor Inc. in 2007

The Company, after signing a definitive agreement for the acquisition of Jazz Semiconductor, submitted that acquisition for stockholder approval on February 15, 2007.

On February 16, 2007, the Company completed the acquisition of all of the outstanding capital stock of Jazz Semiconductor, for $262.4 million in cash, and acquired, as part of the assets of Jazz Semiconductor, $26.1 million in cash. The accompanying consolidated financial statements include the results of operations for Jazz Semiconductor following the date of acquisition. The acquisition was accounted for under the purchase method of accounting in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method, Jazz Semiconductor was treated as the “acquired” company. In connection with the acquisition, the Company adopted Jazz Semiconductor’s fiscal year. In July 2007, the Company entered into an agreement with the former Jazz Semiconductor stockholders that reduced the purchase price by $9.3 million to $253.1 million. The reduction has been reflected in the accompanying consolidated financial statements.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. They contain all accruals and adjustments that, in the opinion of management, are necessary to present fairly the Company’s consolidated financial position at December 31, 2009 (Successor) and December 31, 2008 (Successor), and the consolidated results of its operations and cash flows for the years ended December 31, 2009 (Successor) and December 31, 2007 (Predecessor) and for the periods ended December 31, 2008 (Successor) and September 18, 2008 (Predecessor). All intercompany accounts and transactions have been eliminated.

For purposes of presentation and disclosure, we refer to the Company as the Predecessor for all periods before September 19, 2008, the date of consummation of the Merger and as the Successor as of and for all periods thereafter. The financial statements also reflect “push-down” accounting in accordance with ASC 805-50-S99 (SEC Staff Accounting Bulletin No. 54), with respect to the Merger.

Reclassifications

Certain amounts in prior years’ financial statements have been reclassified in order to conform to the 2009 presentation.

Fiscal Year

Effective as of September 19, 2008, the Company changed its fiscal year end to December 31 to conform to Tower’s fiscal year end. As a result of this change, all quarters now end on the last day of each calendar quarter. Previously, beginning January 1, 2007, the Company had adopted a 52- or 53- week fiscal year. Each of the first three quarters of a fiscal year ended on the last Friday in each of March, June and September and the fourth quarter of a fiscal year ended on the Friday prior to December 31. As a result, each fiscal quarter consisted of 13 weeks during a 52-week fiscal year. During a 53-week fiscal year, the first three quarters consisted of 13 weeks and the fourth quarter consisted of 14 weeks.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Revenue Recognition

The Company’s net revenues are generated principally from sales of semiconductor wafers. The Company derives the remaining balance of its net revenues from engineering services and other support services. The majority of the Company’s sales occur through the efforts of its direct sales force.

In accordance with ASC 605 “Revenue Recognition”, the Company recognizes revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment. Revenues are recognized when the acceptance criteria are satisfied, based on performing electronic, functional and quality tests on the products prior to shipment. Such Company testing reliably demonstrates that the products meet all of the specified criteria prior to formal customer acceptance; hence, collection of payment for services is reasonably assured.

The Company provides for sales returns and allowances relating to specific yield or quality commitments as a reduction of revenues at the time of shipment based on historical experience and specific identification of events necessitating an allowance. Actual allowances have been within management’s expectation.

Revenues for engineering and other services are recognized ratably over the contract term or as services are performed. Revenues from contracts with multiple elements are recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements and when the amount is not contingent upon delivery of the undelivered elements.

Advances received from customers towards future engineering services, product purchases and in some cases capacity reservation are deferred until services are rendered, products are shipped to the customer, or the capacity reservation period ends.

Cash and Cash Equivalents

Cash and cash equivalents consist of banks deposits and short-term investments (primarily time deposits and certificates of deposit) with original maturities of three months or less.

Accounts Receivable

The allowance for doubtful accounts is computed mainly on the specific identification basis for accounts whose collectability, in the Company’s estimation, is uncertain.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States. For financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities.

Foreign Currency Translation

The Company uses the U.S. dollar as its functional currency. All of the Company’s sales and a substantial majority of its costs are transacted in U.S. dollars. The Company purchases wafers and has test and assembly activities in Asia and supports sales and marketing activities in various countries outside of the United States. Most of these costs are paid for with U.S. dollars. Foreign currency transaction gains and losses, resulting from remeasuring the local currency to the U.S. dollar, are included in determining net (loss) income for the period. The foreign exchange gains and losses were not material for the periods presented.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined for raw materials and supplies mainly on the basis of the weighted moving average cost per unit . Cost is determined for work in process and finished goods on the basis of actual production costs

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 12 years. Leasehold improvements are amortized over the life of the asset or initial term of the lease, whichever is shorter. Significant renewals and betterments are capitalized and any assets being replaced are written off. Maintenance and repairs are charged to expense as incurred. For impairment of assets tests see below.

Investment

In connection with the acquisition of Jazz Semiconductor in February 2007, the Company acquired an investment in Shanghai Hua Hong NEC Electronics Company, Ltd. (“HHNEC”). As of December 31, 2009, the investment represented a minority interest of approximately 10% in HHNEC. The investment in HHNEC is carried at cost determined to be the fair value of the investment at the Merger with Tower.

We were obligated to pay additional amounts to former stockholders of Jazz Semiconductor if we would have realized proceeds in excess of $10 million from a liquidity event through February 16, 2010. In that event, Jazz would have been obligated to pay the former Jazz Semiconductor stockholders an amount equal to 50% of the proceeds over $10 million. No liquidity event occurred on or before February 16, 2010, and accordingly, that obligation has expired.  We have no further obligation to pay the former Jazz Semiconductor stockholders any amount realized from a liquidity event relating to our interest in HHNEC.

Impairment of Assets

The Company reviews long-lived assets and intangible assets on a periodic basis, as well as when such a review is required based upon relevant circumstances, to determine whether events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The Company has not recognized any impairment loss for any long-lived or intangible asset.

Impairment of Goodwill

Goodwill is subject to an impairment test on at least an annual basis or upon the occurrence of certain events or circumstances. Goodwill impairment is assessed based on a comparison of the fair value of the unit, to which the goodwill is ascribed, as against the underlying carrying value of its net assets, including goodwill. If the carrying amount of the unit exceeds its fair value, the implied fair value of the Company’s goodwill is compared with its carrying amount to measure the amount of impairment loss, if any.

The Company conducted an impairment check as of December 31, 2009. The Company used the income approach methodology of valuation that includes discounted cash flows to determine the fair value of the Company. Significant management judgment is required in the forecasts of future operating results used for this methodology. As a result of this analysis, the carrying amount of the Company’s net assets, including goodwill were not considered to be impaired and the Company did not recognize any impairment of goodwill for the period ended December 31, 2009. Prior to its acquisition by Tower, the Company had no goodwill.

Accounting for Income Taxes

The Company utilizes the liability method of accounting for income taxes in accordance with ASC 740 (formerly Statement of Financial Accounting Standard (“SFAS”) No. 109, “Accounting for Income Taxes” (“SFAS No. 109”)). Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in the Company’s expected realization of these assets depends on its ability to generate sufficient future taxable income.

The future utilization of the Company’s net operating loss carry forwards to offset future taxable income is subject to an annual limitation as a result of ownership changes that have occurred or that could occur in the future. The Company has had two “change in ownership” events that limit the utilization of net operating loss carry forwards. The second “change in ownership” event occurred on September 19, 2008, the date of the Company’s merger with Tower.  The Company concluded that the net operating loss limitation for the change in ownership which occurred in September 2008 will be an annual utilization of $2.1 million for its tax return.

The Company accounts for its uncertain tax positions in accordance with ASC 740 sections codified from Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). The Company recognizes interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense

Pension Plans

The Company adopted ASC 715-20 Defined Benefit Plans-General which requires that we recognize the funded status of our defined benefit and other postretirement benefit plans in our balance sheet, with changes in the funded status recognized through comprehensive income, net of tax, in the year in which they occur. The requirement to measure plan assets and benefit obligations as of the date of the fiscal year-end balance sheet is consistent with our current accounting treatment. ASC 715-20 requires the amounts recognized in financial statements be determined on an actuarial basis. To accomplish this, extensive use is made of assumptions about inflation, investment returns, mortality, turnover, medical trend rates and discount rates. A change in these assumptions could cause actual results to differ from those reported.

Stock Based Compensation

The Company applies the provisions of ASC 718 Compensation-Stock Compensation, under which employee share-based equity awards accounted for under the fair value method. Accordingly, stock-based compensation to employees and directors is measured at the grant date, based on the fair value of the award. The Company estimated stock price volatility based on historical volatility of its own stock price from April 2008 to September 18, 2008 and based on its peers prior to April 2008. Since September 19, 2008, the Company estimates stock price volatility based on historical volatility of Tower’s stock price. The Company recognizes compensation expense using the straight-line amortization method for stock-based compensation awards with graded vesting.

The key assumptions used in the Black-Scholes model in determining the fair value of options granted during the year ended December 31, 2009 and the periods ended December 31, 2008 and September 18, 2008 are as follows:

	Year ended December 31, 2009	Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008
	(Successor)	(Successor)	(Predecessor)
Expected life in years	4.7 years	6 years	6 years
Expected annual volatility	63.01-76.06%	50.97%	30.80 - 53.60%
Risk-free interest rate	2.51-2.53%	2.61%	3.70 - 5.15%
Dividend yield	0.00%	0.00%	0.00%

Concentrations

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer’s current credit worthiness, as determined by a review of the customer’s current credit information. The Company monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. Customer receivables are generally unsecured.

Accounts receivable from significant customers representing 10% or more of the net accounts receivable balance as of December 31, 2009 and December 31, 2008 consists of the following customers:

Net revenues from significant customers representing 10% or more of net revenues are provided by customers as follows:

	Year ended December 31, 2009	Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008	Year ended December 28, 2007
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
R F Micro Devices	32%	34%	16%	14%
Skyworks	13	13	14	20
Conexant	*	*	11	15
Toshiba	*	*	*	13

* Indicates less than 10%.

As a result of the Company’s concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of product sold to these customers or a change in their financial position could materially and adversely affect the Company’s consolidated financial position, results of operations and cash flows.

The Company operates a single manufacturing facility located in Newport Beach, California. A major interruption in the manufacturing operations at this facility would have a material adverse affect on the consolidated financial position and results of operations of the Company.

Recent Accounting Pronouncements

Amendment to Accounting Standards Codification (“ASC”) 815 (SFAS No. 161)

Effective January 1, 2009, the Company adopted the disclosure requirements in the amendment to ASC 815 (added by SFAS No. 161), “Disclosures about Derivative Instruments and Hedging Activities”, which expands disclosures but does not change accounting for derivative instruments and hedging activities. The adoption of the amendment did not have any impact on the consolidated results of operations or financial position of the Company.

ASC 470-20-15 (FSP APB 14-1)

Effective January 1, 2009, the Company adopted the amendment to ASC 470-20-15 (formerly FSP No. APB 14-1), “Accounting for Convertible Debt Instruments that may be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. The provision of the amendment applies to any convertible debt instrument that may be wholly or partially settled in cash and requires the separation of the debt and equity components of cash-settleable convertibles at the date of issuance.  The amendment is effective for the 8% convertible debt issued by the Company, due in 2011, which were originally recorded at face value of $166.8 million in December 2006 and requires retrospective application for all periods presented.  As the Company does not have similar debt outstanding without the equity conversion feature, the fair value of the debt component was measured using the implied rate from convertible debt pricing model that equates the fair value of the convertible debt to the issuance proceeds (such proceeds assumed to be the fair value at issuance). Other assumptions used in the model were per share price of $5.55 volatility of 49.30% and risk free interest rate of 4.82%. Applying discounted cash flows technique using the implied rate of 21.17%, to the original principal and interest payments over the estimated five-year life of the convertible notes, was then used to calculate the fair value of a similar debt instrument without an equity conversion feature. This fixed interest rate was then applied to the debt component of the notes in the form of an original issuance discount and amortized over the life of the notes as a non-cash interest charge.

The result of the analysis above, at the issuance date of the notes, the debt component determined for these notes was $103.5 million (or $99.8 million net of  related issuance cost) with discount of $63.3 million (or $61.0 million net of  related issuance cost) and the equity component, recorded as additional paid-in capital, was $ 61.0 million, which represents the difference between the net proceeds from the issuance of the notes and the fair value of the debt, net of related issuance costs.  As of January 1, 2007, the cumulative effect of the change on retained earnings was $0.2 million, representing accretion of discount and amortization of direct costs.

The Company repurchased notes with a total face value of $33.6 million during 2007 and $5 million in 2008.  FSP APB 14-1 requires consideration transferred to settle the debt to be allocated to the liability and equity components.  This was done by allocating an amount to the debt component equal to the fair value of the debt immediately before extinguishment.  The loss recognized was the difference between the fair value of the debt and the sum of the net carrying values of the debt and any unamortized debt issuance costs. Any remaining consideration was considered to be the reacquisition of the equity component. The repurchases in 2007 resulted in a recognized loss of $4.3 million and $2.2 million of reacquired equity. The repurchases in 2008 resulted in a recognized loss of $0.8 million; no reacquired equity was recognized.

The Merger on September 19, 2008 required the Company, as part of the purchase price allocation, to fair value the convertible debt instrument.  As a result, a new basis was determined to the convertibles of $108.6 million and debt discount of $19.6 million. Upon adoption of the  amendment, the Company evaluated the effects of the amendment as of the Merger date and determined that it is inapplicable, as the convertibles are only convertible to the shares of Tower.  As such, there will be no impact of the amendment in the Successor's period for the adoption of this amendment;

Our consolidated statements of operations for the year ended December 28, 2007 and the period ended September 18, 2008 was retrospectively modified compared to previously reported amounts as follows (in thousands, except per share amounts):

	Period from December 29, 2007 through September 18, 2008			Year ended December 28, 2007
	As Originally Reported	As Adjusted	Effect of Change	As Originally Reported	As Adjusted	Effect of Change
	(in thousands, except per share data)			(in thousands, except per share data)
Financing expenses and other expense, net (*)	$(7,384)	$(13,915)	$(6,531)	$(6,770)	$(22,537)	$(15,767)
Net loss	$(17,041)	$(23,572)	$(6,531)	$(31,859)	$(47,626)	$(15,767)
Change to basic and diluted earnings per share	$(0.90)	$(1.24)	$(0.34)	$(1.32)	$(1.97)	$(0.65)

(*)           represents accretion of the debt discount, (loss)/gain on repurchase and amortization of debt issuance costs

Our consolidated statements of stockholders’ equity for the year ended December 28, 2007 and the period ended September 18, 2008 was retrospectively modified compared to previously reported amounts as follows (in thousands):

	Period from December 29, 2007 through September 18, 2008			Year ended December 28, 2007
	As Originally Reported	As Adjusted	Effect of Change	As Originally Reported	As Adjusted	Effect of Change
	(in thousands)			(in thousands)
Additional paid in capital	$80,576	$139,323	$58,747	$79,882	$138,629	$58,747
Accumulated deficit	$(45,612)	$(68,107)	$(22,495)	$(28,571)	$(44,535)	$(15,964)

Our consolidated statements of cash flows for the year ended December 28, 2007 and the period ended September 18, 2008 was retrospectively modified compared to previously reported amounts as follows (in thousands):

	Period from December 29, 2007 through September 18, 2008			Year ended December 28, 2007
	As Originally Reported	As Adjusted	Effect of Change	As Originally Reported	As Adjusted	Effect of Change
	(in thousands)			(in thousands)
Net loss	$(17,041)	$(23,572)	$(6,531)	$(31,859)	$(47,626)	$(15,767)
Convertible notes accretion and amortization of deferred financing costs	$1,209	$6,116	$4,907	$1,542	$8,405	$6,863
Other income, net	$(777)	$847	$1,624	$(4,553)	$4,351	$8,904

No other line items were affected by the application of FSP APB 14-1

ASC 815-40 (EITF 07-5)

In June 2008, the FASB Emerging Issues Task Force reached a consensus on EITF Issue No. 07-5, “Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock”. The consensus is an amendment to ASC 815-40 Contract in Entity’s Own Equity and is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  The adoption of this consensus did not have a significant impact on the consolidated results of operations or financial position of the Company.

ASC 320-10-65 (FSP FAS 115-2 and FAS 124-2)

In April 2009, the FASB issued an amendment to ASC 320-10-65 (Investments - Debt and Equity Securities) through the issuance of FASB staff position 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“OTTI”) for investment in debt securities. This amendment applies to all entities and is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009.

Under the amendment, the primary change to the OTTI model for debt securities is the change in focus from an entity’s intent and ability to hold a security until recovery. Instead, an OTTI is triggered if (1) an entity has the intent to sell the security, (2) it is more likely than not that it will be required to sell the security before recovery, or (3) it does not expect to recover the entire amortized cost basis of the security. In addition, the amendment changes the presentation of an OTTI in the income statement if the only reason for recognition is a credit loss (i.e., the entity does not expect to recover its entire amortized cost basis). That is, if the entity has the intent to sell the security or it is more likely than not that it will be required to sell the security, the entire impairment (amortized cost basis over fair value) will be recognized in earnings.

However, if the entity does not intend to sell the security and it is not more likely than not that the entity will be required to sell the security, but the security has suffered a credit loss, then the impairment charge will be separated into the credit loss component, which is recorded in earnings, and the remainder of the impairment charge, which is recorded in other comprehensive income. The adoption of this standard did not have any impact on the consolidated results of operations or financial position of the Company.

Amendment to ASC Topic 820 (FSP FAS 157-4)

In April 2009, the FASB issued an amendment to ASC Topic 820 through the issuance of FASB staff position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions that are Not Orderly”. This amendment applies to all assets and liabilities within the scope of accounting pronouncements that require or permit fair value measurements, except as discussed in ASC 820-10-15-2. The amendment is effective for interim and annual reporting periods ending after June 15, 2009, and shall be applied prospectively.

ASC 820-35-51 relates to determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the objective of fair value measurement, as stated in ASC 820, to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

The amendment provides guidance on (1) estimating the fair value of an asset or liability (financial and nonfinancial) when the volume and level of activity for the asset or liability have significantly decreased and (2) identifying transactions that are not orderly. The adoption of this standard did not have any impact on the consolidated results of operations or financial position of the Company.

ASC 855 (SFAS 165)

In May 2009, the FASB issued ASC 855 (SFAS No. 165), “Subsequent Events”. ASC 855 establishes general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this statement sets forth: (1) the period after the balance sheet date during which h management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. ASC 855 is effective for the interim or annual financial periods ending after June 15, 2009. The adoption of this standard did not have any impact on the consolidated results of operations or financial position of the Company.

ASC 105 (SFAS 168)

In Jun e 2009, the FASB issued ASC 105, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”. ASC 105 establishes the “FASB Accounting Standards Codification” (“Codification”), and was officially launched on July 1, 2009, for the purpose of serving as the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. In general, the Codification is not expected to change U.S. GAAP. All other accounting literature excluded from the Codification will be considered non-authoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Effective September 30, 2009, all references made to GAAP in our consolidated financial statements include the new Codification numbering system along with original references.

Recently Issued Accounting Standards

ASU 2009-13

In October 2009, the FASB issued “Accounting Standards Update (“ASU”) 2009-13 Multiple Deliverable Revenue Arrangements a consensus of EITF” (formerly topic 08-1) an amendment to ASC 605-25. The update provides amendments to the criteria in Subtopic 605-25 for separating consideration in multiple-deliverable arrangements. The amendments in this update establish a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. The amendments in this update also will replace the term “fair value” in the revenue allocation guidance with the term “selling price” in order to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant.

The amendments will also eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The relative selling price method allocates any discount in the arrangement proportionally to each deliverable on the basis of each deliverable's selling price.

The update will be effective for revenue arrangements entered into or modified in fiscal year beginning on or after June 15, 2010 with earlier adoption permitted. The adoption of this update is not expected to have material impact on the Company’s consolidated financial statements.

Note 3:   Merger with Tower

On September 19, 2008, pursuant to the terms of the Merger signed on May 19, 2008, Tower acquired all of Jazz’s outstanding capital in a stock-for-stock transaction.

For accounting purposes, the purchase price was $50.1 million and reconciles to all consideration and payments made to date as follows (in thousands):

Stock consideration	$39,189
Other equity consideration	7,555
Total Merger consideration	46,744
Transaction costs	3,326
Total purchase price	$50,070

Pursuant to the Merger with Tower, each outstanding share of Jazz's common stock was converted into the right to receive 1.8 ordinary shares of Tower, at an aggregate fair value of approximately $39.2 million. The fair value of the shares was determined based on the average prices for Tower's ordinary shares on NASDAQ over a five day period commencing 2 days before and ending 2 days after the Merger was announced in accordance with provisions set forth in EITF 99-12 “Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination.”

Pursuant to the Merger with Tower, the Company’s outstanding stock options immediately prior to the effective time of the Merger, whether vested or unvested, were converted to options to purchase Tower’s ordinary shares on the same terms and conditions as were applicable to such options under the Predecessor Company’s plan, with adjusted exercise prices and numbers of shares to reflect the exchange ratio of the common stock. This conversion was accounted for as a modification in accordance with provisions in ASC 718 with the fair value of the outstanding options of $1.3 million being included as part of the purchase price.

Pursuant to the Merger with Tower, all outstanding warrants to purchase the shares of the Company’s common stock that were outstanding immediately prior to the effective time of the Merger, became exercisable for Tower ordinary shares with adjusted exercise prices and number of shares to reflect the exchange ratio of the common stock. The fair value of the outstanding warrants of $6.3 million was included as part of the purchase price.

Tower’s transaction costs of $3.3 million primarily consist of fees for financial advisors, attorneys, accountants and other advisors incurred in connection with the Merger.

The Company also incurred approximately $4.1 million in similar merger costs which are included as part of operating expenses in the Predecessor’s statement of operations for the period from December 29, 2007 through September 18, 2008.

Purchase Price Allocation

The purchase price of $50.1 million, including the transaction costs of approximately $3.3 million, has been allocated to tangible and intangible assets and liabilities, based on their fair market values as of September 19, 2008, as follows (in thousands):

	September 19, 2008
Fair value of the net tangible assets and liabilities:
Cash and cash equivalents	$3,486
Receivables	16,549
Inventories	12,907
Deferred tax asset	6,157
Prepaid expenses and other current assets	2,936
Property, plant and equipment	95,244
Investments	17,100
Other assets	66
Short-term borrowings	(7,000)
Accounts payable	(11,878)
Accrued compensation and benefits	(9,337)
Deferred tax liability	(14,883)
Deferred revenues	(3,135)
Other current liabilities	(8,285)
Convertible notes	(108,600)
Accrued pension, retirement medical plan obligations and other long-term liabilities	(7,757)
Total net tangible assets and liabilities		$(16,430)
Fair value of identifiable intangible assets acquired:
Existing technology	1,300
Patents and other core technology rights	15,100
In-process research and development	1,800
Customer relationships	2,600
Trade name	5,200
Facilities lease	33,500
Goodwill	7,000
Total identifiable intangible assets acquired		$66,500
Total purchase price		$50,070

The fair values set forth above are based on a valuation of the Company’s assets and liabilities performed by the Company in accordance with SFAS No. 141, “Business Combinations” (“SFAS No. 141”) and reflect “push-down” accounting in accordance with ASC 805-50-S99 (SEC Staff Accounting Bulletin No. 54), with respect to the Tower Merger with the Company. The Company recognizes benefits in its financial statements, assuming net operating loss limitation for the change in ownership will be an annual utilization of $1 million.

Pro Forma Results of Operations (unaudited)

The following unaudited pro forma information for the years ended December 31, 2009 and December 31, 2008 assumes the merger of the Company with Tower occurred on January 1, 2008:

	Results of Operations (in thousands) Year Ended
	December 31, 2009	December 31, 2008
	(Actual)	(Pro Forma)
Net revenues	$159,209	$188,640
Net income (loss)	$544	$(1,347)

The Company derived the pro forma results from the consolidated financial statements of the Predecessor for the period from January 1, 2008 to September 18, 2008 and the Successor for the period from January 1, 2009 to December 31, 2009.

The pro forma results are not necessarily indicative of the results that may have actually occurred had the merger taken place on the date noted, or the future financial position or operating results of the Company. The pro forma adjustments are based upon available information and assumptions that the Company believes are reasonable. The pro forma adjustments include adjustments for reduced depreciation and amortization expense as a result of the application of the purchase method of accounting.

Note 4:   Other Balance Sheet Details

Inventories

Inventories, net of reserves, consist of the following at December 31, 2009 and December 31, 2008 (in thousands):

	December 31, 2009	December 31, 2008
Raw material	$1,879	$1,741
Work in process	7,739	6,693
Finished goods	2,210	4,017
	$11,828	$12,451

Change in Method of Accounting for Inventory Valuation

The Company elected to change its method of valuing its inventories, mainly to include depreciation and amortization as part of the cost of inventory. In addition, indirect raw material that had been previously immediately charged to earnings, is now being capitalized and presented as part of raw material inventory until it is consumed. The new method of accounting for inventory was adopted to align the valuation of the inventory with those methods of Tower. Comparative financial statements attributed to the Successor have been adjusted to apply the new method retrospectively.  The financial statements for periods presented for the Predecessor were not retroactively adjusted as the push-down accounting effectively creates a new reporting entity. The following financial statement line items for fiscal year 2008 were affected by the change in accounting principle (in thousands).

As of December 31, 2008

	As originally reported	As adjusted	Effect of change
Inventories	$10,281	$12,451	$2,170
Deferred tax asset- current	4,095	3,215	(880)
Stockholder’s equity	$46,658	$47,948	$1,290

For the period from September 19, 2008 through December 31, 2008

	As originally reported	As adjusted	Effect of change
Net income (loss)	$(1,141)	$149	$1,290

Property, plant and equipment

Property, plant and equipment consist of the following at December 31, 2009 and December 31, 2008 (in thousands):

	Useful life (In years)	December 31, 2009	December 31, 2008
Building improvements	10-12	$24,230	$24,230
Machinery and equipment	7	91,107	70,540
Furniture and equipment	5-7	2,203	1,785
Computer software	3	850	763
		118,390	97,318
Accumulated depreciation		(22,196)	(3,390)
		$96,194	$93,928

Intangible Assets

Intangible assets consist of the following at December 31, 2009 (in thousands):

	Weighted Average Life (years)	Cost	Accumulated Amortization	Net
Technology	4;9	$2,300	$217	$2,083
Patents and other core technology rights	9	15,100	2,159	12,941
In-process research and development	--	1,800	1,800	--
Customer relationships	15	2,600	222	2,378
Trade name	9	5,200	744	4,456
Facilities lease	19	33,500	2,329	31,171
Total identifiable intangible assets	14	$60,500	$7,471	$53,029

Intangible assets consist of the following at December 31, 2008 (in thousands):

	Weighted Average Life (years)	Cost	Accumulated Amortization	Net
Technology	9	$1,300	$41	$1,259
Patents and other core technology rights	9	15,100	475	14,625
In-process research and development	--	1,800	1,800	--
Customer relationships	15	2,600	49	2,551
Trade name	9	5,200	163	5,037
Facilities lease	19	33,500	512	32,988
Total identifiable intangible assets	14	$59,500	$3,040	$56,460

The Company expects future amortization expense to be as follows (in thousands):

	Charge to cost of revenues	Charge to operating expenses	Total
Fiscal year ends:
2010	$3,847	$787	$4,634
2011	3,847	787	4,634
2012	3,847	787	4,634
2013	3,815	787	4,602
2014	3,597	787	4,384
Thereafter	26,620	3,521	30,141
Total expected future amortization expense	$45,573	$7,456	$53,029

The amortization related to technology, patents and other core technologies, and facilities lease is charged to cost of revenues. The amortization related to customer relationships and trade name is charged to operating expenses.

Note 5:  Credit Facility

On September 19, 2008, the Company entered into a second amended and restated loan and security agreement, as parent guarantor, with Wachovia Capital Markets, LLC, as lead arranger, bookrunner and syndication agent, and Wachovia Capital Finance Corporation (Western), as administrative agent, and Jazz Semiconductor and Newport Fab, LLC, as borrowers (the “Loan Agreement”), with respect to a three-year secured asset-based revolving credit facility for the total amount of up to $55 million, including up to $10 million for letters of credit. On December 31, 2008, Wells Fargo acquired all of Wachovia Corporation and its businesses and obligations and therefore now administers the Loan Agreement as administrative agent.

The borrowing availability varies according to the levels of the borrowers’ eligible accounts receivable, eligible equipment and other terms and conditions described in the loan agreement. The maturity date of the facility is September 19, 2011, unless earlier terminated. Loans under the facility bear interest at a rate equal to, at borrowers’ option, either the lender’s prime rate plus a margin ranging from 0.25% to 0.75% or the LIBOR rate (as defined in the loan agreement) plus a margin ranging from 2% to 2.5% per annum. The facility is secured by all of the Company’s assets and the assets of the borrowers.

The Loan Agreement contains customary covenants and other terms, including covenants based on the Company’s EBITDA (as defined in the Loan Agreement), as well as customary events of default. If any event of default occurs, Wells Fargo may declare due immediately, all borrowings under the facility and foreclose on the collateral. Furthermore, an event of default under the Loan Agreement would result in an increase in the interest rate on any amounts outstanding.

Borrowing availability under the facility as of December 31, 2009, was $0.1 million. Outstanding borrowings were $27 million and $1.8 million of the facility supporting outstanding letters of credits on that date. The Company considers borrowings of $20.0 million to be long-term debt as of December 31, 2009. As of December 31, 2009, the Company was in compliance with all the covenants under this facility.

Note 6:   Convertible Notes

The Company has convertible notes at an interest rate of 8% per annum payable semi-annually that mature in December, 2011 (“Convertible Notes”). The Company may redeem the Convertible Notes for cash at a redemption price equal to par plus accrued and unpaid interest plus a redemption premium equal to 2% in the year beginning December 31, 2009 until December 31, 2010 and 0% thereafter.

Effective January 1, 2009, the Company changed its accounting for its convertible notes. Pursuant to the provisions of ASC 470-20-15 (formerly FSP No. APB 14-1), the change in accounting was retrospectively applied to all periods presented. Refer to Note 2.

During 2007, the Company purchased $33.6 million in principal amount of its Convertible Notes at a price of $28.6 million, including $0.7 million for prepayment of interest from the date of the last interest payment to the date of purchase.  The purchase price ranged between 79.8% and 87.5% of the principal amount of such notes.

During early 2008, the Company purchased $5.0 million in principal amount of its Convertible Notes at a price of $4.1 million, including $4,444 for prepayment of interest from the date of the last interest payment to the date of purchase. The purchase price was 82% of the principal amount of such notes.

During 2009, the Company purchased $4.9 million in principal amount of its Convertible Notes at a price of $2.2 million, including $54 for prepayment of interest from the date of the last interest payment to the date of purchase. The purchase price was 46% of the principal amount of such notes and resulted in a net gain of $2.1 million, which is included as part of interest and other expense in the statement of operations for the year ended December 31, 2009.

Pursuant to the Merger with Tower, each holder of the Convertible Notes immediately prior to the Merger, has the right to convert such holder’s note into Tower ordinary shares based on an implied conversion price of approximately $4.07 per Tower ordinary share. The Company’s obligations under the Convertible Notes are not being guaranteed by Tower.

In addition, following the Merger, Tower has the right to deliver, in lieu of shares, cash or a combination of cash and shares of Tower to satisfy the conversion obligation. The amount of such cash and Tower ordinary shares, if any, will be based on the trading price of Tower’s ordinary shares during the 20 consecutive trading days beginning on the third trading day after proper delivery of a conversion notice.

In connection with the Merger the Convertible Notes, with a face value of $128.2 million, were recorded at the fair value of $108.6 million on the date of the Merger with Tower. The Company has accreted $5.2 million in interest for the year ended December 31, 2009.

As of December 31, 2009, $123.3 million in principal amount of Convertible Notes remains outstanding.

For disclosure purpose, the Convertible Notes fair value of $106.5 million is determined by taking in consideration (i) the market approach, using the last quotations of the notes and (ii) the income approach utilizing the present value method at discount rate with credit worthiness appropriate for the Company.

The Company’s obligations under the Convertible Notes are guaranteed by the Company’s wholly owned domestic subsidiaries. The Company has not provided condensed consolidating financial information for such subsidiaries because the Company has no independent assets or operations, the subsidiary guarantees are full and unconditional and joint and several and any subsidiaries of the Company other than the subsidiary guarantors are minor. Other than the restrictions in the Loan Agreement, there are no significant restrictions on the ability of the Company and its subsidiaries to obtain funds from their subsidiaries by loan or dividend.

Upon the occurrence of certain specified fundamental changes, the holders of the Convertible Notes will have the right, subject to various conditions and restrictions, to require the Company to repurchase the Convertible Notes, in whole or in part, at par plus accrued and unpaid interest to, but not including, the repurchase date.

The following table presents the associated interest cost related to the notes for the periods presented which consists of both the contractual interest coupon and amortization of the discount on the liability component:

	Year ended December 31, 2009	Period from September 18, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008	Year ended December 28, 2007
	Successor		Predecessor
Contractual interest recognized	10,061	2,849	7,411	12,719
Discount amortization	5,199	1,452	5,643	8,058
Effective interest rate	14.61%	14.61%	21.17%	21.17%

Note 7:   Income Taxes

The Company’s effective tax rate differs from the statutory rate as follows (in thousands):

	Year ended December 31, 2009	Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008	Year ended December 28, 2007
	(Successor)		(Predecessor)
Tax (benefit) provision computed at the federal statutory rate	$(1,567)	$562	$(8,262)	$(16,654)
State tax, net of federal provision (benefit)	(3,686)	197	(37)	(44)
In-process research and development	--	630	--	1,785
Permanent items & others	231	66	1,569	(1,897)
Tax-exempt interest	--	--	--	(244)
Valuation allowance	--	--	6,697	17,097
Income tax provision (benefit)	$(5,022)	$1,455	$(33)	$43

The Company’s tax provision is as follows (in thousands):

	Year ended December 31, 2009	Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008	Year ended December 28, 2007
	(Successor)		(Predecessor)
Current tax expense:
Federal	$4	$2	$8	$82
State	43	17	32	87
Foreign	3	14	36	29
Total current	50	33	76	198
Deferred tax expense:
Federal	464	1,125	--	--
State	(5,536)	297	(109)	(155)
Total deferred	(5,072)	1,422	(109)	(155)
Income tax provision (benefit)	$(5,022)	$1,455	$(33)	$43

The Company’s effective tax rate for the year ended December 31, 2009 differs from the statutory rate primarily due to the establishment of a valuation allowance mainly due to state tax benefit due to unitary filing of Tower and Jazz tax reports with the state of California.

The Company establishes a valuation allowance for deferred tax assets, when it is unable to conclude that it is more likely than not that such deferred tax assets will be realized. In making this determination the Company evaluates both positive and negative evidence. The state deferred tax assets exceed the reversal of taxable temporary differences. Without other significant positive evidence, the Company has determined that the state deferred tax assets are not more likely than not to be realized.

Significant components of the Company’s deferred tax assets and liabilities from federal and state income taxes are as follows (in thousands)

	December 31, 2009	December 31, 2008
Deferred tax assets– current:
Net operating loss carryforwards	$1,737	$--
Employees benefits and compensation	2,178	1,906
Accruals, reserves and others	3,435	1,309
Total deferred tax assets	7,350	3,215
Valuation allowance	(173)	--
Total current deferred tax benefit	7,177	3,215
Net deferred tax liability- long-term :
Deferred tax assets -
Net operating loss carryforwards	10,924	9,507
Employees benefits and compensation	3,423	4,871
Other	1,038	1,751
	15,385	16,129
Valuation allowance	(2,063)	--
	13,322	16,129
Deferred tax liability - property, plant and equipment	(1,017)	1,132
Intangible assets	(15,915)	(18,508)
Investment basis difference	(2,922)	(3,142)
Debt discount	(4,663)	(7,360)
Total deferred tax liabilities	(11,195)	(11,749)
Net deferred taxes	$(4,018)	$(8,534)

The future utilization of the Company's net operating loss carry forwards to offset future taxable income is subject to an annual limitation as a result of ownership changes that have occurred.  Additional limitations could apply if ownership changes occur in the future. The Company has had two “change in ownership” events that limit the utilization of net operating loss carry forwards. The first “change in ownership” event occurred in February 2007 upon our acquisition of Jazz Semiconductor. The second “change in ownership” event occurred on September 19, 2008, the date of the Company’s Merger with Tower. The Company concluded that the net operating loss limitation for the change in ownership which occurred in September 2008 will be an annual utilization of $2.1 million for the use in its tax return. Accordingly the Company had at December 31, 2009 federal net operating loss carry forwards of approximately $46.9 million that will begin to expire in 2021 unless previously utilized.

At December 31, 2009, the Company had state net operating loss carry forwards of approximately $94.4 million. The state tax loss carry forwards will begin to expire in 2014, unless previously utilized.

At December 31, 2009, the Company had combined federal and state alternative minimum tax credits of $0.1 million. The alternative minimum tax credits do not expire.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Successor	Unrecognized tax benefits
(in thousands)
Balance at January 1, 2009	$1,871
Additions for tax positions of prior year	9,641
Reductions for tax positions of prior year	(583)
Balance at December 31, 2009	$10,929

Successor	Unrecognized tax benefits
(in thousands)
Balance at September 19, 2008	$1,222
Additions based on tax positions related to the current year	649
Additions for tax positions of prior year	--
Reductions for tax positions of prior year	--
Reductions related to purchase accounting deferred tax asset reduction	--
Settlements	--
Balance at December 31, 2008	$1,871

Predecessor	Unrecognized tax benefits
(in thousands)
Balance at January 1, 2007	$--
Additions based on Jazz Semiconductor tax positions for periods prior to acquisition	381
Additions based on tax positions related to the current year	508
Additions for tax positions of prior year	81
Reductions for tax positions of prior year	--
Settlements	--
Balance at December 28, 2007	$970
Additions based on tax positions related to the current year	524
Additions for tax positions of prior year	--
Reductions for tax positions of prior year	--
Reductions related to purchase accounting deferred tax asset reduction	(272)
Settlements	--
Balance at September 18, 2008	$1,222

The Company accounts for its uncertain tax provisions in accordance with ASC 740. The Company’s policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. At December 31, 2009, the Company had unrecognized tax benefits of $10.9 million. The amount of unrecognized tax benefit that, if recognized and realized, that would affect the effective tax rate is $10.5 million as of December 31, 2009.

During the fourth quarter of 2009, the Company completed an analysis on its ability to utilize net operating losses under Section 382 of the Internal Revenue Code.  The conclusion reached in the analysis was based on authority that did not meet recognition threshold as provided for in ASC 740.  This position relates to net operating losses that were incurred prior to September 19, 2008. The $9.6 million increase in the gross unrecognized tax benefit in 2009 has been recorded as a change to a prior year unrecognized tax benefit see under “additions for tax positions of prior year” in the Successor tabular presented above.

At December 31, 2009, it is reasonably likely that $1.3 million of the unrecognized tax benefits will reverse during the next twelve months. The reversal of uncertain tax benefits is primarily related to net operating losses that will be abandoned when the Company liquidates its Chinese subsidiary in 2010.

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax in multiple state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal income tax examinations for years before 2006; state and local income tax examinations before 2005; and foreign income tax examinations before 2006. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward, and make adjustments up to the amount of the net operating loss carry forward amount. The Company is not currently under Internal Revenue Service (“IRS”), state or local tax examination.

In connection with the pending liquidation of the Company’s Chinese subsidiary, the Chinese tax authorities completed a review of the historic income tax filings and accepted all our historic income tax filings

Note 8:   Employee Benefit Plans

The following information provided recognizes the changes in 2009 and 2008 periodic expenses and benefit obligations due to the bargaining agreement effective May 2, 2008 entered into by the Company with its collective bargaining unit employees.

Postretirement Medical Plan

The components of the net periodic benefit cost and other amounts recognized in other comprehensive income (loss) for the Company’s postretirement medical plan expense are as follows (in thousands, except percentages):

	Year Ended December 31, 2009	Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008
	(Successor)		(Predecessor)
Net periodic benefit cost
Service cost	$178	$46	$189
Interest cost	463	126	477
Expected return on plan assets	--	--	--
Amortization of transition obligation/(asset)	--	--	--
Amortization of prior service costs	--	--	(509)
Amortization of net (gain) or loss	57	--	--
Total net periodic benefit cost	$698	$172	$157
Other changes in plan assets and benefits obligations recognized in other comprehensive income
Prior service cost for the period	$--	$--	$(9,552)
Net (gain) or loss for the period	19	1,338	(19)
Amortization of transition obligation (asset)	--	--	--
Amortization of prior service costs	--	--	509
Amortization of net gain or (loss)	(57)	--	--
Total recognized in other comprehensive income	$(38)	$1,338	$(9,062)
Total recognized in net periodic benefit cost and other comprehensive income	$660	$1,510	$(8,905)
Weighted average assumptions used:
Discount rate	6.10%	7.00%	6.50%
Expected return on plan assets	N/A	N/A	N/A
Rate of compensation increases	N/A	N/A	N/A
Assumed health care cost trend rates:
Health care cost trend rate assumed for current year	9.00%	9.00%	9.00%
Ultimate rate	5.00%	5.00%	5.00%
Year the ultimate rate is reached	2015	2014	2014
Measurement date	December 31, 2009	December 31, 2008	September 18, 2008

Impact of one-percentage point change in assumed health care cost trend rates as of December 31, 2009:	Increase	Decrease
Effect on service cost and interest cost	$121	$(104)
Effect on postretirement benefit obligation	$1,340	$(1,083)

The components of the change in benefit obligation; change in plan assets and funded status for the Company’s postretirement medical plan are as follows (in thousands):

	Year Ended December 31, 2009	Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008
	(Successor)		(Predecessor)
Change in benefit obligation:
Benefit obligation at beginning of period	$7,688	$6,226	$15,271
Service cost	178	46	189
Interest cost	463	126	477
Benefits paid	(116)	(48)	(140)
Change in plan provisions	--	--	(9,552)
Actuarial loss (gain)	19	1,338	(19)
Benefit obligation end of period	$8,232	$7,688	$6,226
Change in plan assets:
Fair value of plan assets at beginning of period	$--	$--	$--
Actual return on plan assets	--	--	--
Employer contribution	116	48	140
Benefits paid	(116)	(48)	(140)
Fair value of plan assets at end of period	$--	$--	$--
Funded status	$(8,232)	$(7,688)	$(6,226)
Amounts recognized in statement of financial position:
Non-current assets	$--	$--	$--
Current liabilities	(199)	(180)	(113)
Non-current liabilities	(8,033)	(7,508)	(6,113)
Net amount recognized	$(8,232)	$(7,688)	$(6,226)
Weighted average assumptions used:
Discount rate	6.30%	6.10%	7.00%
Rate of compensation increases	N/A	N/A	N/A
Assumed health care cost trend rates:
Health care cost trend rate assumed for next year	10.00%	9.00%	8.00%
Ultimate rate	5.00%	5.00%	5.00%
Year the ultimate rate is reached	2017	2015	2014

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

Fiscal Year	Other Benefits ($)
2010	199
2011	224
2012	251
2013	275
2014	328
2015 – 2019	2,298

Pension Plan

The Company has a pension plan that provides for monthly pension payments to eligible employees upon retirement. The pension benefits are based on years of service and specified benefit amounts. The Company uses a December 31 measurement date. The Company makes quarterly contributions in accordance with the minimum actuarially determined amounts.

The components of the change in benefit obligation, the change in plan assets and funded status for the Company’s pension plan are as follows (in thousands):

	Year Ended December 31, 2009	Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008
	(Successor)		(Predecessor)
Net periodic benefit cost
Service cost	$306	$101	$472
Interest cost	679	203	454
Expected return on plan assets	(537)	(189)	(458)
Amortization of transition obligation/(asset)	--	--	--
Amortization of prior service costs	--	--	--
Amortization of net (gain) or loss	192	--	--
Total net periodic benefit cost	$640	$115	$468

Other changes in plan assets and benefits obligations recognized in other comprehensive income
Prior service cost for the period	$--	$--	$--
Net (gain) or loss for the period	(1,415)	2,804	432
Amortization of transition obligation (asset)	--	--	--
Amortization of prior service costs	--	--	--
Amortization of net gain or (loss)	(192)	--	--
Total recognized in other comprehensive income	$(1,607)	$2,804	$432
Total recognized in net periodic benefit cost and other comprehensive income	$(967)	$2,919	$900
Weighted average assumptions used:
Discount rate	6.20%	7.00%	6.40%
Expected return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increases	N/A	N/A	N/A
Estimated amounts that will be amortized from accumulated other comprehensive income in the next fiscal year ending:
Transition obligation (asset)	$--	$--	$--
Prior service cost	--	--	--
Net actuarial (gain) or loss	$--	$192	$--

 The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

	Year Ended December 31, 2009	Period from September 19, 2008 through December 31, 2008	Period from December 29, 2007 through September 18, 2008
	(Successor)		(Predecessor)
Change in benefit obligation:
Benefit obligation at beginning of period	$11,101	$9,961	$10,260
Service cost	306	101	472
Interest cost	679	203	454
Benefits paid	(241)	(47)	(118)
Change in plan provisions	--	--	--
Actuarial loss (gain)	94	883	(1,107)
Benefit obligation end of period	$11,939	$11,101	$9,961
Change in plan assets
Fair value of plan assets at beginning of period	$6,995	$8,560	$7,957
Actual return on plan assets	2,046	(1,732)	(1,080)
Employer contribution	453	214	1,801
Benefits paid	(241)	(47)	(118)
Fair value of plan assets at end of period	$9,253	$6,995	$8,560
Funded status	$(2,686)	$(4,106)	$(1,401)
Accumulated benefit obligation	$(11,939)	$(11,101)	$(9,961)
Amounts recognized in statement of financial position
Non-current assets	$--	$--	$--
Current liabilities	--	--	--
Non-current liabilities	(2,686)	(4,106)	(1,401)
Net amount recognized	$(2,686)	$(4,106)	$(1,401)
Weighted average assumptions used
Discount rate	6.20%	6.20%	7.00%
Expected return on plan assets	7.50%	7.50%	7.50%
Rate of compensation increases	N/A	N/A	N/A

The following benefit payments are expected to be paid in each of the next five fiscal years and in the aggregate for the five fiscal years thereafter (in thousands):

Fiscal Year	Other Benefits
2010	$366
2011	401
2012	454
2013	512
2014	585
2015 – 2019	$3,862

The Company has estimated the expected return on assets of the plan of 7.5% based on assumptions derived from, among other things, the historical return on assets of the plan, the current and expected investment allocation of assets held by the plan and the current and expected future rates of return in the debt and equity markets for investments held by the plan. The obligations under the plan could differ from the obligation currently recorded if management’s estimates are not consistent with actual investment performance.

The Company’s pension plan weighted average asset allocations at December 31, 2008 by asset category are as follows:

Asset Category:	December 31, 2009	Target allocation 2010
Equity securities	71%	65 – 75%
Debt securities	29%	25 – 35%
Real estate	0%	0%
Other	0%	0%
Total	100%	100%

The Company’s primary policy goals regarding plan assets are cost-effective diversification of plan assets, competitive returns on investment, and preservation of capital. Plan assets are currently invested in mutual funds with various debt and equity investment objectives. The target asset allocation for the plan assets is 25-35% debt, or fixed income securities, and 65-75% equity securities. Individual funds are evaluated periodically based on comparisons to benchmark indices and peer group funds and necessary investment decisions are made in accordance with the policy goals of the plan investments by management.

Note 9:   Stockholders’ Equity

Common Stock

Pursuant to the Merger with Tower, each share of the Company’s common stock not held by Tower, Merger Sub or the Company was automatically converted into and represents the right to receive 1.8 ordinary shares of Tower. Cash was paid in lieu of fractional shares. In connection with the Merger with Tower, the Company amended its Certificate of Incorporation to decrease the authorized shares of the Company’s common stock from 200 million shares to 100 shares.

The number of outstanding shares of Jazz’s common stock at December 31, 2009 was 100, all of which are owned by Tower.

Warrants

Pursuant to the Merger with Tower, all outstanding warrants to purchase the shares of the Company’s common stock, that were originally issued in 2006 and that were outstanding immediately prior to the effective date of the Merger were assumed by Tower and became exercisable for Tower ordinary shares. Each such warrant formerly exercisable  to purchase one share of the Company’s common stock became exercisable to purchase  1.8 Tower ordinary shares at an exercise price of $2.78 per Tower ordinary share, which is equal to the exercise price of $5.00 immediately prior to the effective date of the merger divided by the exchange ratio of 1.8. Fractional ordinary shares of Tower were rounded up to the nearest whole number.

Tower may redeem the warrants: (i) in whole and not in part; (ii) at a price of $0.01 per warrant; (iii) upon a minimum of 30 days prior written notice of redemption; and if and only if, the last sales price of Tower’s ordinary shares equals or exceeds $4.72 per share for any 20 trading days within a 30 trading day period ending three business days before Tower sends the notice of redemption.  Originally this threshold sales price was $8.50 per share of the Company’s common stock; $4.72 is equal to the original threshold for the sales price of the Company’s common stock divided by the exchange ratio of 1.8.

The number of outstanding warrants to purchase Tower's ordinary shares at December 31, 2009 was 59.5 million.

Stock Options

The Predecessor Company recorded $0.6 million and $0.5 million of compensation expense for the period ended September 18, 2008 and year ended December 28, 2007 relating to the issuance of non-statutory stock options to employees and non-employee members of the Board.

Pursuant to the Merger with Tower, options to purchase shares of the Company’s common stock that were outstanding immediately prior to the effective date of the Merger, whether vested or unvested, became exercisable or will become exercisable for Tower ordinary shares. The Company recorded $81 thousand of compensation expenses for the year ended December 31, 2009 for modifications of these existing options pursuant to the Merger.

On September 19, 2008, Tower awarded non-statutory stock options to employees of the Company to purchase 855,000 Tower’s ordinary shares. The stock option grants vest on the second anniversary from the date of grant. The exercise prices of the options awarded is $0.46 per share. The Company recorded $25 thousand of compensation expense for the period ended December 31, 2008 relating to this issuance of Tower’s non-qualified stock options to the Company’s employees.

During 2009, Tower awarded 2,690,000 non-qualified stock options to the Company employees that vest over a three year period from the date of grant. The weighted average exercise price was $0.29. The Company recorded $250 thousand of compensation expenses relating to options granted to employees, for the year ended December 31, 2009.

The following table summarizes stock option award activity for the periods ended December 31, 2009, December 31, 2008 and September 18, 2008:

	Number of options	Weighted average exercise price per option
(Successor)	(in thousands)
Outstanding at December 31, 2008	3,583	$1.12
Granted	2,690	0.29
Exercised	(3)	0.58
Cancelled or expired	(322)	1.05
Outstanding at December 31, 2009	5,948	0.76
Options exercisable at December 31, 2008	1,849	$1.44

	Number of options	Weighted average exercise price per option
(Successor)	(in thousands)
Outstanding at September 19, 2008	5,258	$1.56
Granted	855	0.46
Exercised	--	--
Cancelled or expired	(2,530)	1.81
Outstanding at December 31, 2008	3,583	1.12
Options exercisable at December 31, 2008	1,063	$1.55

	Number of Options	Weighted average exercise price per option
(Predecessor)	(in thousands)
Outstanding at December 31, 2006	--	$--
Granted	2,660	3.22
Exercised	--	--
Cancelled or expired	(99)	3.25
Outstanding at December 28, 2007	2,561	$3.22
Granted	604	1.09
Exercised	--	--
Cancelled or expired	(244)	2.92
Outstanding at September 18, 2008	2,921	$2.80

The aggregate pretax intrinsic value, weighted average remaining contractual life, and weighted average per share exercise price of options outstanding and of options exercisable as of December 31, 2009 were as follows:

Options Outstanding:

Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
($)	(In thousands)	($)	(In years)
0.29 – 0.95	4,358	0.39	7.29
1.40 – 1.88	1,590	1.77	7.38
	5,948	0.76	7.31

Options Exercisable:

Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
($)	(In thousands)	($)	(In years)
0.32 – 1.00	538	0.61	8.11
1.01 – 2.00	1,311	1.78	7.37
	1,849	1.44	7.59

Note 10:   Related Party Transactions:

	December 31, 2009	December 31, 2008
Due from related party (included in the accompanying balance sheets)	$25	$54
Due to related parties (included in the accompanying balance sheets)	$7,799	$1,593

Related party balances are with Tower and HHNEC and are mainly for purchases and payments on behalf of the other party, tools sale and service charges.

Note 11:  Segment and Geographic Information

ASC Topic 280 “Segment Reporting”, requires the determination of reportable business segments (i.e., the management approach). This approach requires that business segment information used by the chief operating decision maker to assess performance and manage company resources be the source for segment information disclosure. The Company operates in one business segment: the manufacturing and process design of semiconductor wafers.

Revenues are derived principally from customers located within the United States.

Long-lived assets consisting of property, plant and equipment and intangible assets are primarily located within the United States.

Note 12:  Commitments and Contingencies

Leases

The Company leases its fabrication facilities, land and headquarters from Conexant under non-cancelable operating leases through March 2017. The Company has the unilateral option to extend the terms of each of these leases for two consecutive five-year periods. The Company’s rental payments under these leases consist solely of its pro rata share of the expenses incurred by Conexant in the ownership of these buildings and applicable adjustments for increases in the consumer price index. These expenses include property taxes, building insurance, depreciation and common area maintenance and are included in operating expenses in the accompanying consolidated statements of operations. The Company is not permitted to sublease space that is subject to the leases with Conexant without Conexant’s prior approval. The Company also leases office and warehouse facilities from third parties. In connection with the acquisition of Jazz Semiconductor, the Company and Conexant executed amendments to the leases. Under the lease amendments, the Company’s headquarters may be relocated one time no earlier than 12 months from the completion of the acquisition of Jazz Semiconductor to another building within one mile of the Company’s current location at Conexant’s option and expense subject to certain conditions. The amount allocated to facilities leases represents the fair value of acquired leases calculated as the difference between market rates for similar facilities in the same geographical area and the rent the Company is estimated to pay over the life of the leases, discounted back over the life of the lease.

Aggregate rental expense under operating leases, including amounts paid to Conexant, was approximately, $2.4 million  for the year ended December 31, 2009 and $0.7 million and $2.0 million for the periods ended December 31, 2008 and September 18, 2008, respectively.

As of December 31, 2009, future minimum payments under operating leases are primarily due to Conexant and these costs have been estimated based on the actual costs incurred during 2009 and when applicable have been adjusted for increases in the consumer price index.

In January 2010, Conexant announced that it has agreed to sell the Company’s fabrication facilities, land and headquarters to City Ventures LLC, a residential and mixed-use developer of California urban real estate projects and that Conexant expects the sale to be completed by the end of March 2010. The Company expects no material impact of this sale on its operations and business.

Future minimum payments under non-cancelable operating leases are as follows:

	Payment Obligations by Year (in thousands)
	2010	2011	2012	2013	2014	Thereafter	Total
Operating leases	$2,300	$2,300	$2,300	$2,300	$2,300	$5,053	$16,553

Supply Agreement

The Company has a fifteen-year, guaranteed supply agreement for certain gases used in the Company’s manufacturing process that expires July 12, 2014. The agreement specifies minimum purchase commitments and contains a termination fee that is adjusted downward on each of the agreement’s anniversary dates. The initial minimum purchase commitment of approximately $1.0 million annually is adjusted based on supplemental gas purchases, wage increases for the labor portion of the minimum purchase commitment and price increases for supplemental product. If the Company were to terminate the supply agreement prior to July 12, 2014, the termination fee would be approximately $3.0 million.

Purchases under this agreement were approximately, $2.9 million for the year ended December 31, 2009 and $0.9 million and $2.2 million for the periods ended December 31, 2008 and September 18, 2008, respectively.

Environmental Matters

The Company’s operations are regulated under a number of federal, state and local environmental laws and regulations, which govern, among other things, the discharge of hazardous materials into the air and water as well as the handling, storage and disposal of such materials. Compliance with environmental law is a major consideration for all semiconductor manufacturers because hazardous materials are used in the manufacturing process. In addition, because the Company is a generator of hazardous waste, the Company, along with any other person with whom it arranges for the disposal of such waste, may be subject to potential financial exposure for costs associated with an investigation and remediation of sites at which it has arranged for the disposal of hazardous waste, if such sites become contaminated. This is true even if the Company fully complies with applicable environmental laws. In addition, it is possible that in the future, new or more stringent requirements could be imposed. Management believes it has materially complied with all material environmental laws and regulations. There have been no material claims asserted nor is management aware of any material unasserted claims for environmental matters.

Litigation and Claims

During 2008, an International Trade Commission (“ITC”) action was filed by Agere/LSI Corporation (“LSI”), which alleged infringement by 17 corporations of LSI’s patent no. 5227335. Following the initial filing, in October 2008, LSI amended the ITC complaint to add the Company, Tower and three other corporations as additional respondents. The case was tried before an administrative law judge (“Judge”) in July 2009. In September, 2009, the Judge ruled against LSI and in favor of the respondents, determining that the patent claims asserted by LSI are invalid. In November 2009, in response to a Petition for Review filed by LSI, the ITC determined that it would review the Judge’s determination on patent invalidity.   In March 2010 the ITC determined that there is no ITC violation and the LSI patent has been ruled to be invalid.

In connection with the Company’s aerospace and defense business, its facility security clearance and trusted foundry status, the Company and Tower are working with the Defense Security Service of the United States Department of Defense (“DSS”) to develop an appropriate structure to mitigate any concern of foreign ownership, control or influence over the operations of the Company specifically relating to protection of classified information and prevention of potential unauthorized access thereto. In order to safeguard classified information, it is expected that the DSS will require adoption of a Special Security Agreement (“SSA”). The SSA may include certain security related restrictions, including restrictions on the composition of the board of directors, the separation of certain employees and operations, as well as restrictions on disclosure of classified information to Tower. The provisions contained in the SSA may also limit the projected synergies and other benefits to be realized from the Merger. There is no assurance when, if at all, an SSA will be reached.

Indemnification

The Company has entered into contracts with customers in which the Company provides certain indemnification to the customer in the event of claims of patent or other intellectual property infringement resulting from the customer’s use of the Company’s intellectual property. The Company has not recorded a liability for potential obligations under these indemnification provisions and would not record such a liability unless the Company believed that the likelihood of a material obligation was probable and estimatable.

Note 13: Valuation Account

		Additions
	Balance at the beginning of the period	Charges related to purchase accounting (A)	Charged to costs and expenses	Deductions		Balance at the end of the period
Allowance for doubtful accounts receivable:
(Successor)
Year ended December 31, 2009	$852	$--	$714	$(689)	(B)	$877
Period from September 19, 2008 through December 31, 2008	$--	$974	$(314)	$192	(B)	$852
(Predecessor)
Period from December 29, 2007 through September 18, 2008	$793	$--	$315	$(134)	(B)	$974
Year ended December 28, 2007	$--	$967	$97	$(271)	(B)	$793

(A)	Allocation of purchase accounting to allowance accounts
(B)	Uncollectible accounts receivable written off, net of recoveries

JAZZ TECHNOLOGIES, INC.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
 Tower Semiconductor, Ltd.) and Subsidiaries

Consolidated Balance Sheets
 (in thousands)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,061	$28,622
Receivables: Trade receivables, net of allowance for doubtful accounts of $670 and $877 at June 30, 2010 and December 31, 2009, respectively	30,975	23,664
Due from related party	888	25
Inventories	13,262	11,828
Deferred tax asset	5,219	7,177
Prepaid expenses and other current assets	2,416	2,918
Total current assets	92,821	74,234

Property, plant and equipment, net	98,033	96,194
Investments	17,100	17,100
Intangible assets, net	50,711	53,029
Goodwill	7,000	7,000
Other assets	312	203
Total assets	$265,977	$247,760

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt from banks	$12,000	$7,000
Accounts payable	14,240	14,267
Due to related party	4,867	7,799
Accrued compensation and benefits	7,670	5,862
Deferred revenues	3,171	2,506
Accrued interest	4,939	577
Other current liabilities	9,070	6,003
Total current liabilities	55,957	44,014
Long term liabilities:
Long-term debt from banks	10,000	20,000
Convertible notes	113,722	110,971
Deferred tax liability	11,195	11,195
Accrued pension, retirement medical plan obligations and other long-term liabilities	11,991	11,734
Total liabilities	202,865	197,914
Stockholder’s equity:
Additional paid-in capital	50,070	50,070
Cumulative stock based compensation	732	427
Accumulated other comprehensive loss (*)	(1,298)	(1,344)
Retained earnings	13,608	693
Total stockholders’ equity	63,112	49,846
Total liabilities and stockholders’ equity	$265,977	$247,760

(*)	Accumulated other comprehensive loss includes mainly net changes between pension plan assets and employees benefit obligation, net of taxes. See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
 Tower Semiconductor, Ltd.) and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations
(In thousands)

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net revenues	$60,150	$31,092	$114,056	$60,271
Cost of revenues	35,808	24,142	69,780	51,797
Gross profit	24,342	6,950	44,276	8,474
Operating expenses:
Research and development	3,315	3,441	6,596	5,898
Selling, general and administrative	5,868	3,534	10,202	7,576
Amortization of intangible assets	197	196	394	393
Total operating expenses	9,380	7,171	17,192	13,867
Operating income (loss)	14,962	(221)	27,084	(5,393)
Financing expense and other income, net	(3,984)	(3,279)	(7,976)	(7,225)
Net income (loss) before income taxes	10,978	(3,500)	19,108	(12,618)
Income tax benefit (expense)	(3,534)	1,633	(6,193)	2,910
Net income (loss)	$7,444	$(1,867)	$12,915	$(9,708)

See accompanying notes.

Jazz Technologies, Inc. (A Wholly Owned Subsidiary of
 Tower Semiconductor, Ltd.) and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six months ended June 30, 2010	Six months ended June 30, 2009
Operating activities:
Net income (loss)	$12,915	$(9,708)
Adjustments to reconcile net (loss) income for the period to net cash provided by operating activities:
Depreciation and amortization of intangible assets	15,484	9,420
Convertible notes accretion and amortization of deferred financing costs	2,810	2,529
Other income	--	(650)
Stock based compensation expense	305	94
Changes in operating assets and liabilities:
Receivables	(7,311)	5,755
Inventories	(1,434)	2,812
Prepaid expenses and other current assets	902	1,325
Deferred tax assets	1,958	--
Accounts payable	(240)	(3,040)
Due to related party, net	(3,795)	459
Accrued compensation and benefits	1,808	(414)
Deferred Revenue	665	1,200
Accrued interest	4,362	(59)
Other current liabilities	3,067	2,021
Deferred tax liability	--	(2,916)
Accrued pension, retirement medical plan obligations and long-term liabilities	257	(465)
Net cash provided by operating activities	31,753	8,363
Investing activities:
Purchases of property and equipment	(15,560)	(6,114)
Purchases of intangible assets	(400)	(1,000)
Proceeds related to sale and disposal of property and equipment	600	--
Net cash used in investing activities	(15,360)	(7,114)
Financing activities:
Debt repayment	(5,000)	(350)
Net cash used in financing activities	(5,000)	(350)
Effect of foreign currency on cash	46	(106)
Net increase in cash and cash equivalents	11,439	793
Cash and cash equivalents at beginning of period	28,622	27,574
Cash and cash equivalents at end of period	$40,061	$28,367

Supplemental disclosure of interest and taxes paid and non-cash investing and financing activities:

Investments in property, plant and equipment	$2,381	$--
Interest paid	$878	$5,575
Tax paid	$2,913	$214

See accompanying notes.

Jazz Technologies, Inc.
Notes to Unaudited Condensed Consolidated Financial Statements
June 30, 2010

Note 1:   Organization

Unless specifically noted otherwise, as used throughout these notes to the unaudited condensed consolidated financial statements, “Jazz”, “Company” refers to the business of Jazz Technologies, Inc., and “Jazz Semiconductor” refers only to the business of Jazz Semiconductor, Inc. References to the “Company” for dates prior to September 19, 2008 mean the Predecessor which on September 19, 2008 was merged with a subsidiary of Tower Semiconductor Ltd., an Israeli company (“Tower”), and references to the “Company” for periods on or after September 19, 2008 are references to the Successor Tower subsidiary.

The Company

Jazz, formerly known as Acquicor Technology Inc., was incorporated in Delaware on August 12, 2005. The Company was formed to serve as a vehicle for the acquisition of one or more domestic and/or foreign operating businesses through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination.

The Company is based in Newport Beach, California and following the acquisition of Jazz Semiconductor, became an independent semiconductor foundry focused on specialty process technologies for the manufacture of analog intensive mixed-signal semiconductor devices. The Company’s specialty process technologies include advanced analog, radio frequency, high voltage, bipolar and silicon germanium bipolar complementary metal oxide (“SiGe”) semiconductor processes. The Company’s semiconductor devices are used in cellular phones, wireless local area networking devices, digital TVs, set-top boxes, gaming devices, switches, routers and broadband modems.

Note 2:   Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

We prepare our consolidated financial statements in accordance with SEC and U.S. generally accepted accounting principles (“US GAAP”) requirements and include all adjustments of a normal recurring nature that are necessary to fairly present our condensed consolidated results of operations, financial position, and cash flows for all periods presented. The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Interim period results are not necessarily indicative of full year results. This quarterly report should be read in conjunction with our most recent Annual Report on Form 10-K.

The condensed consolidated financial statements included herein are unaudited; however, they contain all normal recurring adjustments that, in the opinion of management, are necessary to present fairly the Company’s consolidated financial position at June 30, 2010 and December 31, 2009, and the consolidated results of its operations and cash flows for the three months and six months ended June 30, 2010 and 2009. All intercompany accounts and transactions have been eliminated. Certain amounts have been reclassified in order to conform to 2010 presentation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ materially from those estimates.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value due to their short maturities.

Comprehensive Loss

	Six months ended June 30, 2010	Six months ended June 30, 2009
	(In thousands)
Net income (loss)	$12,915	$(9,708)
Foreign currency translation adjustment	46	(106)
Comprehensive income (loss)	$12,961	$(9,814)

Concentrations

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history, age of the balance and the customer’s current credit worthiness, as determined by a review of the customer’s current credit information. The Company monitors collections and payments from its customers and maintains an allowance for doubtful accounts based upon historical experience and any specific customer collection issues that have been identified. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. Customer receivables are generally unsecured.

Accounts receivable from significant customers representing 10% or more of the net accounts receivable balance as of June 30, 2010 and December 31, 2009 consists of the following customers:

	June 30, 2010	December 31, 2009
R F Micro Devices	31%	35%
Skyworks	15%	14%

Net revenues from significant customers representing 10% or more of net revenues consist of the following:

	Three months ended		Six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
R F Micro Devices	28%	17%	31%	21%
Skyworks	14%	14%	14%	15%

As a result of the Company’s concentration of its customer base, loss or cancellation of business from, or significant changes in scheduled deliveries of products sold to these customers or a change in their financial position could materially and adversely affect the Company’s consolidated financial position, results of operations and cash flows.

The Company operates a single manufacturing facility located in Newport Beach, California. A major interruption in the manufacturing operations at this facility would have a material adverse affect on the consolidated financial position and results of operations of the Company.

Initial Adoption of New Standards

ASU 2009-5 - Fair Value Measurement and Disclosures of Liabilities

Effective January 1, 2010, the Company adopted FASB Accounting Standards Update No. 2009-05 (“ASU”), Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value, which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities.  This update provides clarification that in circumstances that  liabilities are measured at fair value, in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1). A valuation technique that uses the quoted price of the identical or similar liability or identical or similar liability when traded as an asset (which would be considered Level 1 fair value measurement); or  (2) An other valuation technique that is consistent with the principles of topic 820. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include an adjustment to the fair value due to the restriction that prevents the transfer of the liability. The adoption of this update did not impact the Company’s consolidated financial position, results of operations or cash flows.

ASU 2010-6 - Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures”, that requires reporting entities to make new disclosures about recurring or nonrecurring fair-value measurements including significant transfers into and out of Level 1 and Level 2 fair-value measurements and information on purchases, sales, issuances, and settlements on a gross basis in the reconciliation of Level 3 fair-value measurements. The FASB also clarified existing fair-value measurement disclosure guidance about the level of disaggregation, inputs, and valuation techniques. The new and revised disclosures are required to be implemented in interim or annual periods beginning after December 15, 2009, except for the gross presentation of the Level 3 rollforward, which is required for annual reporting periods beginning after December 15, 2010. The adoption of this standard did not have any effect on the Company’s financial position and results of operations.

ASU 2010-17- Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition (A consensus of the FASB Emerging Issues Task Force)

In April 2010, the FASB issued Revenue Recognition-Milestone Method (Topic 605): Milestone Method of Revenue Recognition (A consensus of the FASB Emerging Issues Task Force). The amendments in this update provide guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive as defined in the ASU.

A vendor’s decision to use the milestone method of revenue recognition for transactions within the scope of the amendments in this update is a policy election. Other proportional revenue recognition methods also may be applied as long as the application of those other methods does not result in the recognition of consideration in its entirety in the period the milestone is achieved.

The update is effective on a prospective basis for milestones achieved in fiscal years, and interim periods within those years, beginning on or after June 15, 2010. The adoption of this update did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Standards

ASU 2009-13- Multiple Deliverable Revenue Arrangements

In October 2009, the FASB issued ASU 2009-13, “Multiple Deliverable Revenue Arrangements a consensus of EITF” (formerly topic 08-1) an amendment to ASC 605-25. The update provides amendments to the criteria in Subtopic 605-25 for separating consideration in multiple-deliverable arrangements. The amendments in this update establish a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. The amendments in this update will also replace the term “fair value” in the revenue allocation guidance with the term “selling price” in order to clarify that the allocation of revenue is based on entity-specific assumptions rather than assumptions of a marketplace participant.

The amendments will also eliminate the residual method of allocation and require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. The relative selling price method allocates any discount in the arrangement proportionally to each deliverable on the basis of each deliverable's selling price.

The update is effective for revenue arrangements entered into or modified in fiscal year beginning on or after June 15, 2010 with earlier adoption permitted. The adoption of this update is not expected to have a material impact on the Company’s consolidated financial statements.

ASU 2010 - 13 - Compensation-Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades

In April 2010, the FASB issued this ASU to clarify the classification of an employee share-based payment award with an exercise price denominated in the currency of a market in which the underlying equity security trades.

This update provides amendments to Topic 718 to clarify that also an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should also be classified as an equity award. The update is effective for periods beginning after December 15, 2010. The adoption of this update is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Note 3:   Other Balance Sheet Details

Inventories

Inventories, net of reserves, consist of the following at June 30, 2010 and December 31, 2009 (in thousands):

	June 30, 2010	December 31, 2009
Raw material	$1,786	$1,879
Work in process	9,999	7,739
Finished goods	1,477	2,210
	$13,262	$11,828

Property, Plant and Equipment

Property, plant and equipment consist of the following at June 30, 2010 and December 31, 2009 (in thousands):

	Useful life (In years)	June 30, 2010	December 31, 2009
Building improvements	10-12	$24,230	$24,230
Machinery and equipment	7	102,446	91,107
Furniture and equipment	5-7	2,203	2,203
Computer software	3	850	850
		129,729	118,390
Accumulated depreciation		(31,696)	(22,196)
		$98,033	$96,194

Intangible Assets

Intangible assets consist of the following at June 30, 2010 (in thousands):

	Weighted Average Life (years)	Cost	Accumulated Amortization	Net
Technology	4;9	$2,300	$414	$1,886
Patents and other core technology rights	9	15,100	2,997	12,103
In-process research and development	--	1,800	1,800	--
Customer relationships	15	2,600	310	2,290
Trade name	9	5,200	1,032	4,168
Facilities lease	19	33,500	3,236	30,264
Total identifiable intangible assets	14	$60,500	$9,789	$50,711

Intangible assets consist of the following at December 31, 2009 (in thousands):

	Weighted Average Life (years)	Cost	Accumulated Amortization	Net
Technology	4;9	$2,300	$217	$2,083
Patents and other core technology rights	9	15,100	2,159	12,941
In-process research and development	--	1,800	1,800	--
Customer relationships	15	2,600	222	2,378
Trade name	9	5,200	744	4,456
Facilities lease	19	33,500	2,329	31,171
Total identifiable intangible assets	14	$60,500	$7,471	$53,029

The Company expects future amortization expense to be as follows (in thousands):

	Charge to cost of revenues	Charge to operating expenses	Total
Fiscal year ends:
Remainder of 2010	$1,938	$394	$2,332
2011	3,846	788	4,634
2012	3,846	788	4,634
2013	3,814	788	4,602
2014	3,596	788	4,384
Thereafter	26,607	3,518	30,125
Total expected future amortization expense	$43,647	$7,064	$50,711

The amortization related to technology, patents, other core technologies, and the facilities’ lease is charged to cost of revenues. The amortization related to customer relationships and trade name is charged to operating expenses.

Note 4:   Credit Facility

On June 29, 2010, the Company entered into a Fourth Amendment to the Second Amended and Restated Loan and Security Agreement dated as of September 19, 2008 (the “Wachovia Loan Agreement”), among Jazz as parent guarantor, Wachovia Capital Markets, LLC, as lead arranger, bookrunner and syndication agent, and Wachovia Capital Finance Corporation (Western), as administrative agent (“Wachovia”), and Jazz Semiconductor, Inc. and Newport Fab, LLC, as borrowers.  Pursuant to the terms of the Fourth Amendment to Wachovia Loan Agreement, the maturity date of the revolving credit facility is extended to September 19, 2014, and available credit under the facility is an amount up to $45 million. The borrowing availability varies according to the levels of the borrowers’ accounts receivable, eligible equipment and other terms and conditions described in the Wachovia Loan Agreement. Loans under the facility will bear interest at a rate equal to, at borrowers’ option, either the lender’s prime rate plus a margin ranging from 0.50% to 1.0% or the LIBOR rate (as defined in the Wachovia Loan Agreement) plus a margin ranging from 2.25% to 2.75% per annum.

Borrowing availability under the facility as of June 30, 2010, was $11.3 million. Outstanding borrowings were $22 million and $1.8 million of the facility supporting outstanding letters of credits on that date. The Company considers borrowings of $ 10.0 million to be long-term debt as of June 30, 2010. As of June 30, 2010, the Company was in compliance with all the covenants under this facility.

Note 5:   Notes

On July 9, 2010, the Company, together with its domestic subsidiaries and its parent, Tower Semiconductor Ltd. (“Tower”), entered into an exchange agreement (the “Exchange Agreement”) with certain note holders (the “Participating Holders”) holding approximately $79.6 million principal amount of the Company’s outstanding 8% convertible notes due December 2011 (the “Old Notes”). Under the Exchange Agreement, the Participating Holders exchanged their Old Notes for newly-issued 8% non-convertible notes of the Company due June 2015 (the “New Notes”) with an exchange ratio of 1.175 New Notes for each 1.000 Old Notes. In addition, the participants received warrants to purchase approximately 25.3 million ordinary shares of Tower (the “Tower Warrants”).  On July 15, 2010, the transactions contemplated by the Exchange Agreement were consummated, resulting in the issuance of the New Notes and Tower Warrants in exchange for the Old Notes in accordance with the terms of the Exchange Agreement.

Interest on the unpaid principal amount of the New Notes accrues from the closing date at a rate of 8% per annum.

Interest is payable semiannually on June 30 and December 31 of each year commencing on December 31, 2010. The New Notes are scheduled to mature on June 30, 2015, at which time principal and any accrued and unpaid interest will become due and payable.

The New Notes are governed by an indenture (the “Indenture”) among the Company, its domestic subsidiaries as guarantors and U.S. Bank National Association, a national banking association, as trustee. The New Notes constitute unsecured obligations of the Company, rank on parity in right of payment with all other indebtedness of the Company including the Old Notes, and are effectively subordinated to all secured indebtedness of the Company to the extent of the value of the collateral securing such indebtedness. The New Notes shall rank senior to all future indebtedness of the Company to the extent the future indebtedness is expressly subordinated to the New Notes. The New Notes are jointly and severally guaranteed on a senior unsecured basis by the Company’s domestic subsidiaries. The Company’s obligations under the Old Notes and New Notes are not guaranteed by Tower.

Beginning July 1, 2013, the Company may redeem some or all of the New Notes for cash at a redemption price equal to par plus accrued and unpaid interest plus a redemption premium equal to 4% if redemption occurs prior to July 1, 2014 and 2% if redemption occurs between July 1, 2014 and maturity.

The Indenture contains certain covenants including covenants restricting the Company’s ability and the ability of its subsidiaries to, among other things, incur additional debt, incur additional liens, make specified payments and make certain asset sales.

Holders of the New Notes are entitled, subject to certain conditions and restrictions, to require the Company to repurchase the New Notes at par plus accrued interest and a 1% redemption premium in the event of certain change of control transactions.

 If there is an event of default on the New Notes, all of the New Notes may become immediately due and payable, subject to certain conditions set forth in the Indenture. An event of default under the Indenture will occur if the Company (or in some cases certain of its subsidiaries) (i) is delinquent in making certain payments under the New Notes, (ii) engages in a merger, consolidation or sale of substantially all of the Company’s assets, except as permitted by the Indenture, (iii) fails to deliver certain required notices under the New Notes, (iv) fails, following notice, to cure a breach of any other default under the New Notes or Indenture, (v) incurs certain events of default with respect to other indebtedness, (vi) is subject to certain bankruptcy proceedings or orders or (vii) fails to pay certain judgments.  An event of default will also occur upon the occurrence of certain events relating to the guarantees of the New Notes.

If certain governmental approvals required for the issuance of shares issuable upon exercise of the Tower Warrants are not obtained within 60 days after closing, the New Notes will accrue additional interest at an annual rate of 2% for the next 120 days and 4.5% thereafter, until such approvals are obtained or an opinion of counsel that such approvals are not required is provided to the trustee.  If such approvals or opinion of counsel are not obtained by the one-year anniversary of the issue date, the additional interest will continue to accrue on the New Notes through maturity.

The Company has entered into a Registration Rights Agreement with the Participating Holders pursuant to which the Company agreed to use commercially reasonable efforts to file and cause to be declared effective a registration statement under the Securities Act of 1933 (as amended, the “Securities Act”) covering an offer to the holders of the New Notes to exchange the New Notes for newly-issued notes of the Company on terms identical to the New Notes (except that such newly-issued notes will not be subject to restrictions on transfer).  If the offer is not completed within 180 days of the closing date, the annual interest rate applicable to the New Notes will increase by 1% for so long as the failure continues or until such earlier date as the New Notes become freely tradable under the Securities Act.

As of the date of this report, approximately $43.7 million in aggregate principal amount of Old Notes are outstanding. The Old Notes are convertible into Tower ordinary shares at a price of $4.07 per share, subject to adjustment as set forth in the indenture for the Old Notes.

Note 6:    Income Taxes

The Company’s effective tax rate for the six months ended June 30, 2010 differs from the statutory rate primarily due to the federal Domestic Production Activities Deduction.

At June 30, 2010, it is reasonably likely that $1.3 million of the unrecognized tax benefits will reverse during the next twelve months. The reversal of uncertain tax benefits is primarily related to net operating losses that will be abandoned if the Company liquidates its Chinese subsidiary in 2010.

 Note 7:   Employee Benefit Plans

The pension and other post retirement benefit plans expenses for the three and six months ended June 30, 2010 were $0.2 million and $0.5 million, respectively. The amounts for the pension and other post retirement benefit plans expenses for the three and six months ended June 30, 2009 were $0.3 million and $0.7 million, respectively. As of June 30, 2010 the Company does not have sufficient information to estimate the effect of recent announced health reform, if any.

Note 8:   Employee Stock Option Expense

During the six months ended June 30, 2010, Tower awarded 244,500 non-qualified stock options exercisable to Tower ordinary shares to Company employees that vest over a three year period from the date of grant. The weighted average exercise price was $1.30. The Company recorded $141,883 and $305,296 of compensation expenses relating to options granted to employees, for the three and six months ended June 30, 2010. The Company recorded $41,712 and $94,420 of compensation expenses relating to employees options, during the corresponding periods in 2009.

Note 9:    Related Party Transactions

	As of June 30, 2010	As of December 31, 2009
Due from related party (included in the accompanying balance sheets)	$888	$25
Due to related party (included in the accompanying balance sheets)	$4,867	$7,799

Related party balances are with Tower and HHNEC and are mainly for purchases and payments on behalf of the other party, tools sale and service charges.

Note 10:  Litigation

During 2008, an International Trade Commission (“ITC”) action was filed by Agere/LSI Corporation (“LSI”), which alleged infringement by 17 corporations of LSI’s patent no. 5,227,335. Following the initial filing, in October 2008, LSI amended the ITC complaint to add the Company, Tower and three other corporations as additional respondents. In September, 2009, the administrative law judge ruled against LSI and in favor of the respondents, determining that the patent claims asserted by LSI are invalid. In November 2009, in response to a Petition for Review filed by LSI, the ITC determined that it would review the Judge’s determination on patent invalidity. In March 2010, the full ITC commission determined that there is no ITC violation, found the LSI patent claims to be invalid, and terminated the ITC investigation. The Company does not know whether any further legal proceedings will be pursued by LSI and cannot predict the outcome thereof.

In connection with the Company’s aerospace and defense business, its facility security clearance and trusted foundry status, the Company and Tower are working with the Defense Security Service of the United States Department of Defense (“DSS”) to develop an appropriate structure to mitigate any concern of foreign ownership, control or influence over the operations of the Company specifically relating to protection of classified information and prevention of potential unauthorized access thereto. In order to safeguard classified information, it is expected that the DSS will require adoption of a Special Security Agreement (“SSA”). The SSA may include certain security related restrictions, including restrictions on the composition of the board of directors, the separation of certain employees and operations, as well as restrictions on disclosure of classified information to Tower. The provisions contained in the SSA may also limit the projected synergies and other benefits to be realized from the merger of Tower and Jazz. There is no assurance when, if at all, an SSA will be reached.

Note 11:  Leases

The Company leases the use of its fabrication facilities from Conexant under non-cancellable operating leases that expire March 12, 2017 and has the unilateral option to extend the terms of each of these leases for two consecutive five-year periods ending in 2027. Under the leases, as amended, the Company’s headquarters offices may be relocated once to another building within one mile of its current location, at Conexant’s option and expense, subject to certain conditions. In January 2010, Conexant announced that it had agreed, subject to closing conditions, to sell the Company’s fabrication facilities, land and headquarters to a residential and mixed-use developer of California urban real estate projects. In March 2010, it was announced that the agreement for the proposed sale by Conexant had been terminated.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the Delaware General Corporation Law (the DGCL) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation (to include any service as a director, officer, or employee or agent of the corporation which imposes duties on, or involves services by such individual with respect to an employee benefit plan, its participants or beneficiaries) as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (which includes employee benefit plans) (an agent), against expenses (including attorneys’ fees), judgments, fines (to include any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation (which includes if such person acted in good faith and in a manner he/she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan) and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the corporation.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted as an agent of the corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides, among other things, that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled.

Indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 of the DGCL also empowers the corporation to purchase and maintain insurance on behalf of an agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, as more fully described and qualified below, the Company shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the Company or by reason of the fact that such person, at the request of the Company, is or was serving any other Company, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity.

The Company shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of the Amended and Restated Bylaws. A director’s entitlement to indemnification under the Amended and Restated Bylaws includes his or her capacity both as a member of the Board or Directors and as a member of any committee, including the audit committee, of the Board of Directors.

The Company shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person as the Board of Directors shall determine.

The Company shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, member of a committee of the Board of Directors or officer, of the Company, or is or was serving at the request of the Company as a director or officer of another Company, limited liability company, partnership, joint venture, trust or other enterprise, or as a member or manager of a limited liability company, as a partner of a partnership or as a trustee of a trust, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer  in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under the Amended and Restated Bylaws or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to the Amended and Restated Bylaws, no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under the Amended and Restated Bylaws shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Company and the director or officer. Any right to indemnification or advances granted by the Amended and Restated Bylaws to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Company shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Company to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Company (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the Company) for advances, the Company shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under the Amended and Restated Bylaws or otherwise shall be on the Company.

The rights conferred on any person by the Amended and Restated Bylaws shall not be exclusive of any other right which such person may have or in the future acquire under any applicable statute, provision of the Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

The rights conferred on any person by the Amended and Restated Bylaws shall continue as to a person who has ceased to be a director officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

To the fullest extent permitted by the DGCL or any other applicable law, the Company, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to the Amended and Restated Bylaws.

Item 21.  Exhibits and Financial Statement Schedules.

(a)  Exhibits.

4.1
Indenture dated July 15, 2010 by and among Jazz Technologies, Jazz Semiconductor, Inc., Newport Fab, LLC and U.S. Bank National Association (incorporated by reference to Exhibit 4.15 to the Jazz Technologies, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

4.2
Registration Rights Agreement dated July 15, 2010 by and among Jazz Technologies, Jazz Semiconductor, Inc., Newport Fab, LLC and holders of the Registrant’s 8% Senior Notes due 2015 (incorporated by reference to Exhibit 4.16 to the Jazz Technologies, Inc. Quarterly Report on Form 10-Q for the quarter ended June 30, 2010).

5.1           Opinion of Eilenberg & Krause LLP.

12.1         Computation of Ratio of Earnings to Fixed Charges.

23.1         Consent of Brightman Almagor Zohar & Co.

23.2         Consent of Ernst & Young LLP.

23.3         Consent of Eilenberg & Krause LLP (included in Exhibit 5.1).

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee with respect to Exhibit 4.1.

99.1	Form of Letter of Transmittal (to be filed by amendment).

99.2	Form of Letter to DTC Participants (to be filed by amendment).

99.3	Form of Letter to Clients (to be filed by amendment).

99.4	Form of Instructions to DTC Participant from Beneficial Owner (to be filed by amendment).

99.5	Form of Exchange Agent Agreement (to be filed by amendment).

(b)  Financial Statement Schedules.

Included in the prospectus contained herein.

Item 22.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

 (C) Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, state of California, on October 20, 2010.

JAZZ TECHNOLOGIES, INC.

By:	/s/ Rafi Mor
Rafi Mor, Principal Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Susanna H. Bennett and Rafi Mor, and each of them severally, his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, any or all amendments (including pre-effective or post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Rafi Mor Rafi Mor /s/ Susanna H. Bennett Susanna H. Bennett /s/ Russell C. Ellwanger Russell C. Ellwanger	Principal Executive Officer and Director (principal executive officer) Chief Financial Officer (principal financial and accounting officer) Chairman of the Board	October 20, 2010 October 20, 2010 October 20, 2010